UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HOMETOWN BANKSHARES CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PROPOSED MERGER – YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

The boards of directors of American National Bankshares Inc. and HomeTown Bankshares Corporation have approved a strategic merger in which HomeTown will merge with and into American National. After the merger, American National is expected to have approximately $2.4 billion in assets, $2.0 billion in deposits and $1.8 billion in gross loans with offices throughout southwest and south central Virginia and north central North Carolina. We are sending you this document to ask you, as an American National and/or HomeTown shareholder, to approve the merger.

In the merger, each share of HomeTown common stock will be converted into the right to receive 0.4150 shares of American National common stock. Although the number of shares of American National common stock that HomeTown shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of American National common stock and will not be known at the time the American National and HomeTown shareholders vote on the merger. Based on the closing sale price for American National common stock on the Nasdaq Global Select Market on October 1, 2018 ($39.11), the last trading day before public announcement of the merger, the 0.4150 exchange ratio represented approximately $16.23 in value for each share of HomeTown common stock. The most recent reported closing sale price for American National common stock on February 5, 2019 was $33.32. The most recent reported closing sale price for HomeTown common stock on February 5, 2019 was $13.45. Based on the 0.4150 exchange ratio and the number of shares of HomeTown common stock outstanding and reserved for issuance under various stock incentive plans and agreements, the maximum number of shares of American National common stock offered by American National and issuable in the merger is 2,455,855. We urge you to obtain current market quotations for American National (trading symbol “AMNB”) and HomeTown (trading symbol “HMTA”).

Your vote is very important. We are holding special meetings of our respective shareholders to obtain approval of the merger agreement and related plan of merger and related matters as described in the attached joint proxy statement/prospectus. Approval of the merger agreement and related plan of merger requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of American National common stock, and the affirmative vote of the holders of a majority of the outstanding shares of HomeTown common stock.

Whether or not you plan to attend the American National or HomeTown special meeting, it is important that your shares be represented at the meeting and your vote recorded. Please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone using the instructions given on the proxy card. Even if you return the proxy card, you may attend the special meeting and vote your shares in person.

The boards of directors of American National and HomeTown unanimously recommend that you vote “FOR” approval of the merger agreement and the related plan of merger and “FOR” the other matters to be considered at each special meeting.

This joint proxy statement/prospectus describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read this joint proxy statement/prospectus, including the information in the “Risk Factors” section beginning on page 26. You can also obtain information about American National and HomeTown from documents that each company has filed with the Securities and Exchange Commission.

Thank you for your support.

Jeffrey V. Haley President and Chief Executive Officer American National Bankshares Inc.	Susan K. Still President and Chief Executive Officer HomeTown Bankshares Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either American National or HomeTown, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated February [●], 2019 and is first being mailed to shareholders of American National and HomeTown on or about February [●], 2019.

AMERICAN NATIONAL BANKSHARES INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on March 19, 2019

A special meeting of shareholders of American National Bankshares Inc. (“American National”) will be held at The Wednesday Club, located at 1002 Main Street, Danville, Virginia, at 9:00 a.m. local time, on Tuesday, March 19, 2019 for the following purposes:

1.

To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of October 1, 2018, between American National and HomeTown Bankshares Corporation (“HomeTown”), including the related Plan of Merger (together, the “merger agreement”), pursuant to which HomeTown will merge with and into American National, as more fully described in the accompanying joint proxy statement/prospectus (the “American National merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.

To consider and vote on a proposal to adjourn the meeting to a later date, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the American National merger proposal (the “American National adjournment proposal”).

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All holders of record of American National common stock at the close of business on January 31, 2019, are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors,

William W. Traynham

Secretary

February 7, 2019

The American National board of directors unanimously recommends that you vote “FOR” the American National merger proposal and “FOR” the American National adjournment proposal.

Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If you attend the meeting in person, you may withdraw your proxy card and vote your shares in person.

HOMETOWN BANKSHARES CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on March 19, 2019

A special meeting of shareholders of HomeTown Bankshares Corporation (“HomeTown”) will be held at Fitzpatrick Hall of The Jefferson Center, located at 541 Luck Avenue, S.W., Roanoke, Virginia, at 2:00 p.m. local time, on Tuesday, March 19, 2019 for the following purposes:

1.

To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of October 1, 2018, between American National Bankshares Inc. (“American National”) and HomeTown, including the related Plan of Merger (together, the “merger agreement”), pursuant to which HomeTown will merge with and into American National, as more fully described in the accompanying joint proxy statement/prospectus (the “HomeTown merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.

2.

To consider and vote on a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to HomeTown’s named executive officers in connection with the merger (the “compensation proposal”).

3.

To consider and vote on a proposal to adjourn the meeting to a later date, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the HomeTown merger proposal (the “HomeTown adjournment proposal”).

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All holders of record of HomeTown common stock at the close of business on January 31, 2019, are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors,

George B. Cartledge

Chairman

February 7, 2019

The HomeTown board of directors unanimously recommends that you vote “FOR” the HomeTown merger proposal, “FOR” the compensation proposal and “FOR” the HomeTown adjournment proposal.

Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the special meeting. You may also vote via the Internet or telephone by following the instructions on the proxy card. If you attend the meeting in person, you may withdraw your proxy card and vote your shares in person.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about American National and HomeTown from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference, see “Where You Can Find More Information” beginning on page 103. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus through the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, through the website of American National at http://www.amnb.com and the website of HomeTown at http://www.hometownbank.com or by requesting them in writing or by telephone at the contact information set forth below:

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

Telephone: (434) 792-5111

Attention: William W. Traynham, Executive

Vice President and Chief Financial Officer

Regan & Associates, Inc.

505 Eighth Avenue – Suite 800

New York, New York 10018

Attention: Artie Regan

Telephone: (800) 737-3426

HomeTown Bankshares Corporation

202 S. Jefferson Street

Roanoke, Virginia 24002

Telephone: (540) 345-6000

Attention: Susan K. Still, President and

Chief Executive Officer

Regan & Associates, Inc.

505 Eighth Avenue – Suite 800

New York, New York 10018

Attention: Artie Regan

Telephone: (800) 737-3426

Information contained on the websites of American National or HomeTown, or any subsidiary of American National or HomeTown, does not constitute part of this joint proxy statement/prospectus and is not incorporated into other filings that American National or HomeTown makes with the SEC.

To receive timely delivery of the documents in advance of the special meetings, please make your request no later than March 12, 2019.

In this joint proxy statement/prospectus, American National Bankshares Inc. is referred to as “American National” and HomeTown Bankshares Corporation is referred to as “HomeTown.” The merger of HomeTown with and into American National is referred to as the “merger,” and the Agreement and Plan of Reorganization, dated as of October 1, 2018, between American National and HomeTown, including the related Plan of Merger to be filed with the State Corporation Commission of the Commonwealth of Virginia (along with the articles of merger), is referred to as the “merger agreement,” a copy of which is attached as Appendix A to this joint proxy statement/prospectus. American National’s proposal to approve the merger agreement is referred to as the “American National merger proposal.” American National’s proposal to adjourn its special meeting to a later date, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the American National merger proposal is referred to as the “American National adjournment proposal.” HomeTown’s proposal to approve the merger agreement is referred to as the “HomeTown merger proposal.” HomeTown’s proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to HomeTown’s named executive officers in connection with the merger is referred to as the “compensation proposal.” HomeTown’s proposal to adjourn its special meeting to a later date, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the HomeTown merger proposal is referred to as the “HomeTown adjournment proposal.” The special meeting of shareholders of American National and the special meeting of shareholders of HomeTown are sometimes referred to collectively as the “special meetings.”

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the special meetings and the merger. They may not include all of the information that is important to American National and HomeTown shareholders. We urge shareholders to read carefully this joint proxy statement/prospectus, including the appendices and the other documents referred to herein.

Q:	What is the merger?

A:

American National and HomeTown have entered into the merger agreement whereby HomeTown will merge with and into American National, with American National being the surviving corporation. As a result of the merger, HomeTown shareholders will receive American National common stock in exchange for their HomeTown common stock. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

We currently expect to complete the merger early in the second quarter of 2019. If the merger is completed, it is expected that HomeTown Bank, HomeTown’s wholly-owned bank subsidiary, will merge with and into American National Bank and Trust Company (“American National Bank”), American National’s wholly-owned bank subsidiary, also early in the second quarter of 2019 (referred to sometimes as the “subsidiary bank merger”).

Q:	What will HomeTown shareholders receive in the merger?

A:

In the proposed merger, holders of HomeTown’s common stock will receive 0.4150 shares of common stock of American National for each of their shares of HomeTown common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. American National shareholders will continue to own their existing shares, which will not be affected by the merger.

Q:	Why am I receiving these materials?

A:

American National and HomeTown are each holding a special meeting of shareholders to vote on the proposals necessary to complete the merger. We are sending you these materials to solicit your proxy and help you decide how to vote your shares of American National common stock and HomeTown common stock at the special meetings. American National and HomeTown shareholders will be asked in separate proposals to approve the American National merger proposal and the HomeTown merger proposal, respectively. HomeTown shareholders also will be asked to approve, in a non-binding advisory vote, the compensation proposal.

Q:	What do I need to do now to vote my shares?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the American National or HomeTown special meeting, as applicable. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	How do I vote?

A:	By mail. You may vote before the American National or HomeTown special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By the Internet or Telephone. If you are a record holder of American National common stock, you can also appoint the proxies to vote your shares for you by going to the Internet website (www.investorvote.com/AMNB) or by calling (800) 652-8683. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 1:00 a.m. Eastern Time on March 19, 2019, which is the day of the American National special meeting.

If you are a record holder of HomeTown common stock, you can also appoint the proxies to vote your shares for you by going to the Internet website (www.proxyvote.com) or by calling (800) 690-6903. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 11:59 p.m. Eastern Time on March 18, 2019, which is the day before the HomeTown special meeting.

In Person. You may also cast your vote in person at the respective company’s special meeting. See below for the date, time and place of the American National and HomeTown special meetings. If your shares are held in “street name,” through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote in person at the special meetings will need to present a proxy from the entity that holds the shares.

Q:	If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:

No. Your broker or other nominee does not have authority to vote on the proposals described in this joint proxy statement/prospectus if you do not provide instructions to it on how to vote. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. Please note that you may not vote shares held in “street name” by returning a proxy card directly to American National or HomeTown or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

We urge you to follow the directions your broker or other nominee provides.

Q:	When and where is the American National special meeting of shareholders?

A:	The special meeting of American National shareholders will be held at 9:00 a.m. local time, on Tuesday, March 19, 2019 at The Wednesday Club, located at 1002 Main Street, Danville, Virginia.

Q:	When and where is the HomeTown special meeting of shareholders?

A:

The special meeting of HomeTown shareholders will be held at 2:00 p.m. local time, on Tuesday, March 19, 2019 at Fitzpatrick Hall of The Jefferson Center, located at 541 Luck Avenue, S.W., Roanoke, Virginia.

Q:	What vote is required to approve each proposal at the American National special meeting?

A:	The American National merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of American National common stock entitled to vote on the proposal.

The American National adjournment proposal requires the affirmative vote of at least a majority of the shares voted on the proposal, whether or not a quorum is present.

Q:	What vote is required to approve each proposal at the HomeTown special meeting?

A:	The HomeTown merger proposal requires the affirmative vote of a majority of the outstanding shares of HomeTown common stock entitled to vote on the proposal.

The compensation proposal, to be obtained on a non-binding, advisory basis only, requires the affirmative vote of at least a majority of the shares voted on the proposal.

The HomeTown adjournment proposal requires the affirmative vote of at least a majority of the shares voted on the proposal, whether or not a quorum is present.

Q:	What if I do not vote on the matters relating to the merger?

A:

If you are an American National shareholder. With respect to the American National merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against the American National merger proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the American National merger proposal. If you are a shareholder of record of common stock and you sign and return your proxy card but do not indicate how you want to vote on the American National merger proposal, your proxy will be counted as a vote in favor of the proposal.

If you are a HomeTown shareholder. With respect to the HomeTown merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against the

HomeTown merger proposal. If you respond with an “abstain” vote, your proxy will have the same effect as a vote against the HomeTown merger proposal. If you are a shareholder of record of common stock and you sign and return your proxy card but do not indicate how you want to vote on the HomeTown merger proposal, your proxy will be counted as a vote in favor of the proposal.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:

Yes. If you are a shareholder of record of common stock, you may change your vote at any time before your proxy is voted at the applicable special meeting. You may do this in any of the following ways:

•	by sending a notice of revocation to either the American National corporate secretary or the HomeTown corporate secretary, as the case may be;

•	by sending a completed proxy card bearing a later date than your original proxy card;

•	by voting via the Internet or telephone any time after delivering your proxy or voting instruction card; or

•	by attending the American National or HomeTown special meeting and voting in person; your attendance alone will not revoke any proxy.

If you choose either of the first two methods, your notice or new proxy card must be actually received before the voting takes place at the applicable special meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

Q:	What are the material U.S. federal income tax consequences of the merger to HomeTown shareholders?

A:

The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the filing of the registration statement of which this document forms a part, Gentry Locke has delivered to HomeTown, and Williams Mullen has delivered to American National, their respective opinions that, for U.S. federal income tax purposes, the merger will qualify as a reorganization. Accordingly, a holder of HomeTown common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder’s shares of HomeTown common stock for shares of American National common stock pursuant to the merger, except with respect to any cash received instead of fractional shares of American National common stock. For greater detail, see “Material U.S. Federal Income Tax Consequences” beginning on page 88. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	Do I have dissenters’ or appraisal rights?

A:	No. Under Virginia law, shareholders of American National and HomeTown are not entitled to exercise dissenters’ or appraisal rights in connection with the merger.

Q:	If I am a HomeTown shareholder with shares represented by stock certificates, should I send in my HomeTown stock certificates now?

A:	No. Please do not send your stock certificates with your proxy card.

If you are a holder of HomeTown stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your HomeTown stock certificates for shares of American National common stock and receive your check in lieu of any fractional shares of American National common stock to which you would otherwise be entitled.

Q:	What should I do if I hold my shares of HomeTown common stock in book-entry form?

A:

After the completion of the merger, American National will send you instructions on how to exchange your shares of HomeTown common stock held in book-entry form for shares of American National common stock and receive your check in lieu of fractional shares of American National common stock to which you would otherwise be entitled.

Q:	What happens if I sell or transfer ownership of shares of HomeTown common stock after the record date for the HomeTown special meeting?

A:

The record date for the HomeTown special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of HomeTown common stock after the record date for the HomeTown special meeting, but prior to completion of the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of HomeTown common stock.

Q:	Who should I contact if I have any questions about the proxy materials or voting?

A:

If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the joint proxy statement/prospectus or the enclosed proxy card:

•

if you are an American National shareholder, you should contact American National’s Corporate Secretary by calling (800) 240-8190 or by writing to American National Bankshares Inc., 628 Main Street, Danville, Virginia 24541, Attention: Corporate Secretary. You may also obtain more information about the merger and the proxy materials by contacting Regan & Associates, Inc., American National’s proxy solicitor, at (800) 737-3426.

•

if you are a HomeTown shareholder, you should contact HomeTown’s Corporate Secretary by calling (540) 345-6000 or by writing to HomeTown Bankshares Corporation, 101 S. Jefferson Street, Roanoke, Virginia 24002, Attention: Corporate Secretary. You may also obtain more information about the merger and the proxy materials by contacting Regan & Associates, Inc., HomeTown’s proxy solicitor, at (800) 737-3426.

If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. We urge you to read carefully the joint proxy statement/prospectus and the other documents to which this joint proxy statement/prospectus refers to understand fully the merger and the other matters to be considered at the special meetings. See “Where You Can Find More Information” beginning on page 103. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 43)

American National and HomeTown are proposing a combination of our companies through a merger of HomeTown with and into American National, pursuant to the terms and conditions of the merger agreement. The parties expect to complete the merger early in the second quarter of 2019. The merger agreement is attached to this joint proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

If the merger is completed, it is expected that HomeTown Bank, the wholly-owned bank subsidiary of HomeTown, will merge with and into American National Bank, the wholly-owned bank subsidiary of American National, also early in the second quarter of 2019, with American National Bank being the surviving bank.

Consideration to be Received in the Merger by HomeTown Shareholders (page 77)

If the merger is completed, holders of HomeTown common stock will receive 0.4150 shares of American National common stock for each of their shares of HomeTown common stock outstanding at the effective time of the merger and cash in lieu of any fractional shares. The number of shares of American National common stock delivered for each share of HomeTown common stock in the merger is referred to as the “exchange ratio.” This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing sale price for American National’s common stock on the Nasdaq Global Select Market on October 1, 2018 ($39.11), the last trading day before public announcement of the merger, the 0.4150 exchange ratio represented approximately $16.23 in value for each share of HomeTown common stock or $94.3 million in the aggregate. Based on the closing sale price for American National’s common stock on the Nasdaq Global Select Market on February 6, 2019 ($33.37), the last trading day before the date of this joint proxy statement/prospectus, the 0.4150 exchange ratio represented approximately $13.85 in value for each share of HomeTown common stock or $80.4 million in the aggregate. It is expected that existing holders of HomeTown common stock will own approximately 22% of American National’s outstanding common stock, on a fully diluted basis, after the merger.

Shares of American National common stock held by American National shareholders will remain unchanged in the merger. It is expected that existing holders of American National common stock will own approximately 78% of American National’s outstanding common stock, on a fully diluted basis, after the merger.

Treatment of HomeTown Stock Options and Restricted Stock Awards (page 78)

Stock Options. If the merger is completed, all outstanding HomeTown stock options will be converted into stock options of American National, exercisable for common stock of American National on the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The number of shares issuable under, and exercise prices for, those options will be adjusted based on the exchange ratio.

Restricted Stock Awards. If the merger is completed, all outstanding HomeTown restricted stock awards which are unvested or contingent will be converted into American National restricted stock awards, with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable plan or agreements under such plans. The number of shares subject to the restricted stock awards will be adjusted based on the exchange ratio.

Dividend Information (page 91)

American National is currently paying a quarterly cash dividend on shares of its common stock at a rate of $0.25 per share. American National has no current intention to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital and such other factors that the American National board of directors considers relevant to the dividend decision process. HomeTown currently pays a quarterly cash dividend on shares of its common stock at a rate of $0.04 per share.

Material U.S. Federal Income Tax Consequences (page 88)

The merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this document forms a part, Williams Mullen has delivered to American National, and Gentry Locke has delivered to HomeTown, their respective opinions (Exhibits 8.1 and 8.2, respectively) to that effect. Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Consequences” (page 88), for U.S. federal income tax purposes, the merger generally will be tax-free to HomeTown shareholders as to the shares of American National common stock they receive in the merger. However, HomeTown shareholders may recognize gain or loss in connection with cash received instead of any fractional shares of American National common stock they would otherwise be entitled to receive. Additionally, it is a condition to HomeTown’s and American National’s obligations to complete the merger that they each receive a legal opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. These opinions, however, will not bind the Internal Revenue Service, which could take a different view.

The tax consequences of the merger to you will depend on your own situation and the consequences described in this joint proxy statement/prospectus may not apply to you. HomeTown shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger. In addition, you may be subject to state, local or foreign tax laws and consequences that are not addressed in this joint proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you. For greater detail, see “Material U.S. Federal Income Tax Consequences” beginning on page 88.

American National’s Board of Directors Unanimously Recommends that American National Shareholders Vote “FOR” the American National Merger Proposal and “FOR” the American National Adjournment Proposal (page 47)

American National’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of American National and its shareholders and has approved the merger agreement. The American National board of directors unanimously recommends that American National shareholders vote “FOR” the American National merger proposal and “FOR” the American National adjournment proposal. For additional discussion of the factors considered by American National’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – American National’s Reasons for the Merger; Recommendation of American National’s Board of Directors.”

HomeTown’s Board of Directors Unanimously Recommends that HomeTown Shareholders Vote “FOR” the HomeTown Merger Proposal, “FOR” the Compensation Proposal and “FOR” the HomeTown Adjournment Proposal (page 49)

HomeTown’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of HomeTown and its shareholders and has unanimously approved the merger agreement. The HomeTown board of directors unanimously recommends that HomeTown shareholders vote “FOR” the HomeTown merger proposal, “FOR” the compensation proposal and “FOR” the HomeTown adjournment proposal. For additional discussion of the factors considered by HomeTown’s board of directors in reaching its decision to approve the merger agreement, see “The Merger – HomeTown’s Reasons for the Merger; Recommendation of HomeTown’s Board of Directors.”

Opinion of American National’s Financial Advisor (page 53)

In connection with the merger, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion, dated October 1, 2018, to the American National board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to American National of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the American National board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of American National to engage in the merger or enter into the merger agreement or constitute a recommendation to the American National board of directors in connection with the merger, and it does not constitute a recommendation to any holder of American National common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other related matter.

Opinion of HomeTown’s Financial Advisor (page 63)

On October 1, 2018, the HomeTown board of directors received an oral opinion, which was subsequently confirmed in writing, from Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), its financial advisor, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of HomeTown common stock. The full text of Sandler O’Neill’s written opinion is attached as Appendix C to this joint proxy statement/prospectus. HomeTown shareholders should read the entire opinion carefully for a discussion of, among other things, the assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to HomeTown’s board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of HomeTown as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of HomeTown common stock and does not address the underlying business decision of HomeTown to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for HomeTown or the effect of any other transaction in which HomeTown might engage.

The Parties to the Merger (pages 93 and 94)

American National Bankshares Inc.

American National is a multi-state bank holding company headquartered in Danville, Virginia. American National provides a wide range of financial products and services through its wholly-owned subsidiary, American National Bank and Trust Company, a national banking association chartered in 1909. American National Bank provides commercial, mortgage and consumer banking services, trust and investment services, and insurance services through 24 banking offices and two loan production offices serving southern and central Virginia and north central North Carolina.

As of September 30, 2018, American National had total consolidated assets of approximately $1.8 billion, total consolidated loans, net of unearned income, of approximately $1.3 billion, total consolidated deposits through American National Bank of approximately $1.5 billion and consolidated shareholders’ equity of approximately $216.1 million.

The principal executive offices of American National are located at 628 Main Street, Danville, Virginia 24541, and its telephone number is (434) 792-5111. American National’s website can be accessed at http://www.amnb.com. Information contained in American National’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. American National’s common stock is traded on the Nasdaq Global Select Market under the symbol “AMNB.” Additional information about American National is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

HomeTown Bankshares Corporation

HomeTown Bankshares Corporation is a bank holding company headquartered in Roanoke, Virginia. Through its wholly-owned subsidiary, HomeTown Bank, HomeTown provides a broad range of consumer and commercial banking services throughout its primary service area, which includes the City of Roanoke, Roanoke County, and the City of Salem, Virginia, and contiguous counties, including Bedford, Franklin and Montgomery, Virginia. HomeTown places an emphasis on personal service offers its products and services through six full-service branches, seven 24-hour ATMs and one mortgage office.

As of September 30, 2018, HomeTown had total consolidated assets of approximately $558.7 million, total net loans of approximately $462.4 million, total deposits through HomeTown Bank of approximately $483.5 million and consolidated shareholders’ equity of approximately $53.0 million.

The principal executive offices of HomeTown are located at 202 South Jefferson Street, Roanoke, Virginia 24011, and its telephone number is (540) 345-6000. HomeTown’s website can be accessed at http://www.hometownbank.com. Information contained in HomeTown’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. HomeTown’s common stock is traded on the Nasdaq Capital Market under the symbol “HMTA.” Additional information about HomeTown is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Regulatory Approvals (page 76)

American National and HomeTown cannot complete the merger without prior approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Office of the Comptroller of the Currency (the “OCC”) and the Virginia State Corporation Commission (the “Virginia SCC”). American National has filed the required applications with the Federal Reserve and the Virginia SCC seeking approval of the merger and with the OCC seeking approval of the subsidiary bank merger. As of the date of this joint proxy statement/prospectus, we have received the approval of the Virginia SCC but have not yet received the other required regulatory approvals. While we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Conditions to Completion of the Merger (page 81)

American National’s and HomeTown’s respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:

•	approval of the American National merger proposal and the HomeTown merger proposal by American National and HomeTown shareholders, respectively;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	the effectiveness of American National’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part;

•	approval from the Nasdaq Stock Market for the listing on the Nasdaq Global Select Market of the shares of common stock of American National to be issued in the merger;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

•	the other party’s performance in all material respects of its obligations under the merger agreement; and

•

the receipt by each party from its respective outside legal counsel of a written legal opinion to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Where the merger agreement and/or law permits, American National and HomeTown could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Timing of the Merger (page 77)

American National and HomeTown expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approvals are received at the respective special meetings of American National and HomeTown and the receipt of all required regulatory approvals. We currently expect to complete the merger early in the second quarter of 2019. However, it is possible that factors outside of either party’s control could require us to complete the merger at a later time or not to complete it at all.

Interests of Certain HomeTown Directors and Executive Officers in the Merger (page 72)

Certain directors and executive officers of HomeTown have interests in the merger that differ from, or are in addition to, their interests as shareholders of HomeTown. These interests include, among other things, payments to certain of HomeTown’s executive officers after their respective HomeTown employment agreements are terminated in connection with the merger, continued employment of certain of HomeTown’s executive officers with American National following completion of the merger, accelerated vesting of stock options and restricted stock awards held by HomeTown’s executive officers, appointment of three directors of HomeTown and/or HomeTown Bank to serve on American National’s board of directors, appointment of the remaining HomeTown directors to serve on an advisory board for a period of two years after the merger and rights to indemnification and directors’ and officers’ liability insurance following the merger.

The members of the HomeTown board of directors were fully informed about these additional interests and thoroughly considered them when they approved the merger agreement and the merger. These interests are discussed in more detail in “The Merger – Interests of Certain HomeTown Directors and Executive Officers in the Merger” beginning on page 72.

No Solicitation (page 83)

HomeTown has agreed that it will not directly or indirectly:

•	initiate, solicit, endorse or encourage any inquiries, proposals or offers with respect to any “acquisition proposal” (as defined in the merger agreement); or

•	furnish any confidential or nonpublic information relating to, or engage or participate in any negotiations or discussions concerning, an acquisition proposal.

The merger agreement does not, however, prohibit HomeTown from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination of the Merger Agreement (page 84)

The merger agreement may be terminated, and the merger abandoned, by American National and HomeTown at any time before the merger is completed if the boards of directors of both parties vote to do so. In addition, the merger agreement may be terminated, and the merger abandoned, under the following circumstances:

•

by the board of directors of American National or HomeTown if the merger has not been completed by September 30, 2019, unless the failure to complete the merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party;

•

by the board of directors of American National or HomeTown if there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach cannot be or is not cured within 30 days following written notice to the breaching party;

•

by the board of directors of American National or HomeTown if any of the conditions precedent to the obligations of such party to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by September 30, 2019;

•

by the board of directors of American National at any time before the HomeTown special meeting if (i) HomeTown’s board of directors (a) fails to recommend to the HomeTown shareholders that they approve the HomeTown merger proposal, or (b) withdraws, modifies or changes such recommendation in any manner adverse to American National; or (ii) HomeTown fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the HomeTown merger proposal or its obligations regarding the non-solicitation of competing offers for certain corporate transactions;

•	by the board of directors of American National or HomeTown if HomeTown shareholders do not approve the HomeTown merger proposal;

•

by the board of directors of HomeTown at any time before the American National special meeting if (i) American National’s board of directors (a) fails to recommend to the American National shareholders that they approve the American National merger proposal, or (b) withdraws, modifies or changes such recommendation in any manner adverse to HomeTown; or (ii) American National fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the American National merger proposal;

•	by the board of directors of American National or HomeTown if American National shareholders do not approve the American National merger proposal;

•

by the board of directors of American National, if (i) HomeTown enters into an agreement with any person to acquire, merge or consolidate with HomeTown, or purchase, lease or otherwise acquire all or substantially all of the assets of HomeTown, or purchase or otherwise acquire from HomeTown securities representing 10% or more of the voting power of HomeTown or (ii) a tender or exchange offer is commenced for 10% or more of the outstanding shares of HomeTown common stock, and the board of directors of HomeTown recommends that HomeTown’s shareholders tender their shares or otherwise fails to recommend that shareholders reject such offer; or

•

by the board of directors of HomeTown at any time before the HomeTown special meeting to enter into an agreement with respect to a “superior proposal” (as defined in the merger agreement), which has been received and considered by HomeTown in compliance with the applicable terms of the merger agreement.

Termination Fee and Expenses (page 85)

HomeTown must pay American National a termination fee of $4.0 million if the merger agreement is terminated by either party under certain specified, limited circumstances. The termination and payment circumstances are more fully described elsewhere in this joint proxy statement/prospectus. See “The Merger Agreement – Termination Fee” beginning on page 85 and in Article 7 of the merger agreement.

In general, whether or not the merger is completed, American National and HomeTown will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing this joint proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.

The American National Special Meeting (page 33)

The American National special meeting will be held on Tuesday, March 19, 2019 at 9:00 a.m. local time, at The Wednesday Club, located at 1002 Main Street, Danville, Virginia.

At the special meeting, the shareholders of American National will be asked to vote on the following matters:

•	the American National merger proposal; and

•	the American National adjournment proposal.

The HomeTown Special Meeting (page 37)

The HomeTown special meeting will be held on Tuesday, March 19, 2019 at 2:00 p.m. local time, at Fitzpatrick Hall of The Jefferson Center, located at 541 Luck Avenue, S.W., Roanoke, Virginia.

At the special meeting, the shareholders of HomeTown will be asked to vote on the following matters:

•	the HomeTown merger proposal;

•	the compensation proposal; and

•	the HomeTown adjournment proposal.

Record Date and Votes Required – American National Special Meeting (page 33)

You can vote at the American National special meeting of shareholders if you owned American National common stock at the close of business on January 31, 2019. On that date, American National had 8,739,509 shares of common stock outstanding and entitled to vote. For each proposal presented at the American National special meeting, a shareholder can cast one vote for each share of American National common stock owned on the record date.

The votes required to approve the proposals at the American National special meeting are as follows:

•	The American National merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of American National common stock entitled to vote on the proposal.

•	The American National adjournment proposal requires the affirmative vote of a majority of the shares voted on the proposal, whether or not a quorum is present.

Record Date and Votes Required – HomeTown Special Meeting (page 37)

You can vote at the HomeTown special meeting of shareholders if you owned HomeTown common stock at the close of business on January 31, 2019. On that date, HomeTown had 5,809,023 shares of common stock outstanding and entitled to vote. For each proposal presented at the HomeTown special meeting, a shareholder can cast one vote for each share of HomeTown common stock owned on the record date.

The votes required to approve the proposals at the HomeTown special meeting are as follows:

•	The HomeTown merger proposal requires the affirmative vote of a majority of the outstanding shares of HomeTown common stock entitled to vote on the proposal.

•	Approval of the compensation proposal, to be obtained on an advisory basis only, requires the affirmative vote of at least a majority of the shares voted on the proposal.

•	The HomeTown adjournment proposal requires the affirmative vote of a majority of the shares voted on the proposal, whether or not a quorum is present.

Affiliate and Noncompetition Agreements and Voting by HomeTown Directors (page 86)

Each of HomeTown’s directors has agreed, subject to several conditions and exceptions, to vote all of his or her shares of HomeTown common stock in favor of the HomeTown merger proposal. As of January 31, 2019, the record date for the HomeTown special meeting, directors of HomeTown and their affiliates beneficially owned and are entitled to vote 293,470 shares of HomeTown common stock, or approximately 5.1% of the total voting power of the shares of HomeTown common stock outstanding on that date, of which 291,515 shares or 5.0% of the total voting power of the shares of HomeTown common stock outstanding on that date are subject to an affiliate agreement.

In addition, each of HomeTown’s directors has entered into a noncompetition agreement with American National that contains negative covenants that limit the ability of HomeTown’s directors to compete with American National for a period of at least 24 months from the effective time of the merger.

No Appraisal or Dissenters’ Rights (page 76)

Under Virginia law, the shareholders of American National and HomeTown are not entitled to appraisal or dissenters’ rights in connection with the merger.

Shareholders of American National and HomeTown Have Different Rights (page 97)

American National and HomeTown are Virginia corporations governed by the Virginia Stock Corporation Act (the “Virginia SCA”). In addition, the rights of American National and HomeTown shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, HomeTown shareholders will become shareholders of American National, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of American National, each as amended, and by the Virginia SCA. The rights of shareholders of American National differ in certain respects from the rights of shareholders of HomeTown.

The Merger Will Be Accounted for Under the Acquisition Method of Accounting (page 76)

American National will use the acquisition method of accounting to account for the merger.

Listing of American National Common Stock (page 91)

American National will list the shares of common stock to be issued in the merger on the Nasdaq Global Select Market.

Market Prices and Share Information (page 91)

American National’s common stock is listed on the Nasdaq Global Select Market under the symbol “AMNB” and HomeTown’s common stock is listed on the Nasdaq Capital Market under the symbol “HMTA.” The following table sets forth the closing sale prices per share of American National common stock and HomeTown common stock as reported on the Nasdaq Stock Market on October 1, 2018, the last trading day before we announced the signing of the merger agreement, and on February 6, 2019, the last trading day before the date of this joint proxy statement/prospectus.

	American National Common Stock	HomeTown Common Stock	Implied Value of one Share of HomeTown Common Stock
October 1, 2018	$39.11	$13.80	$16.23
February 6, 2019	$33.37	$13.75	$13.85

American National cannot assure HomeTown shareholders that its stock price will continue to trade at or above the prices shown in the table above. You should obtain current stock price quotations for American National common stock and HomeTown common stock from a newspaper, via the Internet or by calling your broker.

Risk Factors (page 26)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors under “Risk Factors.”

Recent Financial Developments

American National. For the three months ended December 31, 2018, net income for American National was $5.0 million, or $0.57 per diluted common share, compared to net income of $2.1 million, or $0.24 per diluted common share, for the same period in 2017. For the year ended December 31, 2018, net income for American National was $22.6 million, or $2.59 per diluted common share, compared to $15.2 million, or $1.76 per diluted common share, for 2017. At December 31, 2018, American National had total assets of $1.9 billion, net loans of $1.3 billion and total deposits of $1.6 billion.

HomeTown. For the three months ended December 31, 2018, net income for HomeTown was $459 thousand, or $0.08 per diluted common share, compared to net income of $380 thousand, or $0.07 per diluted common share, for the same period in 2017. For the year ended December 31, 2018, net income for HomeTown was $4.0 million, or $0.68 per diluted common share, compared to $2.5 million, or $0.43 per diluted common share, for 2017. At December 31, 2018, HomeTown had total assets of $565.0 million, net loans of $467.5 million and total deposits of $493.2 million.

SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN NATIONAL

The following table sets forth certain of American National’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2017 and as of and for the nine months ended September 30, 2018 and 2017. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2017 is derived from American National’s audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The consolidated financial information as of and for the nine-month periods ended September 30, 2018 and 2017 is derived from American National’s unaudited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. In American National’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the nine months ended September 30, 2018 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2018.

The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes.

	Nine Months Ended September 30, (Unaudited)		December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Results of Operations:
Interest income	$50,877	$46,558	$63,038	$56,170	$55,169	$47,455	$52,956
Interest expense	6,795	5,174	7,291	6,316	5,904	5,730	6,583

Net interest income	44,082	41,384	55,747	49,854	49,265	41,725	46,373
Provision for loan losses	(97)	1,090	1,016	250	950	400	294

Net interest income after provision for loan losses	44,179	40,294	54,731	49,604	48,315	41,325	46,079
Non interest income	10,276	10,423	14,227	13,505	13,287	11,176	10,827
Non interest expenses	32,608	31,862	42,883	39,801	40,543	34,558	35,105

Income before income taxes	21,847	18,855	26,075	23,308	21,059	17,943	21,801
Income tax expense	4,270	5,726	10,826	7,007	6,020	5,202	6,054

Net income	$17,577	$13,129	$15,249	$16,301	$15,039	$12,741	$15,747

Financial Condition:
Total assets	$1,806,491	$1,780,541	$1,816,078	$1,678,638	$1,547,599	$1,346,492	$1,307,512
Loans, net of unearned income	1,331,153	1,295,154	1,336,125	1,164,821	1,005,525	840,925	794,671
Securities	303,103	277,714	327,447	352,726	345,661	349,250	351,013
Deposits	1,523,107	1,480,205	1,534,726	1,370,640	1,262,660	1,075,837	1,057,675
Shareholders’ equity	216,066	210,214	208,717	201,380	197,835	173,780	167,551
Shareholders’ equity, tangible (1)	171,213	165,071	163,654	155,789	151,280	132,692	125,349

Per Share Data:
Earnings per common share, basic	$2.02	$1.52	$1.76	$1.89	$1.73	$1.62	$2.00
Earnings per common share, diluted	2.02	1.52	1.76	1.89	1.73	1.62	2.00
Cash dividends paid	0.75	0.72	0.97	0.96	0.93	0.92	0.92
Book value	24.79	24.31	24.13	23.37	22.95	22.07	21.23
Book value, tangible (1)	19.65	19.09	18.92	18.08	17.55	16.86	15.89
Weighted average shares outstanding, basic	8,691,423	8,639,433	8,641,717	8,611,507	8,680,502	7,867,198	7,872,870
Weighted average shares outstanding, diluted	8,703,662	8,657,891	8,660,628	8,621,241	8,688,450	7,877,576	7,884,561

Selected Ratios:
Return on average assets (2)	1.29%	1.01%	0.87%	1.02%	0.99%	0.97%	1.20%
Return on average equity (2)(3)	11.04	8.48	7.34	8.07	7.65	7.40	9.52
Return on average tangible equity (1)(2)(4)	14.14	11.11	9.59	10.85	10.62	10.31	13.75
Dividend payout ratio	37.11	47.39	54.98	50.71	53.65	56.80	46.03
Efficiency ratio (1)	59.94	61.23	60.89	61.47	63.81	63.41	57.57
Net interest margin	3.49	3.51	3.50	3.52	3.69	3.66	4.10

	Nine Months Ended September 30, (Unaudited)		December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Asset Quality Ratios:
Allowance for loan losses to period end loans	1.02%	1.07%	1.02%	1.10%	1.25%	1.48%	1.59%
Allowance for loan losses to period end non-performing loans	587.72	456.46	531.37	360.39	242.09	302.21	248.47
Non-performing assets to total assets	0.18	0.29	0.21	0.29	0.48	0.46	0.65
Net charge-offs to average loans	(0.01)	—	0.02	—	0.08	0.07	(0.02)

Capital Ratios:
Total risk-based capital ratio	15.47%	14.79%	14.39%	14.81%	16.34%	17.86%	18.14%
Common equity tier 1 capital ratio	12.56	11.79	11.50	11.77	12.88	n/a	n/a
Tier 1 capital ratio	14.51	13.77	13.42	13.83	15.23	16.59	16.88
Tier 1 leverage ratio	11.72	11.21	10.95	11.67	12.05	12.16	11.81
Tangible equity to tangible assets ratio (1)(5)	9.72	9.51	9.24	9.54	10.08	10.16	9.91

(1)	This is a non-GAAP financial measure. See the section entitled “Reconciliation of American National Non-GAAP Financial Measures.”
(2)	Annualized for the nine months ended September 30, 2018 and 2017.
(3)	Return on average equity is calculated by dividing net income by average common equity.
(4)	Return on average tangible equity is calculated by dividing net income plus amortization of intangibles tax effected by average common equity less average intangibles.
(5)	Tangible equity to tangible assets ratio is calculated by dividing period-end common equity less period-end intangibles by period-end assets less period-end intangibles.

Reconciliation of American National Non-GAAP Financial Measures

In reporting the consolidated financial data as of and for each of the years in the five-year period ended December 31, 2017 and as of and for the nine months ended September 30, 2018 and 2017, American National has provided supplemental performance measures on a tax-equivalent or tangible basis. These non-GAAP financial measures are a supplement to generally accepted accounting principles in the United States (“GAAP”), which is used to prepare American National’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, American National’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. American National uses the non-GAAP financial measures discussed herein in its analysis of American National’s performance.

The efficiency ratio is calculated by dividing noninterest expense excluding gains or losses on the sale of other real estate owned by net interest income including tax equivalent income on nontaxable loans and securities and noninterest income and excluding (i) gains or losses on securities and (ii) gains or losses on sale of premises and equipment. American National believes that this measure provides investors with important information regarding operational efficiency.

American National believes tangible equity is an important indication of its ability to grow organically and through business combinations as well as its ability to pay dividends and to engage in various capital management strategies. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. These ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period comparisons, which American National believes will assist investors in assessing the capital of American National and its ability to absorb potential losses.

	Nine Months Ended September 30, (Unaudited)		December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Efficiency Ratio:
Noninterest expense	$32,608	$31,862	$42,883	$39,801	$40,543	$34,558	$35,105
Add/subtract: loss/(gain) on sale OREO	(34)	(73)	(164)	(228)	99	(2)	(986)

	32,574	31,789	42,719	39,573	40,642	34,556	34,119

Net interest income	44,082	41,384	55,747	49,854	49,265	41,725	46,373
Tax equivalent adjustment	442	1,040	1,339	1,846	2,014	2,088	2,259
Noninterest income	10,276	10,423	14,227	13,505	13,287	11,176	10,827
Subtract: gain on securities	(393)	(590)	(812)	(836)	(867)	(505)	(192)
Add/subtract: (gain)/loss on sale of fixed assets	(66)	(337)	(344)	9	(11)	10	—

	$54,341	$51,920	$70,157	$64,378	$63,688	$54,494	$59,267

Efficiency ratio	59.94%	61.23%	60.89%	61,47%	63.81%	63.41%	57.57%

Tangible Assets:
Assets	$1,806,491	$1,780,541	$1,816,078	$1,678,638	$1,547,599	$1,346,492	$1,307,512
Subtract: intangible assets	44,853	45,143	45,063	45,591	46,555	41,088	42,202

Tangible assets	$1,761,638	$1,735,398	$1,771,015	$1,633,047	$1,501,044	$1,305,404	$1,265,310

Tangible Equity:
Shareholders’ equity	$216,066	$210,214	$208,717	$201,380	$197,835	$173,780	$167,551
Subtract: intangible assets	44,853	45,143	45,063	45,591	46,555	41,088	42,202

Shareholders’ equity, tangible	$171,213	$165,071	$163,654	$155,789	$151,280	$132,692	$125,349

Average shareholders’ equity	$212,268	$206,440	$207,807	$202,074	$196,518	$172,207	$165,338
Subtract: average intangible assets	44,958	45,347	45,287	46,037	47,575	41,620	42.949

Average shareholders’ equity, tangible	$167,310	$161,093	$162,520	$156,037	$148,943	$130,587	$122,389

Net income	17,577	13,129	15,249	16,301	15,039	12,741	15,747

Add: amortization of intangibles	210	448	528	964	1,201	1,114	1,501

	$17,787	$13,577	$15,777	$17,265	$16,240	$13,855	$17,248

Return on average tangible equity	14.14%	11.11%	9.59%	10.85%	10.62%	10.31%	13.75%
Book value, tangible	$19.65	$19.09	$18.92	$18.08	$17.55	$16.86	$15.89
Tangible equity to tangible assets ratio	9.72%	9.51%	9.24%	9.54%	10.08%	10.16%	9.91%

SELECTED HISTORICAL FINANCIAL DATA OF HOMETOWN

The following table sets forth certain of HomeTown’s consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2017 and as of and for the nine months ended September 30, 2018 and 2017. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2017 is derived from HomeTown’s audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The consolidated financial information as of and for the nine-month periods ended September 30, 2018 and 2017 is derived from HomeTown’s unaudited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. In HomeTown’s opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the nine months ended September 30, 2018 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2018.

The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes.

	Nine Months Ended September 30, (Unaudited)		December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands)
Results of Operations:
Interest income	$16,619	$15,364	$20,669	$19,174	$17,701	$16,798	$16,030
Interest expense	2,643	2,267	3,046	3,018	2,311	2,118	2,222

Net interest income	13,976	13,097	17,623	16,156	15,390	14,680	13,808
Provision for loan losses	371	575	1,142	1,082	—	—	125

Net interest income after provision for loan losses	13,605	12,522	16,481	15,074	15,390	14,680	13,683
Noninterest income	2,940	2,487	3,283	3,101	2,971	1,886	1,444
Noninterest expenses	12,325	11,909	15,967	14,154	13,155	11,564	11,058

Income before income taxes	4,220	3,100	3,797	4,021	5,206	5,002	4,069
Income tax expense	687	930	1,228	1,440	1,595	1,587	1,340

Net income	$3,533	$2,170	$2,569	$2,581	$3,611	$3,415	$2,729
Less net income attributable to non-controlling interest	38	54	73	62	57	—	—

Net income attributable to HomeTown Bankshares Corporation	$3,495	$2,116	$2,496	$2,519	$3,554	$3,415	$2,729
Dividends on preferred stock	—	—	—	408	840	840	846
Accretion of discount on preferred stock	—	—	—	—	—	—	142

Net income available to common shareholders	$3,495	$2,116	$2,496	$2,111	$2,714	$2,575	$1,741

Financial Condition:
Total assets	$558,741	$551,447	$550,253	$517,290	$479,385	$428,209	$402,437
Loans, net of allowance	462,396	431,104	440,437	415,355	364,060	328,347	294,212
Securities	48,063	55,965	57,715	55,188	55,079	57,079	60,486
Deposits	483,497	478,944	477,320	450,848	399,546	362,595	339,770
Shareholders’ equity	52,970	50,678	50,892	48,225	46,391	43,225	39,538
Shareholders’ equity, tangible	52,970	50,678	50,892	48,225	46,391	43,225	39,538

	Nine Months Ended September 30, (Unaudited)		December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Per Share Data:
Earnings per common share, basic	$0.60	$0.37	$0.43	$0.45	$0.79	$0.78	$0.53
Earnings per common share, diluted	0.60	0.37	0.43	0.37	0.62	0.62	0.48
Common cash dividends paid	0.08	—	—	—	—	—	—
Book value	8.98	8.70	8.71	8.30	7.99	7.52	7.72
Book value, tangible	8.98	8.70	8.71	8.30	7.99	7.52	7.72
Weighted average shares outstanding, basic	5,804,251	5,767,306	5,769,752	4,652,853	3,432,457	3,284,870	3,269,063
Weighted average shares outstanding, diluted	5,854,715	5,792,204	5,804,382	5,776,292	5,756,586	5,524,870	4,416,679

Selected Ratios:
Return on average assets (1)	0.85%	0.53%	0.46%	0.50%	0.78%	0.82%	0.71%
Return on average equity (1)(2)	9.02	5.73	5.02	5.31	7.94	8.20	6.67
Return on average tangible equity (1)(3)	9.02	5.73	5.02	5.31	7.94	8.20	6.67
Common cash dividend payout ratio	12.10	—	—	—	—	—	—
Efficiency ratio (4)	73.09	74.67	73.94	71.38	70.47	68.09	67.72
Net interest margin	3.55	3.48	3.47	3.55	3.79	3.90	3.92

Asset Quality Ratios:
Allowance for loan losses to period end loans	0.85%	0.85%	0.85%	0.87%	0.90%	1.00%	1.25%
Allowance for loan losses to period end non-performing loans	46.73	45.24	45.38	33.43	27.34	23.31	24.15
Non-performing assets to total assets	1.51	1.49	1.51	2.10	2.52	3.34	3.83
Net charge-offs to average loans	0.05	0.16	0.23	0.19	0.01	0.12	0.07

Capital Ratios:
Total risk-based capital ratio (5)	12.48%	12.54%	12.48%	12.59%	13.80%	13.00%	13.56%
Common equity tier 1 capital ratio (5)	11.72	11.78	11.71	11.80	12.96	n/a	n/a
Tier 1 capital ratio (5)	11.73	11.78	11.72	11.80	12.97	12.05	12.38
Tier 1 leverage ratio (5)	10.87	10.60	10.39	10.67	10.83	10.00	9.87
Tangible equity to tangible assets ratio (6)	9.48	9.19	9.25	9.32	9.68	10.09	9.82

(1)	Annualized for the nine months ended September 30, 2018 and 2017.
(2)	Return on average equity is calculated by dividing net income available to common shareholders by average common equity.
(3)	Return on average tangible equity is calculated by dividing net income available to common shareholders plus amortization of intangibles tax effected by average common equity less average intangibles.
(4)	This is a non-GAAP financial measure. See the section entitled “Reconciliation of HomeTown Non-GAAP Financial Measures.”
(5)	Capital ratios are presented for HomeTown Bank only and not on a consolidated basis.
(6)	Tangible equity to tangible assets ratio is calculated by dividing period-end common equity less period-end intangibles by period-end assets less period-end intangibles.

Reconciliation of HomeTown Non-GAAP Financial Measures

In reporting the consolidated financial data as of and for each of the years in the five-year period ended December 31, 2017 and as of and for the nine months ended September 30, 2018 and 2017, HomeTown has provided supplemental performance measures that are non-GAAP financial measures. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare HomeTown’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, HomeTown’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. HomeTown uses the non-GAAP financial measures discussed herein in its analysis of HomeTown’s performance.

The efficiency ratio is calculated by dividing noninterest expense excluding foreclosed property expense and gains or losses on the sale of other real estate owned and by net interest income excluding (i) gains or losses on securities and (ii) gains or losses on sale of premises and equipment and (iii) other nonrecurring items. HomeTown believes that this measure provides investors with important information regarding operational efficiency.

	Nine Months Ended September 30,

	(Unaudited)		December 31
	2018	2017	2017	2016	2015	2014	2013
			(Dollars in thousands)
Efficiency Ratio:
Noninterest expense	$12,325	$11,909	$15,967	$14,154	$13,155	$11,564	$11,058
Add/subtract: loss/(gain) on sale OREO	(160)	(380)	(581)	(495)	(346)	10	(582)
OREO Expenses	(249)	(66)	(106)	(97)	(151)	(224)	(250)
Legal & marketing fees related to litigation	—	—	—	—	—	(157)	—
Merger related expense	(65)	—	—	—	—	—	—

	$11,851	$11,463	$15,280	$13,562	$12,658	$11,193	$10,226
Net interest income	$13,976	$13,097	$17,623	$16,156	$15,390	$14,680	$13,808
Noninterest income	2,940	2,487	3,283	3,101	2,971	1,886	1,444
Subtract: gain on securities	(60)	(60)	(69)	(257)	(52)	(128)	(152)
Add/subtract: (gain)/loss on sale of fixed assets	—	—	—	—	(348)	—	—
Life insurance proceeds	(642)	—	—	—	—	—	—
Bankruptcy settlement	—	(172)	(172)	—	—	—	—

	$16,214	$15,352	$20,665	$19,000	$17,961	$16,438	$15,100

Efficiency ratio	73.09%	74.67%	73.94%	71.38%	70.47%	68.09%	67.72%

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of American National and HomeTown, as an acquisition by American National of HomeTown using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of HomeTown will be recorded by American National at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with the Quarterly Reports on Form 10-Q for the period ended September 30, 2018 and Annual Reports on Form 10-K for the calendar year ended December 31, 2017 of both American National and HomeTown, which are incorporated by reference herein. See “Selected Historical Financial Data of American National” beginning on page 13, “Selected Historical Financial Data of HomeTown” beginning on page 16, “Information About American National” on page 93, “Information About HomeTown” on page 94, and “Where You Can Find More Information” beginning on page 103.

The merger was announced on October 1, 2018. As a result of the merger, the holders of shares of HomeTown common stock will receive 0.4150 shares of American National common stock for each share of HomeTown common stock held immediately prior to the effective time of the merger. Each share of American National common stock outstanding immediately prior to the merger will continue to be outstanding after the merger. Each option to purchase shares of HomeTown common stock granted under a HomeTown equity-based compensation plan that is outstanding immediately prior to the effective time of the merger will be converted into an option to purchase shares of American National common stock, adjusted based on the 0.4150 exchange ratio. Each restricted share of HomeTown common stock granted under a HomeTown equity-based compensation plan that is outstanding immediately prior to the effective time of the merger will be converted into a restricted share of American National common stock, adjusted based on the 0.4150 exchange ratio. The merger is intended to be treated as a “reorganization” for federal income tax purposes; American National and HomeTown shareholders are not expected to recognize, for federal income tax purposes, any gain or loss on the merger or the receipt of shares of American National common stock, except with respect to certain HomeTown shareholders’ receipt of cash in lieu of American National common stock. For more information, see “Material U.S. Federal Income Tax Consequences” beginning on page 88.

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on September 30, 2018. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the merger as if the transaction had occurred on January 1, 2017.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised and may not agree to actual amounts recorded by American National upon consummation of the merger. This financial information does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of American National and its subsidiaries, which are incorporated in this document by reference, and the historical consolidated financial statements and related notes thereto of HomeTown and its subsidiaries, which are also incorporated by reference.

AMERICAN NATIONAL BANKSHARES INC. AND HOMETOWN BANKSHARES CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2018

(dollars in thousands)

	American National Historical	HomeTown Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and due from banks	$32,688	$18,126	$—		$50,814
Federal funds and interest-bearing deposits in banks	37,355	193	—		37,548

Total cash and cash equivalents	70,043	18,319	—		88,362

Equity securities, at fair value	2,087	—	—		2,087
Securities available for sale, at fair value	295,777	45,704	—		341,481

Mortgage loans held for sale	1,934	1,378	—		3,312

Loans, net of unearned income	1,331,153	466,343	(12,759)	(1)	1,784,737
Less allowance for loan losses	13,588	3,947	(3,947)	(2)	13,588

Net loans	1,317,565	462,396	(8,812)		1,771,149

Premises and equipment, net	25,690	13,096	500	(3)	39,286
Other real estate owned	916	3,196	—		4,112
Core deposit intangibles, net	981	—	7,933	(4)	8,914
Goodwill	43,872	—	42,046	(5)	85,918
Bank-owned life insurance	18,785	8,147	—		26,932
Restricted stock	5,239	2,359	—		7,598
Other assets	23,602	4,146	163	(6)	27,911

Total assets	$1,806,491	$558,741	$41,830		$2,407,062

LIABILITIES
Noninterest-bearing deposits	$420,486	$121,598	$—		$542,084
Interest-bearing deposits:
Interest-bearing transaction accounts	230,984	99,410	—		330,394
Money market accounts	362,575	83,582	—		446,157
Savings accounts	135,702	47,981	—		183,683
Time deposits	373,360	130,926	453	(7)	504,739
Brokered deposits	—	—	—		—

Total interest-bearing deposits	1,102,621	361,899	453		1,464,973

Total deposits	1,523,107	483,497	453		2,007,057

Securities sold under agreements to repurchase	29,104	—	—		29,104
Other short-term borrowings	—	10,048	—		10,048
Long-term borrowings	—	2,028	14	(8)	2,042
Subordinated debt	27,902	7,277	(69)	(9)	35,110
Other liabilities	10,312	2,921	—		13,233

Total liabilities	1,590,425	505,771	398		2,096,594

Commitments and contingencies
SHAREHOLDERS’ EQUITY
Preferred stock	—	—	—		—
Common stock	8,661	28,836	(26,424)	(10)	11,073
Surplus	77,842	18,151	73,496	(10)	169,489
Retained earnings	138,715	6,798	(6,798)	(10)	138,715
Accumulated other comprehensive loss, net	(9,152)	(1,158)	1,158	(10)	(9,152)

Total shareholders’ equity	216,066	52,627	41,432		310,125

Noncontrolling interest	—	343	—		343

Total shareholders’ equity	216,066	52,970	41,432		310,468

Total liabilities and shareholders’ equity	$1,806,491	$558,741	$41,830		$2,407,062

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information. Certain reclassifications have been made to HomeTown’s balance sheet to conform with American National’s presentation.

AMERICAN NATIONAL BANKSHARES INC. AND HOMETOWN BANKSHARES CORPORATION

Unaudited Pro Forma Condensed Combined Statements of Income

For the Nine Months ended September 30, 2018

(dollars in thousands, except per share data)

	American National Historical	HomeTown Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest Income
Interest and fees on loans	$44,485	$15,374	$450	(11)	$60,309
Interest on federal funds sold and deposits in other banks	516	138	—		654
Dividends	240	111	—		351
Interest and dividends on securities:
Taxable	4,432	824	—		5,256
Nontaxable	1,204	172	—		1,376

Total interest and dividend income	50,877	16,619	450		67,946

Interest Expense
Interest on deposits	5,746	1,998	(170)	(12)	7,574
Interest on short-term borrowings	41	202	—		243
Interest on long-term borrowings	—	41	(5)	(13)	36
Interest on subordinated debt	1,008	402	26	(14)	1,436

Total interest expense	6,795	2,643	(149)		9,289

Net interest income	44,082	13,976	599		58,657
Provision for loan losses	(97)	371	—		274

Net interest income after provision for loan losses	44,179	13,605	599		58,383
Noninterest Income
Trust fees and brokerage	3,478	—	—		3,478
Service charges on deposit accounts	1,809	419	—		2,228
Other service charges, commissions and fees	1,977	754	—		2,731
Mortgage banking income	1,492	587	—		2,079
Gains on securities transactions, net	393	60	—		453
Income from Small Business Investment Companies	476	—	—		476
Gains on bank premises and equipment, net	66	—	—		66
Income from life insurance death benefit	—	642	—		642
Other operating income	585	478	—		1,063

Total noninterest income	10,276	2,940	—		13,216

Noninterest Expense
Salaries and benefits	18,699	6,465	—		25,164
Occupancy expenses	3,297	1,253	—		4,550
FDIC assessment	412	182	—		594
Bank franchise tax	863	313	—		1,176
Amortization of core deposit premiums	210	—	974	(15)	1,184
Data processing	2,275	1,214	—		3,489
Other real estate owned, net	101	409	—		510
Merger related expenses	20	65	(85)	(16)	—
Other expenses	6,731	2,424	—		9,155

Total noninterest expenses	32,608	12,325	889		45,822

Income before income taxes	21,847	4,220	(289)		25,778
Income tax expense	4,270	687	(61)	(17)	4,896

Net income	$17,577	$3,533	$(229)		$20,881

Less income attributable to non-controlling interest	—	38	—		38

Net income available to common shareholders	$17,577	$3,495	$(229)		$20,843

Earnings per common share, basic	$2.02	$0.60			$1.88

Earnings per common share, diluted	$2.02	$0.60			$1.88

Average shares outstanding – Basic	8,691,423	5,804,251	2,411,765		11,103,188
Average shares outstanding – Diluted	8,703,662	5,854,715	2,411,765		11,115,427

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information. Certain reclassifications have been made to HomeTown’s income statement to conform with American National’s presentation.

AMERICAN NATIONAL BANKSHARES INC. AND HOMETOWN BANKSHARES INC.

Unaudited Pro Forma Condensed Combined Statements of Income

For the Year Ended December 31, 2017

(dollars in thousands, except per share data)

	American National Historical	Hometown Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Interest Income
Interest and fees on loans	$55,276	$18,973	$994	(11)	$75,243
Interest on federal funds sold and deposits in other banks	734	225	—		959
Dividends	319	132	—		451
Interest and dividends on securities:
Taxable	4,666	1,031	—		5,697
Nontaxable	2,043	308	—		2,351

Total interest and dividend income	63,038	20,669	994		84,701

Interest Expense
Interest on deposits	5,794	2,282	(140)	(12)	7,937
Interest on short-term borrowings	173	116	—		289
Interest on long-term borrowings	296	111	(61)	(13)	346
Interest on subordinated debt	1,028	537	318	(14)	1,883

Total interest expense	7,291	3,046	118		10,455

Net interest income	55,747	17,623	877		74,247
Provision for loan losses	1,016	1,142	—		2,158

Net interest income after provision for loan losses	54,731	16,481	877		72,089
Noninterest Income
Trust fees and brokerage	4,755	—	—		4,755
Service charges on deposit accounts	2,002	544	—		2,546
Other service charges, commissions and fees	2,895	837	—		3,732
Mortgage banking income	2,208	959	—		3,167
Gains on securities transactions, net	812	69	—		881
Income from Small Business Investment Companies	236	—	—		236
Gains on bank premises and equipment, net	344	—	—		344
Other operating income	975	874	—		1,849

Total noninterest income	14,227	3,283	—		17,510

Noninterest Expense
Salaries and benefits	24,348	8,098	—		32,446
Occupancy expenses	4,487	1,650	—		6,137
FDIC assessment	538	248	—		786
Bank franchise tax	1,072	399	—		1,471
Amortization of core deposit premiums	528	—	1,415	(15)	1,943
Data processing	3,158	1,511	—		4,669
Other real estate owned, net	303	687	—		990
Other expenses	8,449	3,374	—		11,823

Total noninterest expenses	42,883	15,967	1,415		60,265

Income before income taxes	26,075	3,797	(538)		29,334
Income tax expense	10,826	1,228	(188)	(17)	11,866

Net income	$15,249	$2,569	$(350)		$17,468

Less income attributable to non-controlling interest	—	73	—		73

Net income available to common shareholders	$15,249	$2,496	$(350)		$17,395

Earnings per common share, basic	$1.76	$0.43			$1.58

Earnings per common share, diluted	$1.76	$0.43			$1.57

Average shares outstanding – Basic	8,641,717	5,769,752	2,396,873		11,038,590
Average shares outstanding – Diluted	8,660,628	5,804,382	2,396,873		11,057,501

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information. Certain reclassifications have been made to HomeTown’s income statement to conform with American National’s presentation.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTE A – PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions. Subsequent to the completion of the merger, American National will engage an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in the pro forma financial information presented.

(1)

The interest rate portion ($1.8 million) reflects fair value based upon current interest rates for similar loans. It will later be confirmed by an outside valuation firm. This adjustment will be accreted into income over the estimated lives of these loans. Estimated accretion in the pro forma was determined using the sum-of-the-years-digits method which approximates the level yield method.

Upon closing, an independent valuation will be conducted and the resulting adjustment amortized or accreted using the level yield (interest) method. The larger portion ($11.0 million) of the adjustment to loans reflects the estimated credit portion of the fair value adjustment as required under ASC Topic 805. This amount is an estimate of the contractual principal cash flows not expected to be collected over the estimated lives of these loans. It differs from the allowance for loan losses under ASC Topic 450 using the incurred loss model, which estimated probable loan losses incurred as of the balance sheet date. Under the incurred loss model losses expected as a result of future events are not recognized. When using the expected cash flow approach these losses are considered in the valuation. Further, when estimating the present value of expected cash flows the loans are discounted using an effective interest rate, which is not considered in the incurred loss method. Accordingly, the differences in the loss methodologies and the application of a market interest rate have led to a credit loss estimate of $11.0 million. For pro forma presentation purposes, we have estimated this loss at 2.4% of gross loans.

The final accounting, as of the transaction date, will principally consider the income approach. This will focus on portfolio characteristics, including loan balances, average coupons and average maturities; assumptions on prepayment rates which will directly impact cash flows; assumptions as to default and severity rates; and assumptions as to discount rates to convert future cash flows into present values.

(2)	Elimination of HomeTown’s allowance for loan losses.

(3)	Estimated fair value adjustment for HomeTown’s premises and equipment.

(4)

Estimation of fair value of core deposit intangible asset (“CDI”). The estimated CDI represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was estimated based on similar transactions while the final value will be determined based upon an independent appraisal at the date of the acquisition. For pro forma purposes, we are amortizing the CDI using the sum-of-the-years-digits method which approximates the level yield method, and an estimated life of 10 years.

(5)	Estimated amount of goodwill to be recorded in the acquisition of HomeTown, calculated as follows:

Purchase Price:
Total consideration (purchase price)	$94,059
Net assets acquired (book value)	52,627

Excess of purchase price over book value	41,432

Fair Value Adjustments:
Core deposit intangible	7,933
Loans	(12,759)
Eliminate existing allowance for loan losses	3,947
Deposits	(453)
Premises and equipment	500
Long-term borrowings	(14)
Subordinated debt	69
Deferred income tax asset	163

Total fair value adjustments	(614)

Preliminary pro forma goodwill	$42,046

(6)	Estimated deferred tax asset arising from the adjustments to record the assets and liabilities of HomeTown at fair value.

(7)

Estimated fair value adjustment on deposits at current market rates for similar products. This adjustment will be accreted into income over the estimated lives of the deposits. Estimated accretion was computed using the straight line method.

(8)

Estimated fair value adjustment of long-term borrowings at current interest rates for similar borrowings. This adjustment will be accreted into income over the estimated life of the borrowings. Estimated accretion was determined using the straight line method.

(9)

Estimated fair value adjustment of subordinated debt at current interest rates for similar borrowings. This adjustment will be amortized into income over the estimated life of the debt. Estimated amortization was determined using the straight line method.

(10)

Elimination of HomeTown’s shareholders’ equity as part of the purchase accounting adjustments representing the conversion of all outstanding HomeTown common shares into American National common shares at a ratio of 0.4150 American National shares for each share of HomeTown.

(11)	The level yield adjustment is the accretion of the fair value adjustments to loans over the expected life of the loans.

(12)	The straight line adjustment is the accretion of the fair value adjustments to deposits over their expected life.

(13)	The straight line adjustment is the accretion of the fair value adjustments to long-term borrowings over their expected life.

(14)	The straight line adjustment is the amortization of the fair value adjustment to subordinated debt over its expected life.

(15)	Amount represents CDI amortization over an estimated life of 10 years.

(16)	Elimination of costs incurred in relation to the merger.

(17)	Amount represents income tax expense estimated at 21% for 2018 and 35% for 2017.

NOTE B – ESTIMATED AMORTIZATION/ACCRETION OF PURCHASE ACCOUNTING ADJUSTMENTS

The following table sets forth an estimate of the expected effects of the estimated aggregate purchase accounting adjustments reflected in the pro forma condensed combined financial statements on the future pre-tax net income of American National after the merger. The actual effect of purchase accounting adjustments on the future pre-tax income of American National will differ from these estimates based on the closing date estimates of fair values.

Impact of purchase accounting adjustments on pre-tax net income (increase (decrease)) over next five years (dollars in thousands):

	Fair Value Adjustments	Core Deposit Intangible	Total
Year 1	$877	$(1,415)	$(538)
Year 2	545	(1,273)	(728)
Year 3	331	(1,132)	(801)
Year 4	—	(990)	(990)
Year 5	—	(849)	(849)

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED PER SHARE DATA

Summarized below is historical unaudited per share information for American National and HomeTown and additional information as if the companies had been combined for the periods shown, which is referred to as “pro forma” information.

The HomeTown pro forma equivalent per share amounts are calculated by multiplying the pro forma combined book value per share and net income per share amounts by the exchange ratio of 0.4150 so that the per share amounts equate to the respective values for one share of HomeTown common stock.

It is expected that both American National and HomeTown will incur merger and integration charges as a result of the merger. Also anticipated is that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect all of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

In addition, the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger; the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of HomeTown that will exist on the date of completion of the merger.

The information in the following table is based on, and should be read together with, the historical financial information and the notes thereto for American National and HomeTown incorporated by reference into this joint proxy statement/prospectus.

	Historical		Proforma Combined	Proforma Equivalent HomeTown Share
	American National	HomeTown
Basic earnings per common share
Year ended December 31, 2017	$1.76	$0.43	$1.58	$0.65
For the nine months ended September 30, 2018	$2.02	$0.60	$1.88	$0.78
Diluted earnings per common share
Year ended December 31, 2017	$1.76	$0.43	$1.57	$0.65
For the nine months ended September 30, 2018	$2.02	$0.60	$1.88	$0.78
Cash dividends per common share
Year ended December 31, 2017	$0.97	$—	$0.97	$0.40
For the nine months ended September 30, 2018	$0.75	$0.08	$0.78	$0.33
Book value per common share
December 31, 2017	$24.13	$8.72	$28.07	$11.65
September 30, 2018	$24.79	$9.06	$27.87	$11.57

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31, you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this joint proxy statement/prospectus by American National and HomeTown. See “Where You Can Find More Information” beginning on page 103.

Because of the fixed exchange ratio and the fluctuation of the market price of American National common stock, shareholders of American National and HomeTown will not know at the time of the special meetings the market value of the merger consideration to be paid by American National to HomeTown shareholders.

If the merger is completed, each share of HomeTown common stock will be converted into the right to receive 0.4150 shares of American National common stock, the value of which will depend upon the price of American National common stock at the effective time of the merger. The price of American National common stock as of the effective time of the merger may vary from its price at the date the fixed exchange ratio was established, at the date of this joint proxy statement/prospectus, and at the date of the special meetings. Such variations in the price of American National common stock may result from changes in the business, operations or prospects of American National, regulatory considerations, general market and economic conditions, and other factors. At the time of the special meetings, shareholders of American National and HomeTown will not know the exact value of the consideration to be paid by American National when the merger is completed. You should obtain current market quotations for shares of American National common stock and for shares of HomeTown common stock.

The market price of American National common stock after the merger may be affected by factors different from those affecting the shares of American National or HomeTown currently.

Upon completion of the merger, holders of HomeTown common stock will become holders of American National common stock. American National’s business differs in important respects from that of HomeTown, and, accordingly, the results of operations of the combined company and the market price of American National common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of American National and HomeTown. For a discussion of the businesses of American National and HomeTown and of certain factors to consider in connection with those businesses, see the information described elsewhere in this joint proxy statement/prospectus and the documents incorporated herein by reference.

Combining American National and HomeTown may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on American National’s ability to realize the anticipated benefits and cost savings from combining the businesses of American National and HomeTown and to combine the businesses of American National and HomeTown in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of HomeTown or American National or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, American National must successfully combine the businesses of American National and HomeTown. If American National is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

American National and HomeTown have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on American National’s ability to successfully combine the businesses of American National and HomeTown. To realize these anticipated benefits, after the completion of the merger, American National expects to integrate HomeTown’s business into its own. The integration process in the merger could result in the loss of key employees, the disruption of each party’s ongoing business, inconsistencies in standards, controls, procedures and policies that affect adversely either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. The loss of key employees could adversely affect American National’s ability to successfully conduct its business in the markets in which HomeTown now operates, which could have an adverse effect on American National’s financial results and the value of its common stock. If American National experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause American National and HomeTown to lose customers or cause customers to withdraw their deposits from HomeTown’s or American National’s banking subsidiaries, or other unintended consequences that could have a material adverse effect on American National’s results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of HomeTown and American National during this transition period and for an undetermined period after consummation of the merger.

American National may not be able to effectively integrate the operations of HomeTown Bank into American National Bank.

The future operating performance of American National and American National Bank will depend, in part, on the success of the merger of HomeTown Bank and American National Bank, which is expected to occur at the time of or as soon as reasonably practicable after the merger of American National and HomeTown. The success of the merger of the banks will, in turn, depend on a number of factors, including American National’s ability to: (i) integrate the operations and branches of HomeTown Bank and American National Bank; (ii) retain the deposits and customers of HomeTown Bank and American National Bank; (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined bank to improve its overall operating efficiencies; and (iv) retain and integrate the appropriate personnel of HomeTown Bank into the operations of American National Bank, as well as reducing overlapping bank personnel. The integration of HomeTown Bank and American National Bank following the subsidiary bank merger will require the dedication of the time and resources of the banks’ management and may temporarily distract managements’ attention from the day-to-day business of the banks. If American National Bank is unable to successfully integrate HomeTown Bank, American National Bank may not be able to realize expected operating efficiencies and eliminate redundant costs.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on American National following the merger.

Before the merger of HomeTown into American National, or the merger of HomeTown Bank into American National Bank, may be completed, American National, HomeTown, and American National Bank must obtain approvals from the Federal Reserve, the OCC and the Virginia SCC. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party, the competitive effects of the contemplated transactions, and the factors described under “The Merger –Regulatory Approvals.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. The Community Reinvestment Act of 1977, as amended, and the regulations issued thereunder (which we refer to as the “CRA”) also requires that the bank regulatory authorities, in deciding whether to approve the merger and the subsidiary bank merger, assess the records of performance of American National Bank and HomeTown Bank in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. Each of American National Bank and HomeTown Bank currently maintains a CRA rating of “Satisfactory” from its primary regulator. As part of the review process under the CRA, it is not unusual for the bank regulatory authorities to receive protests and other adverse comments from community groups and others. Any such protests or adverse comments could prolong the period during which the merger and the subsidiary bank merger are subject to review by the bank regulatory authorities.

These regulators may impose conditions on the completion of the merger or the subsidiary bank merger or require changes to the terms of the merger or the subsidiary bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the subsidiary bank merger or imposing additional costs on or limiting the revenues of American National or American National Bank following the merger and the subsidiary bank merger, any of which might have an adverse effect on American National following the merger. See “The Merger – Regulatory Approvals.”

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, the merger will not occur or will be delayed and each of American National and HomeTown may lose some or all of the intended benefits of the merger.

The merger and the subsidiary bank merger may distract management of American National and HomeTown from their other responsibilities.

The merger and the subsidiary bank merger could cause the respective management groups of American National and HomeTown to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management could affect its ability to service existing business and develop new business and adversely affect the business and earnings of American National or HomeTown before the merger, or the business and earnings of American National after the merger.

Termination of the merger agreement could negatively impact American National or HomeTown.

If the merger agreement is terminated, American National’s or HomeTown’s business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of American National’s or HomeTown’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Furthermore, costs relating to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by HomeTown’s board of directors, HomeTown may be required to pay to American National a termination fee of $4.0 million. See “The Merger Agreement – Termination Fee” beginning on page 85.

The fairness opinions received by the respective boards of directors of American National and HomeTown in connection with the merger prior to the signing of the merger agreement do not reflect changes in circumstances since the date the opinions were rendered.

The opinions rendered by KBW, financial advisor to American National, and Sandler O’Neill, financial advisor to HomeTown, on October 1, 2018, were based upon information available as of such date. Neither opinion reflects changes that may occur or may have occurred after the date on which each respective opinion was delivered, including changes to the operations and prospects of American National or HomeTown, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of American National or HomeTown or the prices of shares of American National common stock or HomeTown common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of such opinions. For a description of the opinion that the American National board received from American National’s financial advisor, please see “The Merger – Opinion of American National’s Financial Advisor” beginning on page 53. For a description of the opinion that the HomeTown board received from HomeTown’s financial advisor, please see “The Merger – Opinion of HomeTown’s Financial Advisor” beginning on page 63.

HomeTown’s directors and executive officers have interests in the merger that differ from the interests of HomeTown’s other shareholders.

HomeTown shareholders should be aware that certain of HomeTown’s directors and executive officers have interests in the merger that are different from, or in addition to, those of HomeTown shareholders generally. The HomeTown board of directors was fully informed of these interests and thoroughly considered these interests, among other matters, when making its decision to approve the merger agreement and recommend that HomeTown’s shareholders vote in favor of approving the HomeTown merger proposal. These interests include, among other things, payments to certain of HomeTown’s executive officers after their respective HomeTown employment agreements are terminated in connection with the merger, continued employment of certain of HomeTown’s executive officers with American National following completion of the merger, accelerated vesting of stock options and restricted stock awards held by HomeTown’s executive officers, appointment of three directors of HomeTown and/or HomeTown Bank to serve on American National’s board of directors, appointment of the remaining HomeTown directors to serve on an advisory board for a period of two years after the merger and rights to indemnification and directors’ and officers’ liability insurance following the merger. For a more complete description of these interests, see “The Merger— Interests of Certain HomeTown Directors and Executive Officers in the Merger” beginning on page 72.

The merger agreement limits the ability of HomeTown to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit the ability of HomeTown to discuss, solicit, facilitate or commit to competing third-party proposals to acquire all or a significant part of HomeTown. In addition, under certain circumstances, if the merger agreement is terminated and HomeTown, subject to certain restrictions, consummates a similar transaction other than the merger, HomeTown must pay to American National a termination fee of $4.0 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant percentage of ownership of HomeTown from considering or proposing the acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger. See “The Merger Agreement – Termination Fee” beginning on page 85.

American National and HomeTown will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on American National and HomeTown. These uncertainties may impair American National’s and HomeTown’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with American National and HomeTown to seek to change existing business relationships with American National and HomeTown. Retention of certain employees by American National and HomeTown may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with American National or HomeTown. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with American National or HomeTown, American National’s or HomeTown’s business, or the business of the combined company following the merger, could be harmed. In addition, subject to certain exceptions, American National and HomeTown have each agreed to operate its business in the ordinary course prior to closing and refrain from taking certain specified actions until the merger occurs, which may prevent American National or HomeTown from pursuing attractive business opportunities that may arise prior to completion of the merger. See “The Merger Agreement – Business Pending the Merger” beginning on page 81 for a description of the restrictive covenants applicable to American National and HomeTown.

If the merger is not completed, American National and HomeTown will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of American National and HomeTown has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, American National and HomeTown would have to incur these expenses without realizing the expected benefits of the merger.

Future results of American National after the merger may be materially different from those reflected in the unaudited pro forma condensed combined financial statements included in this document, which are preliminary and do not reflect actual merger-related expenses and restructuring charges.

The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what American National’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated or of the future financial condition or operating results of American National after the merger. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had it been completed on the dates indicated, which are based upon preliminary estimates, to record the HomeTown identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of HomeTown as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

In addition, American National estimates that the combined company will record an aggregate of approximately $17.0 million in merger-related expenses and restructuring charges. The actual charges may be higher or lower than estimated, depending upon how costly or difficult it is to integrate the two companies. These charges will decrease the capital of the combined company available for future profitable, income-earning investments.

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 19.

Current holders of American National and HomeTown common stock will have less influence as holders of American National common stock after the merger.

It is expected that the current holders of American National common stock will own approximately 78% of the outstanding common stock of American National after the merger. As a group, the current holders of common stock of HomeTown will own approximately 22% of the outstanding common stock of American National after the merger. Each current holder of American National and HomeTown common stock will own a smaller percentage of American National after the merger than they currently own of American National or HomeTown, respectively. As a result of the merger, holders of American National and HomeTown common stock will have less influence on the management and policies of American National than they currently have on the management and policies of American National or HomeTown, respectively.

American National is not obligated to pay cash dividends on its common stock.

American National is a bank holding company and, currently, its primary source of funds for paying dividends to its shareholders is dividends it receives from American National Bank. American National is currently paying a quarterly cash dividend to holders of its common stock at a rate of $0.25 per share. However, American National is not obligated to pay dividends in any particular amounts or at any particular times. Its decision to pay dividends in the future will depend on a number of factors, including its capital and the availability of funds from which dividends may be paid. See “Market for Common Stock and Dividends” beginning on page 91 and “Description of American National Capital Stock” beginning on page 95.

The shares of American National common stock to be received by HomeTown shareholders as a result of the merger will have different rights than shares of HomeTown common stock.

Upon completion of the merger, HomeTown shareholders will become American National shareholders and their rights as shareholders will be governed by Virginia law and the American National articles of incorporation and bylaws. The rights associated with HomeTown common stock are different from the rights associated with American National common stock. See “Comparative Rights of Shareholders” beginning on page 97 for a discussion of the different rights associated with American National common stock.

HomeTown shareholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The Virginia SCA provides that appraisal rights are not available to holders of common or preferred stock of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the Nasdaq Stock Market, or is held by at least 2,000 shareholders of record. The stock of each of American National and HomeTown is listed on the Nasdaq Stock Market. Therefore, HomeTown shareholders are not entitled to appraisal rights in connection with the merger.

The trading volume of American National’s common stock has been relatively low, and market conditions and other factors may affect the value of its common stock, which may make it difficult for American National shareholders to sell their shares at times, volumes or prices they find attractive.

While American National’s common stock is traded on the Nasdaq Global Select Market, the shares are thinly traded and the common stock has substantially less liquidity than the average trading market for many other publicly traded financial institutions of similar size. Thinly traded stocks can be more volatile than stock trading in an active public market. As such, American National’s stock price could fluctuate significantly in the future, with such fluctuations being unrelated to its performance. General market declines or market volatility in the future, especially in the financial institutions sector of the economy, could adversely affect the price of American National common stock, and the current market price may not be indicative of future market prices. Therefore, American National shareholders may not be able to sell their shares at the volume, prices or times that they desire.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. American National and HomeTown desire to take advantage of these “safe harbor” provisions with regard to the forward-looking statements in this joint proxy statement/prospectus and in the documents that are incorporated herein by reference. These forward-looking statements reflect the current views of American National and HomeTown with respect to future events and financial performance. Specifically, forward-looking statements may include:

•

statements relating to the ability of American National and HomeTown to timely complete the merger and the benefits thereof, including anticipated efficiencies, opportunities, synergies and cost savings estimated to result from the merger;

•

projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures, including the information set forth under the heading “Financial Forecasts” beginning on page 50;

•	statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives;

•	discussions of the future state of the economy, competition, regulation, taxation, our business strategies, subsidiaries, investment risk and policies; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements express the best judgment of American National and HomeTown based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.

By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, American National and HomeTown cannot guarantee you that the expectations reflected in our forward-looking statements actually will be achieved. Actual results may differ materially from those in the forward-looking statements due to, among other things, the following factors:

•	the businesses of American National and HomeTown may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

•	revenues following the merger may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the merger;

•

the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger within the expected timeframe, may be more difficult, time-consuming or costly than expected;

•	changes in general business, economic and market conditions;

•	changes in fiscal and monetary policies, and laws and regulations;

•	changes in interest rates, deposit flows, loan demand and real estate values;

•	a deterioration in credit quality and/or a reduced demand for, or supply of, credit;

•	volatility in the securities markets generally or in the market price of American National’s stock specifically; and

•	the risks outlined in “Risk Factors” beginning on page 26.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of a document incorporated herein by reference, as of the date of that document. Except as required by law, neither American National nor HomeTown undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by American National and HomeTown. See “Where You Can Find More Information” beginning on page 103 for a list of the documents incorporated herein by reference.

THE AMERICAN NATIONAL SPECIAL MEETING

Date, Place and Time

This joint proxy statement/prospectus is first being mailed on or about February 13, 2019 to American National shareholders who held shares of American National common stock, par value $1.00 per share, on the record date for the American National special meeting of shareholders. This joint proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of American National for use at the special meeting to be held on Tuesday, March 19, 2019 at 9:00 a.m. local time, at The Wednesday Club, located at 1002 Main Street, Danville, Virginia, and at any adjournments of that meeting.

Purposes of the American National Special Meeting

At the special meeting, the shareholders of American National will be asked:

•	to approve the American National merger proposal as more fully described in this joint proxy statement/prospectus; and

•	to approve the American National adjournment proposal as more fully described in this joint proxy statement/prospectus.

Recommendation of the American National Board of Directors

The American National board of directors believes that the proposed merger with HomeTown is fair to and is in the best interests of American National and its shareholders and unanimously recommends that American National shareholders vote “FOR” each of the proposals that will be presented at the American National special meeting as described in this joint proxy statement/prospectus.

Record Date and Voting Rights; Quorum

The American National board of directors has fixed the close of business on January 31, 2019 as the record date for determining the shareholders of American National entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of American National common stock at the close of business on the record date. At that date, 8,739,509 shares of American National common stock were outstanding and entitled to vote.

To have a quorum that permits American National to conduct business at the American National special meeting, the presence, whether in person or by proxy, of the holders of American National’s common stock representing a majority of the voting shares outstanding on the record date is required. You are entitled to one vote for each outstanding share of American National common stock you held as of the close of business on the record date.

Holders of shares of American National common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal and will not be counted for purposes of determining the presence of a quorum unless the broker has been instructed to vote on at least one of the proposals at the American National special meeting.

Votes Required

Vote Required for Approval of the American National Merger Proposal. The approval of the American National merger proposal requires the affirmative vote of more than two-thirds of the shares of American National common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast on the proposal. Because, however, approval of the American National merger proposal requires the affirmative vote of more than two-thirds of the shares of American National common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the American National merger proposal.

Vote Required for Approval of the American National Adjournment Proposal. The approval of the American National adjournment proposal requires the affirmative vote of a majority of the shares of American National common stock voted on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the American National adjournment proposal has been approved.

Stock Ownership of American National Executive Officers and Directors

As of the record date, directors and executive officers of American National and their affiliates beneficially owned and were entitled to vote approximately 522,592 shares of American National common stock at the American National special meeting, or approximately 6.0% of the total voting power of American National shares entitled to vote at the special meeting.

Voting at the American National Special Meeting

Record Holders. If your shares of American National common stock are held of record in your name, your shares can be voted at the American National special meeting in any of the following ways:

•

By Mail. You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of American National common stock represented by it will be voted at the American National special meeting in accordance with the instructions contained in the proxy card.

If proxy cards are returned properly executed without an indication as to how the proxies should vote, the American National common stock represented by each such proxy card will be considered to be voted “FOR” the American National merger proposal and “FOR” the American National adjournment proposal.

•

By the Internet or Telephone. You can appoint the proxies to vote your shares for you by going to the Internet website (www. investorvote.com/AMNB) or by calling (800) 652-8683. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 1:00 a.m. Eastern Time on March 19, 2019, which is the day of the American National special meeting. If you vote by the Internet or telephone, you need not sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

•	In Person. You can attend the American National special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the American National special meeting in person.

Shares Held in “Street Name.” Only the record holders of shares of American National common stock, or their appointed proxies, may vote those shares. As a result, if your shares of American National common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the American National special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the American National special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the American National special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

Record Holders. If you are the record holder of shares of American National common stock and you sign and return a proxy card or appoint the proxies by the Internet or telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the American National special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:

•

you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the American National special meeting; or

•

if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (www.investorvote.com/AMNB), or use the same telephone number ((800) 652-8683) before 1:00 a.m. Eastern Time on March 19, 2019 (the day of the special meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the special meeting.

To revoke your proxy card or your appointment of the proxies by the Internet or telephone:

•

you can give American National’s Corporate Secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

•

you can attend the special meeting and vote in person or notify American National’s Corporate Secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the special meeting alone, without voting in person or notifying American National’s Corporate Secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to American National’s Corporate Secretary at American National Bankshares Inc., Attention: Corporate Secretary, 628 Main Street, Danville, Virginia 24541, and must be received no later than the beginning of the American National special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by American National’s Corporate Secretary before the voting takes place at the special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact:

•	American National’s Corporate Secretary by calling (800) 240-8190 or by writing to American National Bankshares Inc., 628 Main Street, Danville, Virginia 24541, Attention: Corporate Secretary; or

•	Regan & Associates, Inc. by calling (800) 737-3426 or by writing to Regan & Associates, 505 Eighth Avenue –Suite 800, New York, New York 10018, Attention: Artie Regan.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Solicitation of Proxies

This solicitation is made on behalf of the American National board of directors, and American National will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by American National’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. In addition, American National has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of approximately $21,000. American National will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE

AMERICAN NATIONAL SPECIAL MEETING

Approval of the American National Merger Proposal (American National Proposal No. 1)

At the special meeting, shareholders of American National will be asked to approve the American National merger proposal providing for the merger of HomeTown with and into American National. Shareholders of American National should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the American National board of directors approved the merger agreement and the merger to be advisable and in the best interests of American National and the shareholders of American National. See “The Merger – American National’s Reasons for the Merger; Recommendation of American National’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the American National board of directors’ recommendation.

The American National board of directors unanimously recommends that American National shareholders vote “FOR” the American National merger proposal.

Approval of the American National Adjournment Proposal (American National Proposal No. 2)

If at the American National special meeting there are not sufficient votes to approve the American National merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the American National merger proposal. In that event, American National shareholders will be asked to vote on the American National adjournment proposal and will not be asked to vote on the American National merger proposal.

In order to allow proxies that have been received by American National at the time of the American National special meeting to be voted for the American National adjournment proposal, American National is submitting the American National adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks American National shareholders to authorize the holder of any proxy solicited by the American National board of directors on a discretionary basis to vote in favor of adjourning the American National special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from American National shareholders who have previously voted.

If it is necessary to adjourn the American National special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the American National special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

The American National board of directors unanimously recommends that American National shareholders vote “FOR” the American National adjournment proposal.

THE HOMETOWN SPECIAL MEETING

Date, Place and Time

This joint proxy statement/prospectus is first being mailed on or about February 13, 2019 to HomeTown shareholders who held shares of HomeTown common stock, par value $5.00 per share, on the record date for the HomeTown special meeting of shareholders. This joint proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of HomeTown for use at the special meeting to be held on Tuesday, March 19, 2019 at 2:00 p.m. local time, at Fitzpatrick Hall of The Jefferson Center, located at 541 Luck Avenue, S.W., Roanoke, Virginia, and at any adjournments of that meeting.

Purposes of the HomeTown Special Meeting

At the special meeting, the shareholders of HomeTown will be asked:

•	to approve the HomeTown merger proposal as more fully described in this joint proxy statement/prospectus;

•	to approve, on a non-binding advisory basis only, the compensation proposal as more fully described in this joint proxy statement/prospectus; and

•	to approve the HomeTown adjournment proposal as more fully described in this joint proxy statement/prospectus.

Recommendation of the HomeTown Board of Directors

The HomeTown board of directors believes that the proposed merger with American National is fair to and is in the best interests of HomeTown and its shareholders and unanimously recommends that HomeTown shareholders vote “FOR” each of the proposals that will be presented at the HomeTown special meeting as described in this joint proxy statement/prospectus.

Record Date and Voting Rights; Quorum

The HomeTown board of directors has fixed the close of business on January 31, 2019 as the record date for determining the shareholders of HomeTown entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of HomeTown common stock at the close of business on the record date. At that date, 5,809,023 shares of HomeTown common stock were outstanding and entitled to vote.

To have a quorum that permits HomeTown to conduct business at the HomeTown special meeting, the presence, whether in person or by proxy, of the holders of HomeTown’s common stock representing a majority of the voting shares outstanding on the record date is required. You are entitled to one vote for each outstanding share of HomeTown common stock you held as of the close of business on the record date.

Holders of shares of HomeTown common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in “street name” that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal and will not be counted for purposes of determining the presence of a quorum unless the broker has been instructed to vote on at least one of the proposals at the HomeTown special meeting.

Votes Required

Vote Required for Approval of the HomeTown Merger Proposal. The approval of the HomeTown merger proposal requires the affirmative vote of a majority of the shares of HomeTown common stock outstanding on the record date for the special meeting.

Failures to vote, abstentions and broker non-votes will not count as votes cast on the proposal. Because, however, approval of the HomeTown merger proposal requires the affirmative vote of at least a majority of the shares of HomeTown common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the HomeTown merger proposal.

Vote Required for Approval, on an Advisory Basis Only, of the Compensation Proposal. The approval, on an advisory basis only, of the compensation proposal requires the affirmative vote of a majority of the shares of HomeTown common stock voted on the proposal.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect on the compensation proposal.

Vote Required for Approval of the HomeTown Adjournment Proposal. The approval of the HomeTown adjournment proposal requires the affirmative vote of a majority of the shares of HomeTown common stock voted on the proposal, whether or not a quorum is present.

Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the HomeTown adjournment proposal has been approved.

Stock Ownership of HomeTown Executive Officers and Directors

As of the record date, directors and executive officers of HomeTown and their affiliates beneficially owned and were entitled to vote approximately 293,470 shares of HomeTown common stock at the HomeTown special meeting, or approximately 5.1% of the total voting power of HomeTown shares entitled to vote at the special meeting. Each director of HomeTown has entered into an affiliate agreement with American National and HomeTown pursuant to which he or she has agreed to vote all of his or her shares in favor of the HomeTown merger proposal, subject to certain conditions and exceptions, including that certain shares he or she holds in a fiduciary capacity or for which he or she does not have sole voting or dispositive power are not covered by the agreement. As of the record date, 291,515 shares, or approximately 5.0% of the total voting power of the shares of HomeTown common stock outstanding on that date, were subject to an affiliate agreement.

Voting at the HomeTown Special Meeting

Record Holders. If your shares of HomeTown common stock are held of record in your name, your shares can be voted at the HomeTown special meeting in any of the following ways:

•

By Mail. You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of HomeTown common stock represented by it will be voted at the HomeTown special meeting in accordance with the instructions contained in the proxy card.

If proxy cards are returned properly executed without an indication as to how the proxies should vote, the HomeTown common stock represented by each such proxy card will be considered to be voted “FOR” the HomeTown merger proposal, “FOR” the compensation proposal and “FOR” the HomeTown adjournment proposal.

•

By the Internet or Telephone. You can appoint the proxies to vote your shares for you by going to the Internet website (www.proxyvote.com) or by calling (800) 690-6903. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may vote by the Internet or telephone only until 11:59 p.m. Eastern Time on March 18, 2019, which is the day before the HomeTown special meeting. If you vote by the Internet or telephone, you need not sign and return a proxy card. Under Virginia law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

•	In Person. You can attend the HomeTown special meeting and vote in person. A ballot will be provided for your use at the meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, or follow the instructions above to vote by the Internet or telephone, whether or not you plan to attend the HomeTown special meeting in person.

Shares Held in “Street Name.” Only the record holders of shares of HomeTown common stock, or their appointed proxies, may vote those shares. As a result, if your shares of HomeTown common stock are held for you in “street name” by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this joint proxy statement/prospectus. Brokers and other nominees who hold shares in “street name” for their clients typically have the discretionary authority to vote those shares on “routine” proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the HomeTown special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the HomeTown special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

If your shares are held in “street name” and you wish to vote them in person at the HomeTown special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

Record Holders. If you are the record holder of shares of HomeTown common stock and you sign and return a proxy card or appoint the proxies by the Internet or telephone and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the HomeTown special meeting by taking the appropriate action described below.

To change the voting instructions you gave the proxies:

•

you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the HomeTown special meeting; or

•

if you appointed the proxies by the Internet or telephone, you can go to the same Internet website (www.proxyvote.com), or use the same telephone number ((800) 690-6903) before 11:59 p.m. Eastern Time on March 18, 2019 (the day before the special meeting), enter the same control number (printed just above your name on the enclosed proxy card) that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the special meeting.

To revoke your proxy card or your appointment of the proxies by the Internet or telephone:

•

you can give HomeTown’s Corporate Secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card or Internet or telephone appointment; or

•

you can attend the special meeting and vote in person or notify HomeTown’s Corporate Secretary, before the voting takes place, that you want to revoke your proxy card or Internet or telephone appointment. Simply attending the special meeting alone, without voting in person or notifying HomeTown’s Corporate Secretary, will not revoke your proxy card or Internet or telephone appointment.

If you submit your new proxy card or notice of revocation by mail, it should be addressed to HomeTown’s Corporate Secretary at HomeTown Bankshares Corporation, Attention: Corporate Secretary, 101 S. Jefferson Street, Roanoke, Virginia 24002, and must be received no later than the beginning of the HomeTown special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by HomeTown’s Corporate Secretary before the voting takes place at the special meeting or at any adjourned meeting.

If you need assistance in changing or revoking your proxy, please contact:

•	HomeTown’s Corporate Secretary by calling (540) 345-6000 or by writing to HomeTown Bankshares Corporation, 101 S. Jefferson Street, Roanoke, Virginia 24002, Attention: Corporate Secretary; or

•	Regan & Associates, Inc. by calling (800) 737-3426 or by writing to Regan & Associates, 505 Eighth Avenue –Suite 800, New York, New York 10018, Attention: Artie Regan.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

Solicitation	of Proxies

This solicitation is made on behalf of the HomeTown board of directors, and HomeTown will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by HomeTown’s officers and employees by mail, electronic mail, telephone, fax or personal interviews. In addition, HomeTown has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of approximately $10,000. HomeTown will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE

HOMETOWN SPECIAL MEETING

Approval of the HomeTown Merger Proposal (HomeTown Proposal No. 1)

At the special meeting, shareholders of HomeTown will be asked to approve the HomeTown merger proposal providing for the merger of HomeTown with and into American National. Shareholders of HomeTown should read this joint proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the HomeTown board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger, to be advisable and in the best interests of HomeTown and the shareholders of HomeTown. See “The Merger – HomeTown’s Reasons for the Merger; Recommendation of HomeTown’s Board of Directors” included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the HomeTown board of directors’ recommendation.

The HomeTown board of directors unanimously recommends that HomeTown shareholders vote “FOR” the HomeTown merger proposal.

Approval of the Compensation Proposal (HomeTown Proposal No. 2)

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), HomeTown is providing its shareholders with the opportunity to approve, in a non-binding advisory vote, the compensation proposal, by voting on the following resolution:

“RESOLVED, that the compensation that may be paid to the named executive officers of HomeTown in connection with or as a result of the merger, as disclosed in the sections entitled “The Merger—Interests of Certain HomeTown Directors and Executive Officers in the Merger—Employment and Related Agreements” and “—Payments and Benefits to HomeTown Named Executive Officers” and the related table and narrative, is hereby APPROVED.”

Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the HomeTown merger proposal. Because the compensation proposal is advisory in nature only, a vote for or against approval will not be binding on either HomeTown or American National.

The compensation that is subject to this proposal is a contractual obligation of HomeTown and/or HomeTown Bank and of American National and American National Bank as the successors thereto. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if shareholders fail to approve this proposal. If the merger is not completed, the HomeTown board of directors will consider the results of the vote in making future executive compensation decisions.

The HomeTown board of directors unanimously recommends that HomeTown shareholders vote “FOR” the compensation proposal.

Approval of the HomeTown Adjournment Proposal (HomeTown Proposal No. 3)

If at the HomeTown special meeting there are not sufficient votes to approve the HomeTown merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the HomeTown merger proposal. In that event, HomeTown shareholders will be asked to vote on the HomeTown adjournment proposal, may be asked to vote on the compensation proposal and will not be asked to vote on the HomeTown merger proposal.

In order to allow proxies that have been received by HomeTown at the time of the HomeTown special meeting to be voted for the HomeTown adjournment proposal, HomeTown is submitting the HomeTown adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks HomeTown shareholders to authorize the holder of any proxy solicited by the HomeTown board of directors on a discretionary basis to vote in favor of adjourning the HomeTown special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from HomeTown shareholders who have previously voted.

If it is necessary to adjourn the HomeTown special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the HomeTown special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

The HomeTown board of directors unanimously recommends that HomeTown shareholders vote “FOR” the HomeTown adjournment proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this joint proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

General

The American National board of directors and the HomeTown board of directors have each approved the merger agreement and the merger, which provides for the merger of HomeTown with and into American National.

Pursuant to the terms of the merger agreement, as a result of the merger, each share of HomeTown common stock issued and outstanding before the merger will be converted into the right to receive 0.4150 shares of American National common stock. We sometimes refer to this as the “exchange ratio.” The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares.

As of the date of this joint proxy statement/prospectus, American National expects that it will issue approximately 2,360,903 shares of American National common stock to the holders of HomeTown common stock in the merger. At the completion of the merger, it is expected that there will be issued and outstanding approximately 11,100,412 shares of American National common stock, with current American National shareholders owning approximately 78% of American National’s outstanding common stock, on a fully diluted basis, and former holders of HomeTown common stock owning approximately 22% of American National’s outstanding common stock, on a fully diluted basis.

After the merger, it is expected that HomeTown Bank, the Virginia chartered bank subsidiary of HomeTown, will merge with and into American National Bank, the federally chartered national bank subsidiary of American National. American National Bank will be the surviving bank in the subsidiary bank merger.

Background of the Merger

Each of American National’s and HomeTown’s board of directors and management have from time to time separately engaged in strategic reviews and have considered ways to enhance shareholder value and their respective company’s performance and prospects in light of competitive and other relevant developments. These reviews have focused on, among other things, the business environment facing financial institutions, as well as conditions and ongoing consolidation in the financial services industry. For each company, these reviews have included periodic discussions concerning potential transactions with other parties that could further its strategic objectives, including the potential benefits and risks of such transactions.

Over the past decade, American National and HomeTown have developed a business relationship, including a loan participation and American National’s purchase, with other investors, of shares of HomeTown’s 6.0% Series C non-cumulative perpetual convertible preferred stock in June 2013 (which have since converted into 120,100 shares of HomeTown common stock). During such period, Jeffrey V. Haley, President and Chief Executive Officer of American National, and Susan K. Still, President and Chief Executive Officer of HomeTown, on occasion have discussed the business relationship, their respective companies and the community bank industry in general.

Since HomeTown’s inception, HomeTown’s board of directors has held annual strategic planning retreats. During the past five years, HomeTown’s board and senior management have focused these planning retreats on HomeTown’s growth and options for expansion – both organic and acquisitive. During this time, HomeTown held meetings with numerous investment banking firms and capital markets experts, including Sandler O’Neill, to provide advice on avenues for expansion, including evaluations of potential merger partners. Over the past few years, as authorized by the HomeTown board of directors, an informal committee of the board consisting of Ms. Still, George B. Cartledge, Jr., Chairman of the board of directors of HomeTown, and William R. Rakes, a director of HomeTown and an attorney with HomeTown’s outside legal counsel, Gentry Locke, held exploratory meetings and discussions from time to time with several potential merger partners, including merger-of-equals candidates and acquisitive merger candidates, in furtherance of the company’s strategy of growth by acquisition. While the HomeTown board did not consider the company to be for sale during this time and was not actively seeking a merger partner, the HomeTown board also from time to time evaluated the possibility of creating shareholder value by merging HomeTown with another banking institution, and several of these meetings included meetings with potential candidates to acquire the company (including American National). The members of this informal committee regularly informed the HomeTown board of directors of the substance of these meetings and discussions, but none of these preliminary conversations resulted in any proposals that the board, after thorough consideration, could recommend to HomeTown’s shareholders. More recently, HomeTown also began to explore its chief executive officer succession plan options in earnest, given that Ms. Still’s employment agreement expired in 2019 and the likelihood that she might retire soon thereafter.

American National’s management has long viewed Roanoke, Virginia as an attractive banking market. In September 2016, American National, as part of its growth strategy, hired six seasoned commercial loan officers in the Roanoke, Virginia market who had deep, well-established relationships with customers in that area. American National believed that the new hires would enhance its profile in Roanoke, and provide it with a solid foundation on which American National eventually could build a significant presence in the market. Since the hiring of those officers, American National has established a banking office in the Roanoke market.

In January 2018, considering American National’s increasing efforts to promote its brand in Roanoke, the business and personal relationships management and banking officers had established in the market, and the professional relationships that American National management had developed with HomeTown management, Charles H. Majors, Chairman of the board of directors of American National, contacted Mr. Rakes by telephone. Mr. Majors has known Mr. Rakes personally and professionally for many years, and suggested that they meet on an informal basis for the purpose of further understanding each company’s business, operations, culture and philosophy.

On February 13, 2018, Messrs. Haley and Majors met in-person with Mr. Rakes, Ms. Still and Mr. Cartledge to share perspectives on the respective markets, operations and strategies of American National and HomeTown. Messrs. Haley and Majors discussed the American National business model and recent successful merger integrations. Ms. Still outlined the HomeTown business model and its operations. At this meeting, the American National representatives informed the HomeTown representatives that American National may be interested in pursuing a merger transaction with HomeTown if HomeTown was interested in such a transaction. No specific terms of a potential merger were discussed at this meeting.

During the remainder of February 2018 through April 2018, the American National representatives and HomeTown representatives named above had additional informal discussions from time to time in-person, on the telephone and by email to further explore the potential for a combination of the two companies and the virtues of such a transaction. Their discussions remained general in nature, and no financial or other terms of a merger transaction were conferred at that time.

On March 20, 2018, at a regularly scheduled board meeting of the American National board of directors, Messrs. Haley and Majors informed the American National board of their February 13th meeting and additional informal discussions with the HomeTown representatives. The American National board engaged in a brief and general discussion about HomeTown and authorized management to evaluate further a possible transaction with HomeTown and to enter into a confidentiality agreement with HomeTown to facilitate further discussions, due diligence and further analysis of a potential business combination.

On April 10, 2018, at regularly scheduled meetings of the HomeTown board of directors and its executive committee (consisting of all members of the HomeTown board of directors except Nancy H. Agee), the informal committee of Mr. Cartledge, Ms. Still, and Mr. Rakes reported in detail on the status of discussions with American National. The board of directors directed the informal committee to continue to pursue opportunities with American National and execute any necessary agreements to facilitate further discussions.

On April 26, 2018, American National and HomeTown entered into a mutual nondisclosure and confidentiality agreement under the terms of which each company agreed not to disclose any of the other party’s confidential information.

On May 4, 2018, at the invitation of the HomeTown representatives, Mr. Haley presented to the HomeTown board of directors information on American National and its business operations and provided American National’s view of how a potential merger of their organizations might be structured. Mr. Haley indicated that the merger could be an all-stock transaction, if desired by the parties, and that current directors of HomeTown could be appointed to American National’s board of directors in proportion to the aggregate post-merger ownership interest of HomeTown shareholders in the combined company. Mr. Haley also offered that, after the merger, an advisory board made up of directors of HomeTown and HomeTown Bank could be established to serve the Roanoke market and assist in the merger integration. The HomeTown board asked questions of Mr. Haley regarding American National’s business operations and Mr. Haley responded to such questions. After Mr. Haley left the meeting, the HomeTown board discussed its assessment of American National as a merger partner, including its financial condition, stock performance and dividend history, and concluded that a combination with American National warranted further consideration. Overall, the opportunity to accelerate HomeTown’s financial performance goals for its shareholders due to the increased scale and market presence of the combined company and to provide its shareholders with greater returns through stock appreciation and dividend payout, proved compelling to the HomeTown board of directors. The HomeTown board authorized management and the informal committee of Mr. Cartledge, Ms. Still and Mr. Rakes to continue discussions regarding a potential combination with American National.

On May 21, 2018, in consideration of the status of negotiations, ongoing due diligence and the dedication of resources to the transaction, and because each believed the potential transaction would provide value for their respective shareholders and create a good long-term strategic combination, American National and HomeTown entered into a mutual exclusivity agreement. Under the terms of the exclusivity agreement, HomeTown agreed that for a period of 45 days from the date of the agreement it would not (i) solicit, encourage or facilitate any agreement, offer or proposal for, or any indication of interest in, any acquisition or other transaction involving 20% or more of HomeTown’s common stock or its consolidated assets, whether by way of a merger, asset sale, stock purchase, tender offer or other business combination, other than any proposal made by American National (an “alternative transaction”), or (ii) agree to, accept, recommend or endorse an alternative transaction. In the exclusivity agreement, American National agreed that during the exclusivity period it would not, other than with HomeTown, (i) enter into an agreement contemplating another merger or any acquisition of an equity interest in an entity, or (ii) take any action that could reasonably be expected to materially delay a potential transaction with HomeTown. After the initial 45-day exclusivity period, the agreement could be extended automatically for an additional 15-day period and multiple 15-day periods thereafter if the parties were in merger discussions and wanted such extensions.

Following execution of the exclusivity agreement, American National management continued to gather information regarding HomeTown, HomeTown’s employee benefit arrangements and estimated costs of a business combination transaction, and analyze the financial aspects of such a transaction. Additionally, HomeTown engaged Sandler O’Neill, a nationally recognized investment banking firm that has provided services to HomeTown in the past, to assist HomeTown in evaluating American National as a potential merger partner and to advise HomeTown on possible terms of a merger with American National.

The HomeTown board and its executive committee held several meetings during the remainder of May and June at which Sandler O’Neill participated. At these meetings, the board, with the assistance of Sandler O’Neill, discussed financial analyses of a potential combination with American National, non-financial considerations in connection with such a transaction, and evaluated alternative growth strategies to maximize shareholder return. With Sandler O’Neill’s assistance, the HomeTown board analyzed the current merger market for community banking institutions, including the pricing metrics of recently announced transactions, and generally discussed the range of values that HomeTown’s shareholders could potentially realize in a business combination transaction. The HomeTown board also reviewed other potential merger partners and debated the strengths and weaknesses of each at length, including the amounts those companies might be able to pay.

On June 12, 2018, at a regularly scheduled meeting of the American National board of directors, Mr. Haley updated the board on the merger discussions with HomeTown and the results of preliminary due diligence on certain aspects of HomeTown’s operations. Representatives of KBW, a nationally recognized investment banking firm that has provided services to American National in the past, also attended the board meeting by telephone. The KBW representatives reviewed with the American National board information concerning the current business environment for community banks and merger and acquisition activity in the banking industry and specific feedback regarding a merger with HomeTown, including a review of financial aspects of the potential combined company after the merger. After further discussion among board members, the board encouraged American National management to continue exploring the merger with its HomeTown counterparts and approved management submitting a formal non-binding merger proposal to HomeTown reflecting the discussions between the parties and proposed financial terms, including a merger consideration value range, that were discussed at the board meeting.

On July 9, 2018, American National delivered a preliminary non-binding letter of intent to acquire HomeTown. The financial terms provided for an all-stock transaction at an indicated price ranging from $16.92 to $17.18 per share based on a fixed exchange ratio between 0.4010 to 0.4070 shares of American National common stock for each share of HomeTown common stock, derived from American National’s closing price on that day, subject to further due diligence. American National’s proposal also indicated, among other things, that following the subsidiary bank merger, the Virginia banking headquarters of American National Bank would be located in Roanoke, Virginia and that American National would offer board positions to three members of HomeTown’s board, one of which would be Ms. Still, so that there would be pro rata representation on the American National board based on the pro forma ownership of the combined company upon the closing of merger. The letter of intent further stated that American National would work with HomeTown after the merger was announced to assess continued post-merger employment of current HomeTown employees. The letter also stated that American National would need to conduct additional due diligence to finalize the exchange ratio and that HomeTown would have the opportunity to conduct reverse due diligence on American National. To give the parties additional time to complete the due diligence process, American National recommended an extension of the termination date of the exclusivity agreement.

On July 12, 2018, the HomeTown board of directors held a meeting of the full board at which American National’s preliminary non-binding letter of intent was discussed. At the invitation of the HomeTown board, Messrs. Haley and Majors attended the meeting and discussed the terms as outlined in the letter and the company’s post-merger strategy for the Roanoke market. Members of the HomeTown board asked questions about the American National offer and the company’s business and strategy, and Messrs. Haley and Majors responded to the inquiries. Representatives of Sandler O’Neill also attended the board meeting in person serving as the financial advisor to HomeTown. The Sandler O’Neill representatives reviewed with the HomeTown board information concerning the current business environment for community banks and merger and acquisition activity in the banking industry. In addition, Sandler O’Neill provided feedback regarding the non-binding letter of intent and on a potential merger with American National, including a review of financial aspects of the potential combined company after the merger. After meeting with Messrs. Haley and Majors and representatives of Sandler O’Neill, the HomeTown board of directors discussed American National’s proposal at length and further discussed changes it would require to continue merger discussions. On July 16, 2018, HomeTown responded to American National’s July 9, 2018 letter, requesting changes to the exchange ratio and board composition, a commitment to the Roanoke market and other non-substantive changes to American National’s proposal.

On July 24, 2018, American National delivered to HomeTown a revised preliminary non-binding letter of intent containing certain modifications to the July 9 letter of intent based on the suggested changes HomeTown believed were necessary if the parties were to continue merger discussions. In the revised letter of intent, American National increased and fixed the exchange ratio to 0.4150 shares of American National common stock for each share of HomeTown common stock, pending further due diligence. American National also agreed to create an advisory board of American National Bank that would operate for a period of two years after the merger to assist with retaining HomeTown Bank customers, developing new business and representing the combined bank positively in the communities served by HomeTown. The advisory board initially would be composed of all members of the HomeTown and HomeTown Bank boards of directors that would not be members of the boards of directors of American National and American National Bank following completion of the merger.

On July 26, 2018, representatives of HomeTown discussed the revised non-binding letter of intent with Sandler O’Neill. Sandler O’Neill provided advice as to how the terms of the letter of intent compared to the market for similar transactions.

On August 6, 2018, in consideration of the expiration of the exclusivity agreement on August 4, 2018 after two 15-day extensions, American National and HomeTown entered into another exclusivity agreement containing similar terms as the initial exclusivity agreement in order to allow the parties to continue merger discussions and conduct additional due diligence review of their respective companies.

On August 14, 2018, HomeTown’s executive committee discussed the status of negotiations with American National and directed HomeTown’s management to continue discussions and the diligence process with American National.

During August 8-21, 2018, members of American National’s management conducted a credit analysis and review of a portion of HomeTown’s loan portfolio and related documentation. This review was in addition to the business, legal and other financial due diligence of HomeTown that American National had been conducting on an ongoing basis since entering into the confidentiality agreement.

On August 24, 2018, American National’s board of directors held a regular meeting at which management reviewed with the board the proposed revised terms of the transaction and the status of the due diligence review process. A representative of KBW attended the board meeting in person and provided an update regarding financial aspects of the potential combined company based on the revised exchange ratio and reported June 30 financial information on each company. Mr. Haley informed the American National board that he had heard from Ms. Still that the revised non-binding letter of intent was received favorably and that HomeTown was interested in moving forward with the merger discussions.

On August 30, 2018, representatives of Williams Mullen, outside legal counsel to American National, provided representatives of Gentry Locke with a draft merger agreement.

On September 4, 2018, members of HomeTown’s management and representatives of Sandler O’Neill conducted supplemental due diligence on American National’s business operations, including interviews with members of American National’s management.

Beginning after the Labor Day holiday (September 3, 2018) until September 30, 2018, American National and HomeTown, with the assistance of their respective legal counsel and financial advisors, negotiated the provisions of the merger agreement and ancillary documents. Key terms negotiated between the first draft of the merger agreement delivered on August 30, 2018 and the final draft of the merger agreement as presented to the boards of directors of American National and HomeTown on October 1 included: (i) covenants regarding the conduct of HomeTown’s business prior to the closing of the merger; (ii) the circumstances in which the merger agreement may be terminated; and (iii) the amount of the termination fee payable by HomeTown if the merger agreement was terminated under certain circumstances. During this time, the parties continued to conduct final due diligence regarding their organizations. The representatives of American National and HomeTown also negotiated and agreed upon the board positions that certain HomeTown directors would have with American National after the merger, and the employment arrangements and/or change in control payments that certain HomeTown officers may have or expect to receive from American National in connection with the transaction.

On the morning of October 1, 2018, the board of directors of HomeTown held a special meeting to consider the proposed merger and the merger agreement. Management of HomeTown discussed the status of the proposed merger. A representative of Gentry Locke discussed the terms of the proposed merger and reviewed the terms of the proposed merger agreement. During and after the presentation by Gentry Locke, HomeTown’s board of directors extensively discussed the material terms of the merger agreement. Sandler O’Neill then presented its analyses to HomeTown’s board of directors with respect to the financial terms of the proposed merger. Sandler O’Neill rendered to HomeTown’s board of directors its oral opinion (which was subsequently confirmed in writing), as described under the caption “– Opinion of HomeTown’s Financial Advisor,” to the effect that, as of the date of its opinion, the exchange ratio was fair, from a financial point of view, to the holders of HomeTown’s common stock. Following Sandler O’Neill’s presentation, the board further discussed the merger agreement and the terms of the merger, including the factors described under the caption “– HomeTown’s Reasons for the Merger; Recommendation of HomeTown’s Board of Directors,” and unanimously approved the merger and the merger agreement and approved the signing of the merger agreement.

On the afternoon of October 1, 2018, the board of directors of American National held a special meeting to consider the proposed merger and the merger agreement. Management reviewed for the American National board the progress of its negotiations with HomeTown and reported on the status of its due diligence review of HomeTown. American National’s management and board also discussed the proposed representation that HomeTown would have on the American National board after the merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the American National board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to American National. At this meeting, representatives of Williams Mullen, American National’s legal counsel, also discussed with the board of directors the legal standards applicable to its decisions and actions with respect to its consideration of the proposed merger, and reviewed the legal terms of the proposed merger agreement and related transaction agreements. After review and discussion among members of the American National board of directors, including consideration of the factors described under the caption “– American National’s Reasons for the Merger; Recommendation of American National’s Board of Directors,” the American National board determined that the transactions contemplated by the merger agreement and the related agreements were advisable and in the best interests of American National and its shareholders and the directors voted to approve the merger, approve and adopt the merger agreement, and directed American National’s management to finalize and execute a definitive merger agreement on the terms presented at the meeting.

Following the completion of the meetings of the American National board and the HomeTown board on October 1, 2018, the merger agreement and related agreements were placed in final form and were executed and delivered. The transaction was announced after the stock markets closed on October 1, 2018 in a press release issued jointly by American National and HomeTown.

American National’s Reasons for the Merger; Recommendation of American National’s Board of Directors

After careful consideration, American National’s board of directors, at a meeting held on October 1, 2018, determined that the merger agreement is in the best interests of American National and its shareholders. Accordingly, American National’s board of directors adopted and approved the merger agreement and unanimously recommends that American National shareholders vote “FOR” the American National merger proposal and “FOR” the American National adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, American National’s board of directors evaluated the merger in consultation with American National’s management, as well as American National’s financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors, which are not presented in order of priority:

•

the strategic opportunities associated with American National’s continued expansion in Roanoke, Virginia, including the attractive core deposit base, small business lending opportunities, and the ability to leverage American National’s experienced lending teams already operating in the market;

•	its belief that HomeTown is a high quality community banking franchise with strong management and leadership, with a compatible business culture and meaningful branch overlap;

•

its knowledge and review of HomeTown’s financial condition, earnings, business operations and prospects, taking into account the results of American National’s extensive due diligence investigation of HomeTown’s loan portfolio;

•

the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry, the regulatory and compliance environment, and the likely effect of the foregoing factors on American National with and without the merger;

•

its belief that American National’s increased size and scale, with pro forma assets of approximately $2.4 billion, prominent pro forma market position of the combined organization in the Roanoke, Virginia, market, and quality of operations would better position it to compete and grow its business;

•

American National’s expectations and analyses of the financial metrics of the merger, including potential cost saving opportunities, expected earnings per share accretion and manageable dilution to tangible book value projected to be earned back in approximately three years;

•

the opinion, dated October 1, 2018, of KBW to the American National board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to American National of the exchange ratio in the proposed merger, as more fully described below under “– Opinion of American National’s Financial Advisor;”

•	the corporate governance aspects of the transaction, including the post-merger board composition and the establishment of an advisory board of American National Bank to serve the Roanoke market; and

•

its assessment of the likelihood that the merger would be completed in a timely manner without unacceptable regulatory conditions or requirements, including that no branch divestitures would likely be required, and the ability of the management team to successfully integrate and operate the businesses of American National and HomeTown after the merger.

The American National board also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations on the merger, including the following material factors:

•	the potential for an initial negative impact on the market price of American National common stock;

•	the possibility that the merger and related integration process could result in the loss of key employees, the disruption of American National’s on-going business and the loss of customers;

•	the possibility of encountering difficulties in achieving cost savings in the amount currently estimated or in the timeframe currently contemplated;

•	the substantial merger and integration related expenses, estimated at approximately $17.0 million; and

•

the risks of the type and nature described under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and in filings of American National incorporated in this joint proxy statement/prospectus by reference.

The foregoing discussion of the information and factors considered by American National’s board of directors is not intended to be exhaustive but includes the material factors considered by American National’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, American National’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of American National’s board of directors may have given different weight to different factors. American National’s board of directors conducted an overall analysis of the factors described above and considered the factors overall to be favorable to, and to support, its determination to approve the merger agreement and the transactions contemplated thereby.

The foregoing explanation of American National’s board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

HomeTown’s Reasons for the Merger; Recommendation of HomeTown’s Board of Directors

After careful consideration, at a meeting held on October 1, 2018, HomeTown’s board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of HomeTown and its shareholders. Accordingly, HomeTown’s board of directors approved and adopted the merger agreement and unanimously recommends that HomeTown shareholders vote “FOR” the HomeTown merger proposal and “FOR” the HomeTown adjournment proposal.

In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, HomeTown’s board of directors evaluated the merger in consultation with HomeTown’s management, as well as HomeTown’s financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors, which are not presented in order of priority:

•	HomeTown’s belief that the merger will accelerate achievement of its financial performance goals for its shareholders;

•

the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company due to its larger size, asset base, capital, market capitalization and geographic footprint as compared to HomeTown as an independent organization;

•	American National’s financial condition, earnings, business, operations, asset quality and prospects, taking into account the results of HomeTown’s due diligence investigation of American National;

•	the strength of American National’s management, board of directors and succession plan;

•

the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that may impact HomeTown’s industry competitive condition;

•

the expected receipt by HomeTown shareholders, after the effective time of the merger, of dividends declared and paid by American National on shares of American National common stock consistent with historical levels and trends;

•	the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•

HomeTown’s understanding of the current and prospective environment in which American National and HomeTown operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on HomeTown both with and without the merger;

•	the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;

•	the compatibility of and complementary nature of American National’s business, operations and business culture with those of HomeTown;

•	HomeTown’s expectations and analyses of cost synergies, earnings accretion, tangible book value dilution and internal rate of return, among other metrics;

•	the benefits to HomeTown and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits and greater financial resources;

•	American National’s past record of integrating acquisitions and realizing the benefits of acquisitions; and

•

the opinion of Sandler O’Neill delivered to the HomeTown board of directors on October 1, 2018 to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to the holders of HomeTown common stock, as more fully described below under “– Opinion of HomeTown’s Financial Advisor.”

The HomeTown board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations on the merger, including the following material factors:

•

that the exchange ratio is fixed, so, if the market price of American National common stock is lower at the time of the consummation of the merger than at the date of this joint proxy statement/prospectus or the date of the special meetings, the economic value of the merger consideration to be received by holders of HomeTown common stock also would be lower;

•

the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management’s time and energy and potential opportunity cost;

•

the fact that certain of HomeTown’s directors and officers have interests in the merger that are in addition to their interests generally as HomeTown shareholders, which have the potential effect to influence such directors’ and officers’ views and actions in connection with the merger;

•	the potential risks of diverting management attention and resources from the operation of HomeTown’s business and toward the completion of the merger;

•	the restrictions on the conduct of HomeTown’s business during the period between the execution of the merger agreement and the completion of the merger;

•	the possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of HomeTown’s on-going business and in the loss of customers;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential payment of a termination fee and market reactions;

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company; and

•	the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit.

The foregoing discussion of the information and factors considered by the HomeTown board of directors is not intended to be exhaustive but includes the material factors considered by the HomeTown board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the HomeTown board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the HomeTown board of directors may have given different weight to different factors. The HomeTown board of directors conducted an overall analysis of the factors described above and considered the factors overall to be favorable to, and to support, its determination.

This explanation of the HomeTown board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Financial Forecasts

American National and HomeTown do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, American National and HomeTown are including in this joint proxy statement/prospectus certain unaudited prospective financial information that was made available to or discussed with the parties’ respective financial advisors in connection with the merger. The inclusion of this information should not be regarded as an indication that any of American National, HomeTown, KBW or Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to American National’s and HomeTown’s respective business, all of which are difficult to predict and many of which are beyond American National’s and HomeTown’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. American National and

HomeTown can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to American National’s and HomeTown’s business, industry performance, general business and economic conditions, competition and adverse changes in applicable laws, regulations or rules, and the various risks similar to those set forth in the “Risk Factors” section beginning on page 26.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the Securities and Exchange Commission (the “SEC”) or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in American National’s and HomeTown’s historical GAAP financial statements. Neither American National’s or HomeTown’s auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. American National and HomeTown can give no assurance that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. American National and HomeTown do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either American National or HomeTown, as applicable, of the merger and does not attempt to predict or suggest future results of American National after giving effect to the merger. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by American National as a result of the merger, the effect on either American National or HomeTown, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either or American National or HomeTown, as applicable, of any possible failure of the merger to occur. None of American National, HomeTown, KBW or Sandler O’Neill or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any American National or HomeTown shareholder or other person regarding American National’s or HomeTown’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this joint proxy statement/prospectus should not be deemed an admission or representation by American National or HomeTown that it is viewed as material information of American National or HomeTown, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger proposal, but is being provided solely because it was made available to KBW or Sandler O’Neill in connection with the merger.

In light of the foregoing, and considering that the special meetings will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, American National and HomeTown shareholders are cautioned not to place unwarranted reliance on such information, and American National and HomeTown urge all shareholders to review American National’s and HomeTown’s financial statements and other information contained elsewhere in or incorporated by reference into this joint proxy statement/prospectus for a description of American National’s and HomeTown’s business and financial results.

The following table presents a summary of selected unaudited prospective financial data of HomeTown provided by HomeTown to Sandler O’Neill as of and for the periods presented (dollars in millions):

	2018	2019	2020
Net interest income	$18.9	$20.5	$22.0
Noninterest income	4.1	3.9	4.2
Noninterest expense	16.0	16.4	17.1
Net income available to common shareholders	4.9	5.4	6.2

For purposes of Sandler O’Neill’s HomeTown net present value analysis performed in connection with Sandler O’Neill’s opinion, Sandler O’Neill used projected earnings per share for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of HomeTown, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of HomeTown. The following table summarizes this unaudited prospective financial information for the periods presented with respect to HomeTown as used by Sandler O’Neill for its HomeTown net present value analysis:

	2018	2019	2020	2021	2022
Earnings per share	$0.83	$0.93	$1.06	$1.15	$1.24
Dividends per share	0.12	0.16	0.20	0.24	0.28

For purposes of Sandler O’Neill’s American National net present value analysis performed in connection with Sandler O’Neill’s opinion, Sandler O’Neill used the publicly available median consensus analyst estimate of earnings per share of American National for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of American National. The following table summarizes this unaudited prospective financial information for the periods presented with respect to American National as used by Sandler O’Neill:

	2018	2019	2020	2021	2022
Earnings per share	$2.70	$2.90	$3.02	$3.14	$3.26
Dividends per share	1.00	1.04	1.08	1.12	1.17

For purposes of Sandler O’Neill’s pro forma merger analysis performed in connection with Sandler O’Neill’s opinion, Sandler O’Neill used the publicly available median consensus analyst estimate of earnings per share of American National for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter, as provided by the senior management of American National, as well as estimated earnings per share of HomeTown for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of American National. The following table summarizes this unaudited prospective financial information for the periods presented with respect to American National and HomeTown:

	2018	2019	2020	2021	2022
American National earnings per share	$2.70	$2.90	$3.02	$3.14	$3.26
HomeTown earnings per share	0.77	0.85	0.93	1.03	1.13

For purposes of the financial analyses performed in connection with KBW’s opinion, KBW used publicly available mean analyst estimates of 2018 and 2019 EPS of American National and financial forecasts and projections relating to 2018 and 2019 EPS of HomeTown provided by American National management. KBW also used assumed long-term EPS growth rates for American National and HomeTown for the years thereafter as provided by the management of American National. In addition, KBW used publicly available mean analyst estimates of the assets of American National as of March 31, 2019 and December 31, 2019 and estimates of the assets of HomeTown as of March 31, 2019 and December 31, 2019 provided by American National management, as well as assumed long-term asset growth rates for American National and HomeTown as provided by the management of American National. The following tables summarize certain of the above unaudited prospective financial information with respect to American National and HomeTown (including extrapolations based on the assumed long-term growth rates described above):

	For the Years Ended December 31,
	2018	2019	2020	2021	2022
American National EPS	$2.69	$2.90	$3.02	$3.14	$3.26
HomeTown EPS	$0.77	$0.85	$0.94	$1.03	$1.13

	3/31/2019	12/31/2019	12/31/2020	12/31/2021	12/31/2022
American National Assets (millions)	$1,912	$1,995	$2,075	$2,158	$2,245
HomeTown Assets (millions)	$583	$609	$646	$685	$726

Opinion of American National’s Financial Advisor

American National engaged KBW to render financial advisory and investment banking services to American National, including an opinion to the American National board of directors as to the fairness, from a financial point of view, to American National of the exchange ratio in the proposed merger. American National selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the American National board held on October 1, 2018 at which the American National board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to American National. The American National board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the American National board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to American National. It did not address the underlying business decision of American National to engage in the merger or enter into the merger agreement or constitute a recommendation to the American National board in connection with the merger, and it does not constitute a recommendation to any holder of American National common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of American National and HomeTown and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated October 1, 2018 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of American National;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 of American National;

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of HomeTown;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of HomeTown;

•

certain regulatory filings of American National, HomeTown and their respective subsidiaries, including, as applicable, the quarterly reports on Form FRY-9C and quarterly call reports that were filed with respect to each quarter during the three year period ended December 31, 2017 as well as the quarters ended March 31, 2018 and June 30, 2018;

•	certain other interim reports and other communications of American National and HomeTown to their respective shareholders; and

•

other financial information concerning the respective businesses and operations of American National and HomeTown that was furnished to KBW by American National and HomeTown or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of American National and HomeTown;

•	the assets and liabilities of American National and HomeTown;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information of American National and HomeTown with similar information for certain other companies, the securities of which were publicly traded;

•

financial and operating forecasts and projections of HomeTown that were prepared by American National management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the American National board;

•

publicly available consensus “street estimates” of American National, as well as assumed American National long-term growth rates that were provided to KBW by American National management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the American National board; and

•

estimates regarding certain pro forma financial effects of the merger on American National (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by American National management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the American National board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the managements of American National and HomeTown regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon American National management as to the reasonableness and achievability of the financial and operating forecasts and projections of HomeTown, the publicly available consensus “street estimates” of American National, the assumed American National long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on American National (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above, and the assumptions and bases for all such information, and KBW assumed that all such information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of American National referred to above that such estimates were consistent with, the best currently available estimates and judgments of American National management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of American National and HomeTown that was provided to and discussed with KBW was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of American National referred to above, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with American National management and with the consent of the American National board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either American National or HomeTown since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with American National’s consent, that the aggregate allowances for loan and lease losses for each of American National and HomeTown are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of American National or HomeTown, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of American National or HomeTown under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:

•

the merger and any related transactions (including the subsidiary bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of HomeTown common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•

there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction (including the subsidiary bank merger) and that all conditions to the completion of the merger and any such related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the subsidiary bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of American National, HomeTown or the pro forma entity, or the contemplated benefits and effects of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of American National that American National relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to American National, HomeTown, the merger and any related transaction (including the subsidiary bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to American National. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger to American National, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of American National to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by American National or the American National board;

•

any business, operational or other plans with respect to HomeTown or the pro forma entity that may be currently contemplated by American National or the American National board or that may be implemented subsequent to the closing of the merger;

•

the fairness of the amount or nature of any compensation to any of American National’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of American National common stock or relative to the exchange ratio;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of American National, HomeTown or any other party to any transaction contemplated by the merger agreement;

•	the actual value of American National common stock to be issued in connection with the merger;

•

the prices, trading range or volume at which American National common stock or HomeTown common stock would trade following the public announcement of the merger or the prices, trading range or volume at which American National common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to American National, HomeTown, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, American National and HomeTown. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the American National board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the American National board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between American National and HomeTown and the decision of American National to enter into the merger agreement was solely that of the American National board.

The following is a summary of the material financial analyses presented by KBW to the American National board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the American National board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $16.19 per outstanding share of HomeTown common stock, or $95.3 million in the aggregate (inclusive of the implied value of HomeTown options in the proposed merger), based on the 0.415x exchange ratio in the proposed merger and the closing price of American National common stock on September 28, 2018.

HomeTown Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of HomeTown to nine selected major exchange-traded banks and thrifts that were headquartered in the Southeast United States (defined as Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) with total assets between $400 million and $1.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Auburn National Bancorporation, Inc.

Bank of South Carolina Corporation

Bank of the James Financial Group, Inc.

Carolina Trust BancShares, Inc.

Citizens Holding Company

Fauquier Bankshares, Inc.

First US Bancshares, Inc.

Southwest Georgia Financial Corporation

Village Bank and Trust Financial Corp.

To perform this analysis, KBW used profitability and other financial information for the most recent completed quarter (“MRQ”) or the latest 12 months (“LTM”) available (which in the case of HomeTown were the periods ended June 30, 2018) or as of the end of such periods and market price information as of September 28, 2018. Where consolidated holding company level financial data for HomeTown and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in HomeTown’s historical financial statements, or the data prepared by Sandler O’Neill presented under the section “The Merger – Opinion of HomeTown’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of HomeTown and the selected companies:

		Selected Companies
	HomeTown	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets (%) (1)	0.69	0.64	0.79	0.81	0.91
MRQ Core Return on Average Tangible Common Equity (%) (1)	7.45	7.56	9.65	9.14	10.48
MRQ Net Interest Margin (%)	3.56	3.73	3.76	3.88	4.02
MRQ Fee Income / Revenue Ratio (%) (2)	14.3	11.7	18.4	16.8	19.9
MRQ Efficiency Ratio (%)	74.5	77.4	72.2	72.6	68.6

(1)	Core income excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of HomeTown and the selected companies:

		Selected Companies
	HomeTown	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	9.27	8.18	8.86	9.22	10.23
Total Risk Based Capital Ratio (%)	12.40	12.98	13.59	15.08	17.29
Loans / Deposits (%)	95.9	67.8	83.3	78.8	90.2
Loan Loss Reserve / Gross Loans (%)	0.85	0.88	0.97	1.01	1.04
Nonperforming Assets / Loans + OREO (%)	1.91	1.68	1.16	1.36	0.51
MRQ Net Charge-Offs / Average Loans (%)	0.05	0.23	0.14	0.13	(0.02)

In addition, KBW’s analysis showed the following concerning the market performance of HomeTown and the selected companies (excluding the impact of the LTM earnings per share (“EPS”) multiples for two of the selected companies, which multiples were considered to be not meaningful because they were greater than 30.0):

			Selected Companies
	HomeTown		25th Percentile	Median	Average	75th Percentile
1-Year Stock Price Change (%)	23.5		(1.6)	7.5	7.7	10.8
YTD Stock Price Change (%)	19.9		(4.2)	1.7	1.4	9.0
Stock Price / Tangible Book Value per Share (x)	1.50		1.32	1.40	1.50	1.63
Stock Price / LTM EPS (1) (x)	22.1	(2)	15.4	16.9	17.6	17.9
Dividend Yield (%)	1.2		0.7	1.9	1.8	2.5
LTM (1) Dividend Payout Ratio (%)	26.4	(2)	22.5	27.3	30.4	39.8

(1)	LTM EPS adjusted for deferred tax asset revaluation due to the Tax Cuts and Jobs Act in the fourth quarter of 2017.
(2)	Hometown LTM EPS adjusted for charge in the fourth quarter 2017 tax provision related to the Tax Cuts and Jobs Act per disclosure in HomeTown earnings release.

No company used as a comparison in the above selected companies analysis is identical to HomeTown. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

American National Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of American National to 12 selected major exchange-traded banks that were headquartered in North Carolina or Virginia with total assets between $1.0 billion and $5.0 billion. Merger targets were excluded from the selected companies.

The selected companies were as follows:

Access National Corporation	HomeTrust Bancshares, Inc.
C&F Financial Corporation	National Bankshares, Inc.
Community Bankers Trust Corporation	Old Point Financial Corporation
Entegra Financial Corp.	Peoples Bancorp of North Carolina, Inc.
First Community Bancshares, Inc.	Select Bancorp, Inc.
FVCBankcorp, Inc.	Southern National Bancorp of Virginia, Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed quarter or the latest 12 months available (which in the case of American National were the periods ended June 30, 2018) or as of the end of such periods and market price information as of September 28, 2018. KBW also used 2018 and 2019 consensus “street” estimates for American National and the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for three of the selected companies). Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in American National’s historical financial statements, or the data prepared by Sandler O’Neill presented under the section “The Merger – Opinion of HomeTown’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of American National and the selected companies:

		Selected Companies
	American National	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets (%) (1)	1.27	1.05	1.19	1.16	1.35
MRQ Core Return on Average Tangible Common Equity (%) (1)	13.90	10.41	12.04	12.23	15.59
MRQ Net Interest Margin (%)	3.50	3.48	3.69	3.92	4.28
MRQ Fee Income / Revenue Ratio (%) (2)	18.1	9.2	16.8	17.8	26.8
MRQ Efficiency Ratio (%)	59.8	66.9	62.5	62.4	55.4

(1)	Core income excluded extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses, and amortization of intangibles as calculated by S&P Global Market Intelligence.
(2)	Excluded gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of American National and the selected companies:

		Selected Companies
	American National	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets (%)	9.46	8.99	9.47	9.90	10.59
Total Risk Based Capital Ratio (%)	15.06	13.13	13.55	14.58	14.90
Loans / Deposits (%)	85.8	86.4	92.8	92.6	96.0
Loan Loss Reserve / Gross Loans (%)	1.01	0.83	0.94	1.13	1.09
Nonperforming Assets / Loans + OREO (%)	0.29	1.89	1.29	1.26	0.63
MRQ Net Charge-Offs / Average Loans (%)	0.01	0.16	0.08	0.13	0.01

In addition, KBW’s analysis showed the following concerning the market performance of American National and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiples for two of the selected companies, which multiples were considered to be not meaningful because they were greater than 30.0):

		Selected Companies
	American National	25th Percentile	Median	Average	75th Percentile
1-Year Stock Price Change (%)	(6.3)	(5.3)	2.5	2.0	8.0
YTD Stock Price Change (%)	1.8	(2.1)	0.8	2.9	9.2
Stock Price / Tangible Book Value per Share (x)	2.02	1.50	1.58	1.73	1.85
Stock Price / LTM EPS (1) (x)	15.8	15.0	17.7	18.1	20.8
Stock Price / 2018 Estimated EPS (x)	14.5	14.3	15.8	15.9	18.0
Stock Price / 2019 Estimated EPS (x)	13.4	13.1	14.3	14.3	15.5
Dividend Yield (%)	2.6	0.0	1.6	1.3	2.4
LTM (1) Dividend Payout Ratio (%)	40.5	0.0	26.8	37.2	42.6

(1)	LTM EPS adjusted for deferred tax asset revaluation due to the Tax Cuts and Jobs Act in the fourth quarter of 2017.

No company used as a comparison in the above selected companies analysis is identical to American National. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 21 selected whole bank transactions in the Southeast United States announced since January 1, 2017 with acquired company assets between $300 million and $1.0 billion. Terminated transactions and mergers of equals were excluded from the selected transactions. The selected transactions were as follows:

Acquiror	Acquired Company

Park National Corporation

First Bancshares, Inc.

Seacoast Banking Corporation of Florida

CapStar Financial Holdings, Inc.

National Commerce Corporation

Park National Corporation

First Citizens BancShares, Inc.

FCB Financial Holdings, Inc.

Ameris Bancorp

CB Financial Services, Inc.

WesBanco, Inc.

First Bancshares, Inc.

Reliant Bancorp Inc.

National Commerce Corporation

CenterState Bank Corporation

United Community Banks, Inc.

State Bank Financial Corporation

SmartFinancial, Inc.

Seacoast Banking Corporation of Florida

First Bancorp

United Community Banks, Inc.

CAB Financial Corporation

FMB Banking Corporation

First Green Bancorp, Inc.

Athens Bancshares Corporation

Landmark Bancshares, Inc.

NewDominion Bank

HomeBancorp, Inc.

Floridian Community Holdings, Inc.

Atlantic Coast Financial Corporation

First West Virginia Bancorp, Inc.

First Sentry Bancshares, Inc.

Southwest Banc Shares, Inc.

Community First, Inc.

FirstAtlantic Financial Holdings, Inc.

Sunshine Bancorp, Inc.

Four Oaks Fincorp, Inc.

AloStar Bank of Commerce

Capstone Bancshares, Inc.

Palm Beach Community Bank

ASB Bancorp, Inc.

HCSB Financial Corporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•

Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income).

KBW also reviewed the price per common share paid for the acquired company for the 10 selected transactions in which the acquired company was publicly traded as a premium to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $16.19 per outstanding share of HomeTown common stock, or $95.3 million in the aggregate, and using historical financial information for HomeTown as of or for the 12 months ended June 30, 2018 and the closing price of HomeTown common stock on September 28, 2018.

The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for four of the selected transactions, which multiples were considered to be not meaningful because they were greater than 35.0x):

			Selected Transactions
Transaction Price to	American National / HomeTown Merger		25th Percentile	Median	Average	75th Percentile
Price to Tangible Book Value (x)	1.82		1.71	1.81	1.81	1.88
Core Deposit Premium (%)	11.0		9.6	12.4	12.2	14.1
Price to LTM EPS (1) (x)	26.7	(2)	16.4	20.0	20.9	23.7
One - Day Market Premium (%)	20.8		21.1	24.4	27.4	31.7

(1)

LTM EPS adjusted for revaluation of deferred tax asset/liability due to the Tax Cuts and Jobs Act in the fourth quarter of 2017, where applicable. In the case of three acquired companies (FMB Banking Corporation, Southwest Banc Shares, Inc. and Palm Beach Community Bank) which were S-corporations, LTM EPS was tax-effected.

(2)	Hometown LTM EPS adjusted for charge in the fourth quarter 2017 tax provision related to the Tax Cuts and Jobs Act per disclosure in HomeTown earnings release.

No company or transaction used as a comparison in the above selected transaction analysis is identical to HomeTown or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of American National and HomeTown to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for American National and HomeTown as of June 30, 2018, (ii) publicly available consensus “street estimates” of American National, (iii) financial forecasts and projections of HomeTown provided by American National management, and (iv) market price data as of September 28, 2018. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of American National and HomeTown shareholders in the combined company based on the 0.415x exchange ratio in the proposed merger:

	American National as a % of Total	HomeTown as a % of Total
Ownership
Ownership at 0.415x Merger Exchange Ratio	78%	22%
Balance Sheet
Assets	77%	23%
Gross Loans	74%	26%
Deposits	76%	24%
Tangible Common Equity	76%	24%
Income Statement
2018 Est. GAAP Net Income	84%	16%
2019 Est. GAAP Net Income	84%	16%
Market Capitalization
Pre-Deal Market Capitalization	81%	19%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of American National and HomeTown. Using (i) closing balance sheet estimates as of March 31, 2019 for American National and HomeTown, extrapolated from historical data using growth rates taken from publicly available consensus “street estimates” of American National in the case of American National and provided by American National management in the case of HomeTown, (ii) publicly available consensus “street estimates” of American National and assumed American National long-term growth rates provided by American National management, (iii) financial and operating forecasts and projections of HomeTown provided by American National management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger, certain accounting adjustments and restructuring charges assumed with respect thereto) provided by American National management, KBW analyzed the estimated financial impact of the merger on certain projected financial results.

This analysis indicated that the merger could be accretive to American National’s 2019 and 2020 estimated EPS and dilutive to American National’s estimated tangible book value per share at closing as of March 31, 2019. Furthermore, the analysis indicated that, pro forma for the merger, each of American National’s tangible common equity to tangible assets ratio, Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio could be lower at closing as of March 31, 2019. For all of the above analysis, the actual results achieved by American National following the merger may vary from the projected results, and the variations may be material.

HomeTown Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of HomeTown, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, KBW used financial and operating forecasts and projections relating to the earnings and assets of HomeTown provided by American National management and estimated cost savings and related expenses and accounting adjustments and restructuring charges provided by American National management, and KBW assumed discount rates ranging from 15.0% to 19.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that HomeTown could generate over the five-year period from 2019 to 2023 and (ii) the present value of HomeTown’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments and restructuring charges. KBW assumed that HomeTown would maintain a tangible common equity to tangible assets ratio of 8.00% and HomeTown would retain sufficient earnings to maintain that level. In calculating the terminal value of HomeTown, KBW applied a range of 12.0x to 16.0x HomeTown’s estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of HomeTown common stock, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments and restructuring charges assumed with respect thereto, of $16.02 per share to $23.74 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analyses did not purport to be indicative of the actual values or expected values of HomeTown.

American National Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of American National. In this analysis, KBW used publicly available consensus “street estimates” of American National and assumed American National long-term growth rates provided by American National management, and KBW assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that American National could generate over the five-year period from 2019 to 2023 and (ii) the present value of American National’s implied terminal value at the end of such period. KBW assumed that American National would maintain a tangible common equity to tangible assets ratio of 8.00% and American National would retain sufficient earnings to maintain that level. In calculating the terminal value of American National, KBW applied a range of 12.0x to 16.0x American National’s estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of American National common stock of $33.14 per share to $46.39 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analyses did not purport to be indicative of the actual values or expected values of American National.

Miscellaneous. KBW acted as financial advisor to American National in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, American National and HomeTown. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of American National or HomeTown for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, American National has agreed to pay KBW a total cash fee equal to 0.88% of the aggregate merger consideration, $150,000 of which became payable with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. American National also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to American National but did not receive any compensation for such services or enter into any engagement agreement in connection therewith. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to HomeTown. KBW may in the future provide investment banking and financial advisory services to American National or HomeTown and receive compensation for such services.

Opinion of HomeTown’s Financial Advisor

HomeTown retained Sandler O’Neill to act as financial advisor to HomeTown’s board of directors in connection with HomeTown’s consideration of a possible business combination. HomeTown selected Sandler O’Neill as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to HomeTown in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 1, 2018 meeting at which HomeTown’s board of directors considered the merger and the merger agreement, Sandler O’Neill delivered to the board its oral opinion, which was subsequently confirmed in writing on October 1, 2018, to the effect that, as of such date, the exchange ratio was fair to the holders of HomeTown common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of HomeTown common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion was directed to the board of directors of HomeTown in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of HomeTown as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of HomeTown common stock and did not address the underlying business decision of HomeTown to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for HomeTown or the effect of any other transaction in which HomeTown might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of HomeTown or American National, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	A draft of the merger agreement, dated as of September 25, 2018;

•	Certain publicly available financial statements and other historical financial information of HomeTown that Sandler O’Neill deemed relevant;

•	Certain publicly available financial statements and other historical financial information of American National that Sandler O’Neill deemed relevant;

•

Certain internal financial projections for HomeTown for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of HomeTown, as well as a long-term earnings per share growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of HomeTown;

•

Publicly available median analyst earnings per share estimates for American National for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and annual dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of American National;

•

The pro forma financial impact of the merger on American National based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as earnings per share estimates for HomeTown for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of American National (collectively, the “Pro Forma Assumptions”);

•

The publicly reported historical price and trading activity for HomeTown common stock and American National common stock, including a comparison of certain stock market information for HomeTown common stock and American National common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which were publicly traded;

•	A comparison of certain financial information for HomeTown and American National with similar financial institutions for which information was publicly available;

•	The financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available;

•	The current market environment generally and the banking environment in particular; and

•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of HomeTown and its representatives the business, financial condition, results of operations and prospects of HomeTown and held similar discussions with certain members of the management of American National and its representatives regarding the business, financial condition, results of operations and prospects of American National.

In performing Sandler O’Neill’s review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by HomeTown or American National or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of HomeTown and American National that they are not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HomeTown or American National or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of HomeTown or American National. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of HomeTown or American National, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to HomeTown or American National. Sandler O’Neill assumed, with HomeTown’s consent, that the respective allowances for loan losses for both HomeTown and American National were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for HomeTown for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of HomeTown, as well as a long-term earnings per share growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of HomeTown. In addition, Sandler O’Neill used publicly available median analyst earnings per share estimates for American National for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and annual dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of American National. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of American National. With respect to the foregoing information, the respective senior managements of HomeTown and American National confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of HomeTown and American National, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of

HomeTown or American National since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to Sandler O’Neill’s analysis that HomeTown and American National would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with HomeTown’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on HomeTown, American National, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with HomeTown’s consent, Sandler O’Neill relied upon the advice that HomeTown received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of HomeTown common stock or American National common stock at any time or what the value of American National common stock will be once it is actually received by the holders of HomeTown common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to HomeTown’s board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to HomeTown or American National and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of HomeTown and American National and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio to the holders of HomeTown common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of HomeTown, American National, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to HomeTown’s board of directors at its October 1, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of HomeTown common stock or American National common stock or the prices at which HomeTown or American National common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by HomeTown’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of HomeTown’s board of directors with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed transaction. Sandler O’Neill calculated an implied purchase price per share of $16.19, or an aggregate implied transaction value of approximately $95.3 million, consisting of the implied value of 0.4150 shares of American National common stock based on the closing price of American National common stock on September 28, 2018. Based upon financial information for HomeTown as of or for the most recent available completed quarter (“MRQ”) ended June 30, 2018 and the closing price of HomeTown common stock on September 28, 2018, Sandler O’Neill calculated the following implied transaction metrics:

Purchase Price Per Share / LTM EPS	27.4x
Purchase Price Per Share / June 30, 2018 Book Value Per Share	182%
Purchase Price Per Share / June 30, 2018 Tangible Book Value Per Share	182%
Tangible Book Premium / Core Deposits¹ (“Core Deposit Premium”)	11.0%
Market Premium as of September 28, 2018	20.8%

(1)	Core Deposits defined as total deposits less time deposits greater than $100,000.

Stock Trading History. Sandler O’Neill reviewed the historical publicly reported trading prices of HomeTown common stock and American National common stock for the one-year period ended September 28, 2018. Sandler O’Neill then compared the relationship between the movements in the price of HomeTown common stock and American National common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

HomeTown’s One-Year Stock Performance

	Beginning Value September 28, 2017	Ending Value September 28, 2018
HomeTown	100%	123.5%
HomeTown Peer Group	100%	118.6%
SNL U.S. Bank and Thrift Index	100%	106.0%
S&P 500 Index	100%	116.1%
NASDAQ Bank Index	100%	103.5%

American National’s One-Year Stock Performance

	Beginning Value September 28, 2017	Ending Value September 28, 2018
American National	100%	93.7%
American National Peer Group	100%	104.2%
SNL U.S. Bank and Thrift Index	100%	106.0%
S&P 500 Index	100%	116.1%
NASDAQ Bank Index	100%	103.6%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for HomeTown with a group of financial institutions selected by Sandler O’Neill. The HomeTown peer group included 24 United States-based banks and thrifts headquartered in Virginia whose securities were publicly traded and with assets between $250 million and $1.0 billion, but excluded targets of announced merger transactions (the “HomeTown Peer Group”). The HomeTown Peer Group consisted of the following companies:

Bay Banks of Virginia, Inc.	MainStreet Bancshares, Inc.
Chesapeake Financial Shares, Inc.	Eagle Financial Services, Inc.
F & M Bank Corp.	First National Corporation
New Peoples Bankshares, Inc.	Bank of the James Financial Group, Inc.
Virginia National Bankshares Corporation	Fauquier Bankshares, Inc.
Benchmark Bankshares, Inc.	Highlands Bankshares, Inc.
Bank of Southside Virginia Corporation	Parkway Acquisition Corp.
Freedom Bank of Virginia	Village Bank and Trust Financial Corp.
Pinnacle Bankshares Corporation	Blue Ridge Bankshares, Inc.
Farmers Bankshares, Inc.	Touchstone Bank
Bank of Botetourt	Virginia Partners Bank
Citizens Bancorp of Virginia, Inc.	Virginia Community Bankshares, Inc.

The analysis compared publicly available financial information for HomeTown with corresponding data for the HomeTown Peer Group as of or for year-to-date ended June 30, 2018 with pricing data as of September 28, 2018. The table below sets forth the data for HomeTown and the high, low, mean, and median data for the HomeTown Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in HomeTown’s historical financial statements, as a result of the different periods, assumptions and methods used by Sandler O’Neill to compute the financial data presented.

HomeTown Comparable Company Analysis

	HomeTown	HomeTown Peer Group High	HomeTown Peer Group Low	HomeTown Peer Group Mean	HomeTown Peer Group Median
Total Assets ($ millions)	558	983	252	596	578
Loans / Deposits	95.9%	111.5%	51.0%	87.6%	89.7%
Non-Performing Assets¹ / Total Assets	1.59%	3.09%	0.01%	1.15%	1.02%
Net Charge-offs / Average Loans	0.05%	0.72%	(0.15%)	0.12%	0.06%
Tangible Common Equity / Tangible Assets	9.27%	17.60%	6.87%	9.79%	9.81%
Leverage Ratio	10.70%	17.49%	8.66%	10.50%	9.93%
Total Risk Based Capital Ratio	12.40%	29.24%	10.10%	14.72%	13.63%
CRE / Total Risk Based Capital Ratio	244.5%	377.3%	24.5%	190.4%	192.2%
YTD Return on Average Assets (“ROAA”)	0.79%	1.47%	0.01%	0.90%	0.97%
YTD Return on Average Equity (“ROAE”)	8.45%	17.18%	0.12%	8.84%	9.05%
YTD Net Interest Margin	3.55%	4.77%	3.35%	3.87%	3.77%
YTD Efficiency Ratio	75.9%	97.1%	55.3%	73.9%	74.6%
Stock Price / Tangible Book Value	151%	179%	93%	138%	135%
Stock Price / YTD Annualized Earnings Per Share	18.1x	29.5x	9.4x	16.0x	13.9x
Current Dividend Yield	1.19%	3.23%	0.93%	2.13%	2.07%
Market Capitalization ($ millions)	78	175	25	85	75

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
Note:	Prior period or bank level data used where GAAP data unavailable

Sandler O’Neill used publicly available information to perform a similar analysis for American National by comparing selected financial information for American National with a group of financial institutions selected by Sandler O’Neill. The American National peer group included 11 North Carolina and Virginia headquartered banks and thrifts whose securities were publicly traded on major United States exchanges and with assets between $1.0 billion and $5.0 billion but excluded targets of announced merger transactions and Live Oak Bancshares due to its business model (the “American National Peer Group”). The American National Peer Group consisted of the following companies:

HomeTrust Bancshares, Inc.	Access National Corporation
Southern National Bancorp of Virginia, Inc.	First Community Bancshares, Inc.
Entegra Financial Corp.	C&F Financial Corporation
Community Bankers Trust Corporation	National Bankshares, Inc.
Select Bancorp, Inc.	Peoples Bancorp of North Carolina, Inc.
Old Point Financial Corporation

The analysis compared publicly available financial information for American National with corresponding data for the American National Peer Group as of or for the year-to-date ended June 30, 2018 with pricing data as of September 28, 2018. The table below sets forth the data for American National and the high, low, mean, and median data for the American National Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in American National’s historical financial statements, as a result of the different periods, assumptions and methods used by Sandler O’Neill to compute the financial data presented.

American National Comparable Company Analysis

	American National	American National Peer Group High	American National Peer Group Low	American National Peer Group Mean	American National Peer Group Median
Total Assets ($ millions)	1,825	3,304	1,032	1,859	1,536
Loans / Deposits	85.8%	115.0%	64.6%	92.4%	92.4%
Non-Performing Assets¹ / Total Assets	0.21%	1.78%	0.25%	0.94%	0.95%
Net Charge-offs / Average Loans	0.01%	0.83%	(0.05%)	0.14%	0.09%
Tangible Common Equity / Tangible Assets	9.46%	14.27%	7.93%	9.98%	9.50%
Leverage Ratio	11.41%	15.36%	8.97%	10.79%	10.44%
Total Risk Based Capital Ratio	15.06%	23.92%	12.18%	14.71%	13.72%
CRE / Total Risk Based Capital Ratio	226.3%	354.7%	123.2%	217.4%	207.1%
YTD Return on Average Assets	1.29%	1.51%	0.25%	0.98%	1.17%
YTD Return on Average Equity	11.19%	12.62%	2.05%	8.40%	8.76%
YTD Net Interest Margin	3.48%	5.72%	3.33%	3.96%	3.72%
YTD Efficiency Ratio	59.5%	82.9%	51.4%	63.9%	62.9%
Stock Price / Tangible Book Value	202%	236%	144%	170%	157%
Stock Price / YTD Annualized Earnings Per Share	14.3x	39.3x	11.4x	19.1x	16.0x
Stock Price / Consensus Analyst 2018E Earnings Per Share ²	14.4x	21.4x	12.3x	15.4x	15.1x
Stock Price / Consensus Analyst 2019E Earnings Per Share ²	13.4x	18.0x	10.8x	14.3x	14.2x
Current Dividend Yield	2.56%	2.55%	1.47%	2.16%	2.36%
Market Capitalization ($ millions)	340	564	155	322	239

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(2)	Represents median analyst estimates.
Note:	Prior period or bank level data used where GAAP data unavailable.

Analysis of Precedent Transactions. Sandler O’Neill reviewed a group of merger and acquisition transactions consisting of bank and thrift transactions where targets were headquartered in North Carolina, Virginia and West Virginia, announced between January 1, 2017 and September 28, 2018 with target company assets between $100 million and $1.0 billion and a disclosed deal value (the “Regional Precedent Transactions”). Sandler O’Neill also reviewed a national group of merger and acquisition transactions consisting of bank and thrift transactions announced between January 1, 2018 and September 28, 2018 with disclosed deal values and target company assets between $400 million and $800 million (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Summit Financial Group, Inc.	Peoples Bankshares, Inc.
Premier Financial Bancorp, Inc.	First Bank of Charleston, Inc.
First US Bancshares, Inc.	Peoples Bank
Parkway Acquisition Corp.	Great State Bank
Park National Corp.	NewDominion Bank
CB Financial Services, Inc.	First WV Bancorp, Inc.
WesBanco, Inc.	First Sentry Bancshares, Inc.
PB Financial Corp.	CB Financial Corp.
Select Bancorp, Inc.	Premara Financial, Inc.
Bank of McKenney	CCB Bankshares, Inc.
United Community Banks, Inc.	Four Oaks Fincorp, Inc.
First Bancorp	ASB Bancorp, Inc.
West Town Bancorp, Inc.	Sound Banking Co.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Regional Precedent Transactions.

	American National / HomeTown	Regional Precedent Transactions High	Regional Precedent Transactions Low	Regional Precedent Transactions Mean	Regional Precedent Transactions Median
Transaction price/LTM earnings per share	27.4x	65.9x	11.1x	33.0x	25.3x
Transaction price/Tangible book value per share	182%	235%	99%	158%	162%
Core deposit premium¹	11.0%	23.6%	2.6%	10.2%	9.2%
1-Day market premium	20.8%	64.4%	(32.9%)	24.4%	23.5%

(1)	Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Park National Corp.	CAB Financial Corp.
Lakeland Bancorp	Highlands Bancorp, Inc.
First Bancshares, Inc.	FMB Banking Corp.
FS Bancorp, Inc.	Anchor Bancorp
ConnectOne Bancorp, Inc.	Greater Hudson Bank
City Holding Co.	Poage Bankshares, Inc.
Northwest Bancshares, Inc.	Donegal Financial Services Corp.
First Mid-Illinois Bancshares	SCB Bancorp, Inc.
CapStar Financial Holdings, Inc.	Athens Bancshares Corporation
Seacoast Banking Corp. of Florida	First Green Bancorp, Inc.
First Midwest Bancorp, Inc.	Northern States Financial Corp.
German American Bancorp, Inc.	First Security, Inc.
Hanmi Financial Corp.	SWNB Bancorp, Inc.
Stifel Financial Corp.	Business Bancshares, Inc.
Capitol Federal Financial, Inc.	Capital City Bancshares, Inc.
National Commerce Corp.	Landmark Bancshares, Inc.
BancorpSouth Bank	Icon Capital Corporation
QCR Holdings, Inc.	Springfield Bancshares, Inc.
Triumph Bancorp, Inc.	First Bancorp of Durango, Inc.
HarborOne Bancorp, Inc. (MHC)	Coastway Bancorp, Inc.
Civista Bancshares, Inc.	United Community Bancorp
Heritage Financial Corp.	Premier Commercial Bancorp
First Choice Bancorp	Pacific Commerce Bancorp
Hilltop Holdings, Inc.	Bank of River Oaks
Mechanics Bank	Learner Financial Corp.
Mid Penn Bancorp, Inc.	First Priority Financial Corp.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of the Nationwide Precedent Transactions.

	American National / HomeTown	Nationwide Precedent Transactions High	Nationwide Precedent Transactions Low	Nationwide Precedent Transactions Mean	Nationwide Precedent Transactions Median
Transaction price/LTM earnings per share	27.4x	44.7x	16.0x	28.6x	26.7x
Transaction price/Tangible book value per share	182%	228%	116%	180%	180%
Core deposit premium¹	11.0%	18.1%	3.0%	11.8%	11.9%
1-Day market premium	20.8%	54.3%	8.4%	29.8%	27.8%

(1)	Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of HomeTown common stock, assuming internal earnings per share projections as provided by HomeTown senior management for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of HomeTown. To approximate the terminal value of HomeTown common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings multiples ranging from 11.0x to 21.0x and multiples of December 31, 2022 tangible book value ranging from 120% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of HomeTown common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of HomeTown common stock of $8.23 to $17.71 when applying multiples of earnings and $9.20 to $14.93 when applying multiples of tangible book value.

Imputed Present Values Per Share Based on Earnings Multiples:
Discount Rate	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
10.0%	$9.62	$11.24	$12.85	$14.47	$16.09	$17.71
11.0%	9.25	10.80	12.35	13.91	15.46	17.01
12.0%	8.89	10.38	11.87	13.37	14.86	16.35
13.0%	8.55	9.98	11.42	12.85	14.28	15.72
14.0%	8.23	9.61	10.98	12.36	13.74	15.12

Imputed Present Values Per Share Based on Tangible Book Multiples
Discount Rate	120%	130%	140%	150%	160%	170%
10.0%	$10.75	$11.59	$12.42	$13.26	$14.10	$14.93
11.0%	10.33	11.14	11.94	12.74	13.54	14.35
12.0%	9.94	10.71	11.48	12.25	13.02	13.79
13.0%	9.56	10.30	11.04	11.78	12.52	13.26
14.0%	9.20	9.91	10.62	11.33	12.04	12.75

Sandler O’Neill also considered and discussed with the HomeTown board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming HomeTown’s earnings varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for HomeTown common stock, applying the price to 2022 earnings multiples range of 11.0x to 21.0x referred to above and a discount rate of 12.68%.

Imputed Present Values per Share Based on Earnings Multiples:
Annual Estimate Variance	11.0x	13.0x	15.0x	17.0x	19.0x	21.0x
(15.0%)	$7.46	$8.69	$9.93	$11.16	$12.40	$13.63
(10.0%)	7.86	9.17	10.47	11.78	13.09	14.39
(5.0%)	8.26	9.64	11.02	12.40	13.78	15.15
0.0%	8.66	10.11	11.56	13.01	14.46	15.92
5.0%	9.06	10.58	12.11	13.63	15.15	16.68
10.0%	9.46	11.05	12.65	14.25	15.84	17.44
15.0%	9.86	11.53	13.19	14.86	16.53	18.20

Sandler O’Neill also performed an analysis that estimated the net present value per share of American National common stock, assuming that American National performed in accordance with publicly available median consensus analyst earnings per share estimates for American National for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate as provided by American National senior management for the years thereafter and dividends per share for the years ending December 31, 2019 through December 31, 2022 as provided by the senior management of American National. To approximate the terminal value of American National common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings multiples ranging from 15.0x to 20.0x and multiples of December 31, 2022 tangible book value ranging from 150% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of American National common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of American National common stock of $30.59 to $46.27 when applying multiples of earnings and $26.91 to $40.51 when applying multiples of tangible book value.

Imputed Present Values per Share Based on Earnings Multiples:
Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
10.0%	$35.65	$37.78	$39.90	$42.03	$44.15	$46.27
11.0%	34.29	36.33	38.37	40.41	42.45	44.49
12.0%	33.00	34.96	36.92	38.87	40.83	42.79
13.0%	31.76	33.65	35.53	37.41	39.29	41.17
14.0%	30.59	32.40	34.20	36.01	37.82	39.63

Imputed Present Values per Share Based on Tangible Book Multiples
Discount Rate	150%	160%	170%	180%	190%	200%
10.0%	$31.33	$33.16	$35.00	$36.84	$38.67	$40.51
11.0%	30.14	31.90	33.67	35.43	37.19	38.95
12.0%	29.01	30.70	32.40	34.09	35.78	37.47
13.0%	27.93	29.56	31.19	32.81	34.44	36.06
14.0%	26.91	28.47	30.03	31.59	33.16	34.72

Sandler O’Neill also considered and discussed with the HomeTown board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming American National’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for American National common stock, applying the price to 2022 earnings multiples range of 15.0x to 20.0x referred to above and a discount rate of 12.68%.

Imputed Present Values per Share Based on Earnings Multiples:

Annual Estimate Variance	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
(15.0%)	$27.86	$29.48	$31.10	$32.72	$34.34	$35.96
(10.0%)	29.29	31.01	32.72	34.44	36.15	37.87
(5.0%)	30.72	32.53	34.34	36.15	37.97	39.78
0.0%	32.15	34.06	35.96	37.87	39.78	41.68
5.0%	33.58	35.58	37.58	39.59	41.59	43.59
10.0%	35.01	37.11	39.20	41.30	43.40	45.49
15.0%	36.44	38.63	40.82	43.02	45.21	47.40

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the first calendar quarter of 2019. Sandler O’Neill utilized the following information and assumptions: (a) publicly available median consensus analyst earnings per share estimates for American National for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter, as provided by American National senior management; (b) earnings per share estimates for HomeTown for the years ending December 31, 2018 through December 31, 2022, as provided by senior management of American National; and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by American National senior management. The analysis indicated that the merger could be accretive to American National’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2019 through December 31, 2022 and dilutive to American National’s estimated tangible book value per share at close and at December 31, 2019, December 31, 2020, and December 31, 2021, but accretive in the year ending December 31, 2022.

In connection with this analysis, Sandler O’Neill considered and discussed with the HomeTown board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as HomeTown’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.35% of the aggregate purchase price, which fee is contingent upon the closing of the merger. Sandler O’Neill also received a $350,000 fee from HomeTown upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O’Neill upon closing of the merger. HomeTown has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

In the two years preceding the date of Sandler O’Neill’s opinion Sandler O’Neill did not provide any other investment banking services to HomeTown, nor did Sandler O’Neill provide any investment banking services to American National in the two years preceding the date thereof. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to HomeTown, American National and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of HomeTown, American National and their respective affiliates for Sandler O’Neill’s account and for the accounts of Sandler O’Neill’s customers.

Amendment to American National Bylaws

In connection with entering into the merger agreement and to facilitate the addition of certain HomeTown directors to the American National board of directors at the time of the merger, American National has agreed to amend its bylaws prior to the merger so that the number of directors that will comprise the full American National board after the merger is to be fixed at such number, not to exceed 16 directors.

Interests of Certain HomeTown Directors and Executive Officers in the Merger

In considering the recommendation of the HomeTown board of directors that shareholders vote in favor of the HomeTown merger proposal and the compensation proposal, HomeTown shareholders should be aware that HomeTown directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of HomeTown. The HomeTown board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the merger.

Indemnification and Insurance. American National has agreed to indemnify the officers and directors of HomeTown against certain liabilities arising before the effective time of the merger. American National has also agreed to purchase a six year “tail” prepaid policy, on the same terms as HomeTown’s existing directors’ and officers’ liability insurance, for the current officers and directors of HomeTown, subject to a cap on the cost of such policy equal to 250% of HomeTown’s current annual premium.

Director Appointments. At or prior to the effective time of the merger, American National will cause Nancy H. Agee and Kenneth S. Bowling, current directors of HomeTown and/or HomeTown Bank, to be appointed as directors of American National as of the effective time of the merger, to serve until the next annual meeting of the shareholders of American National following the effective time. Subject to the good faith consideration by the corporate governance committee of American National’s board of directors, American National will nominate Ms. Agee and Mr. Bowling for election to the board of directors of American National at the first annual meeting of the shareholders of American National following the effective time of the merger.

Subject to the good faith consideration by the corporate governance committee of American National’s board of directors, American National will nominate Susan K. Still, President and Chief Executive Officer of HomeTown and a current HomeTown director, for election to the board of directors of American National at the first annual meeting of the shareholders of American National following the effective time of the merger to fill the vacancy created by the retirement of a current director of American National that will be effective at or prior to such meeting.

Prior to the effective time of the merger, American National and American National Bank will cause Ms. Agee, Mr. Bowling and Ms. Still to be appointed as directors of American National Bank as of the effective time of the merger.

Ms. Agee and Mr. Bowling will be compensated at the same rate as other members of the boards of directors of American National and American National Bank. Non-employee members of the boards of directors of American National and American National Bank currently receive a quarterly retainer in the form of shares of restricted stock with a market value of $7,500. The attendance fee for each meeting of a committee of American National’s board or meeting of American National Bank’s board is, at the election of each non-employee director, either $725 in cash or restricted stock with a market value of $900. Ms. Still, as long as she is an employee of American National Bank, will not receive any compensation for her service as a director.

Advisory Board. At the effective time of the merger, American National Bank will establish an advisory board that will operate for a period of two years to assist with retaining HomeTown Bank customers, developing new business, representing the combined bank positively in the communities served by HomeTown and other activities as may be reasonably requested by American National. The advisory board initially will be composed of all of the members of the HomeTown and HomeTown Bank boards of directors that will not be members of the boards of directors of American National and American National Bank following completion of the merger. Members of the advisory board will be compensated for their service at a rate equal to the average rate members of the HomeTown and HomeTown Bank boards of directors were compensated for service during the two years immediately preceding the merger. Non-employee directors of HomeTown and HomeTown Bank each receive a quarterly retainer of $2,000. Non-employee directors of HomeTown and HomeTown Bank also receive $800 for attendance at each board meeting and $500 for attendance at each committee meeting.

Employment and Related Agreements. HomeTown currently has an employment agreement with each of Susan K. Still and Vance W. Adkins, each of whom is a named executive officer in the summary compensation table included in HomeTown’s proxy statement for its 2018 annual meeting of shareholders. In connection with the merger, American National Bank has entered into a new employment agreement with Ms. Still and a retention and consulting agreement with Mr. Adkins that will each become effective at the effective time of the merger. William C. Moses, the other named executive officer in the summary compensation table included in HomeTown’s proxy statement for its 2018 annual meeting of shareholders, retired effective September 30, 2017.

HomeTown Employment Agreement with Susan K. Still. HomeTown entered into an employment agreement, dated March 1, 2006, with Ms. Still that provides for the payment of certain change in control benefits in the event her employment is terminated without cause or constructively terminated, in each case following a change in control of HomeTown. Pursuant to her employment agreement, “cause” in this context means intentional conduct tantamount to the commission of a felony and relating to her employment, and “constructive termination” in this context means transferring her place of employment outside the Roanoke Valley or substantially changing her responsibilities and job description. Ms. Still’s employment agreement provides for the following change in control benefits in the event that she experiences a qualifying termination of employment:

•	continuation of her annual base salary for 36 months, less one day, from the date of her termination, or a lump sum payment equal to the present value of all such salary payments;

•	continuation of her perquisites, including medical insurance benefits, life insurance and accident insurance plan coverage, for 36 months, less one day, from the date of her termination;

•

acceleration of the vesting of all employee benefit, retirement and stock option plans under which Ms. Still is a beneficiary as of the date when the last compensation is due to be paid to her under her employment agreement; and

•

a gross-up payment sufficient to reimburse Ms. Still for any excise taxes that may apply under Section 4999 of the Code and a further amount equal to the federal, state and local income taxes payable by Ms. Still in respect of such additional gross-up payment.

Ms. Still has, however, agreed to a reduction of change in control payments and benefits payable under her HomeTown employment agreement to ensure that no benefits received by her in connection with the merger will be subject to the excise tax under Section 4999 of the Code. HomeTown will terminate and liquidate Ms. Still’s employment agreement shortly before the merger, and Ms. Still will receive a lump sum payment equal to the present value of the change in control benefits to which she is entitled under her employment agreement with HomeTown, reduced as described in the preceding sentence. Such lump sum payment is estimated to be approximately $976, 924 assuming the merger is completed on April 1, 2019. In addition, Ms. Still will execute a general release of claims. American National will assume and honor Ms. Still’s supplemental executive retirement plan agreement with HomeTown as of the effective time of the merger. Ms. Still will waive the accelerated vesting under her supplemental executive retirement plan agreement with HomeTown that would otherwise be triggered by the merger. As described in more detail below, American National Bank has entered into a new employment agreement with Ms. Still that will be effective at the effective time of the merger.

HomeTown Employment Agreement with Vance W. Adkins. HomeTown Bank entered into an employment agreement, dated August 5, 2016, with Mr. Adkins. Mr. Adkins’s employment agreement is identical to Ms. Still’s employment agreement with respect to the payment of certain change in control benefits in the event his employment is terminated without cause or constructively terminated, in each case following a change in control of HomeTown. Mr. Adkins has also agreed to a reduction of change in control payments and benefits payable under his HomeTown employment agreement to ensure that no benefits received by him in connection with the merger will be subject to the excise tax under Section 4999 of the Code. HomeTown will terminate and liquidate Mr. Adkins’s employment agreement shortly before the merger, and Mr. Adkins will receive a lump sum payment equal to the present value of the change in control benefits to which he is entitled under his employment agreement with HomeTown, reduced as described in the preceding sentence. Such lump sum payment is estimated to be approximately $410,264 assuming the merger is completed on April 1, 2019. In addition, Mr. Adkins will execute a general release of claims. HomeTown will freeze Mr. Adkins’s supplemental executive retirement plan agreement with HomeTown immediately prior to the effective time of the merger. As a result, the benefits under Mr. Adkins’s supplemental executive retirement plan agreement with HomeTown will not be increased in connection with the merger. American National Bank has entered into a retention and consulting agreement with Mr. Adkins that will be effective at the effective time of the merger, as described in more detail below.

American National Bank Employment Agreement with Susan K. Still. American National Bank has entered into an employment agreement with Ms. Still that will be effective as of the effective time of the merger and will terminate on December 31, 2019, Ms. Still’s planned retirement date. Pursuant to the employment agreement, Ms. Still will serve as President of Virginia Banking of American National Bank and will receive base salary payments at the rate of $300,000 annually during the term of the agreement. Ms. Still will also be eligible for an incentive bonus of $50,000 to be paid no later than February 20, 2020, provided that certain expense savings are identified or achieved by December 31, 2019 and that her employment continues through December 31, 2019.

American National Bank Retention and Consulting Agreement with Vance W. Adkins. American National Bank has entered into a retention and consulting agreement with Mr. Adkins that will be effective as of the effective time of the merger. Pursuant to the agreement, he will be employed by American National Bank as a Senior Vice President until May 31, 2019 at his current base salary and then will serve as a special consultant to American National Bank for six months following the effective time of the merger and will be paid a monthly consulting fee of $23,333.33. Mr. Adkins will be subject to non-competition and non-solicitation covenants until the end of the consulting period that will prohibit him from competing with, or soliciting the customers or employees of, American National or American National Bank in the Roanoke, Virginia metropolitan statistical area.

Payments and Benefits to HomeTown Named Executive Officers. The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation that HomeTown’s named executive officers could receive that is based on or that otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section, we use such term to describe the merger-related compensation payable to HomeTown’s named executive officers. This merger-related compensation is the subject of a non-binding advisory vote of HomeTown shareholders, as described under “Proposals to be Considered at the HomeTown Special Meeting – Approval of the Compensation Proposal (HomeTown Proposal No. 2)” on page 41.

The amounts set forth below have been calculated assuming the merger was consummated on January 1, 2019 and, where applicable, assuming the named executive officer experienced a qualifying termination of employment on January 1, 2019. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus.

Golden Parachute Compensation

Name	Cash (1)	Equity (2)	Pension/ NQDC (3)	Perquisites/ Benefits	Tax Reimbursement (4)	Other		Total
Susan K. Still	$976,924	$140,780	—	—	—	$50,000	(5)	$1,167,704
Vance W. Adkins	410,264	38,319	—	—	—	—		448,583

(1)

Represents an estimate of the lump sum cash payment to be paid to Ms. Still and Mr. Adkins after termination of their respective HomeTown employment agreements assuming the merger was consummated on January 1, 2019. The payments will equal the present value of the change in control benefits to which Ms. Still and Mr. Adkins are entitled under their respective employment agreements, as reduced to ensure that no benefits received in connection with the merger will be subject to the excise tax under Section 4999 of the Code.

(2)

Represents single-trigger acceleration of outstanding restricted stock and option awards that vested in connection with the merger. The amounts related to the accelerated vesting of restricted stock awards are expressed as an aggregate dollar value which represents $15.10 (the average closing market price of HomeTown common stock over the first five business days following the first public announcement of the merger) for each unvested share of common stock for which vesting was accelerated. The aggregate dollar value attributed to the acceleration of unvested restricted stock awards in connection with the merger for each executive is as follows: Ms. Still – $107,986 and Mr. Adkins – $21,919. The amounts related to the accelerated vesting of option awards are expressed as an aggregate dollar value which represents the difference between $15.10 and the exercise price for each stock option. The aggregate dollar value of the acceleration of unvested option awards in connection with the merger for each executive is as follows: Ms. Still – $32,800 and Mr. Adkins – $16,400. These values are different from, and significantly higher than, the valuation of unvested equity grants for purposes of Section 280G of the Code, which valuation is determined as of the date of the change in control and is based on several factors, including the stock’s fair market value and the length of time until the unvested equity grants would otherwise have vested, assuming no change in control.
(3)

American National will assume and honor Ms. Still’s supplemental executive retirement plan agreement with HomeTown as of the effective time of the merger. Ms. Still will waive the accelerated vesting under her supplemental executive retirement plan agreement with HomeTown that would otherwise be triggered by the merger. HomeTown will freeze Mr. Adkins’s supplemental executive retirement plan agreement with HomeTown immediately prior to the effective time of the merger. As a result, the benefits under Mr. Adkins’s supplemental executive retirement plan agreement with HomeTown will not be increased in connection with the merger.

(4)

The named executive officers will not receive tax reimbursements in connection with the merger. See footnote (1) regarding the reduction of cash payments to Ms. Still and Mr. Adkins to ensure that no benefits received in connection with the merger will be subject to the excise tax under Section 4999 of the Code.

(5)

Represents the potential incentive bonus to be paid to Ms. Still pursuant to her employment agreement with American National Bank, provided that certain expense savings are identified or achieved by December 31, 2019 and that her employment continues through December 31, 2019. If earned, the bonus will be paid no later than February 20, 2020.

Stock Options. HomeTown has awarded stock options to certain employees and officers pursuant to its equity compensation plans. Upon completion of the merger, each outstanding option to acquire HomeTown common stock, whether or not exercisable, will be assumed by American National and will be converted into an option to acquire that number of whole shares of American National common stock, with the following adjustments:

•

the number of shares of American National common stock subject to the new option will be equal to the product of the number of shares of HomeTown common stock subject to the original option and the exchange ratio, rounded down to the nearest whole share; and

•	the exercise price per share of the new option will be equal to the exercise price under the original option divided by the exchange ratio, rounded up to the nearest whole cent.

Each converted HomeTown stock option will have the same terms and conditions as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable HomeTown equity compensation plan or agreements thereunder, or to the extent provided under employment agreements with HomeTown. In contemplation of the merger, on November 13, 2018, unvested options held by Ms. Still and Mr. Adkins to acquire 2,000 and 1,000 shares of HomeTown common stock, respectively, were vested and, together with all other options held by Ms. Still and Mr. Adkins, exchanged for cash payments equal to the value of the options on such date. The value of the options was determined by multiplying the number of shares underlying the options by the difference between the closing price of a share of HomeTown common stock on November 13, 2018 ($14.78) less the exercise price of the options. Ms. Still and Mr. Adkins received cash payments of $78,800 and $39,400, respectively, in exchange for such options.

Restricted Stock. HomeTown has also awarded shares of restricted stock to certain employees and officers pursuant to its equity compensation plans. Each HomeTown restricted stock award that is unvested and outstanding prior to merger will be converted into a restricted stock award of American National with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable HomeTown equity compensation plan or agreements thereunder, or to the extent provided under employment agreements with HomeTown. The number of shares of American National common stock subject to the new restricted stock awards will be adjusted based on the number of shares of HomeTown common stock subject to the original stock award multiplied by the exchange ratio, rounded down to the nearest whole share. On November 13, 2018, the 7,151 and 1,452 shares of restricted stock held by Ms. Still and Mr. Adkins, respectively, were vested in contemplation of the merger.

Employee Benefit Plans. Employees of HomeTown or HomeTown Bank who continue on as employees of American National or American National Bank after the merger will either (i) be entitled to participate in American National or American National Bank health and welfare benefit and similar plans on the same terms and conditions as employees of

American National and American National Bank, or (ii) continue to participate in HomeTown or HomeTown Bank health and welfare benefit and similar plans that American chooses to maintain after the merger. Subject to certain exceptions, these employees will receive credit for their years of service to HomeTown or HomeTown Bank for participation, vesting and benefit accrual purposes.

Employee Severance Benefits. Each employee of HomeTown who is terminated other than for cause within six months after the effective date of the merger will receive severance payments in an amount equal to two weeks of pay for each year of continuous service to HomeTown and American National, subject to a minimum of four weeks and a maximum of 26 weeks of pay.

Regulatory Approvals

American National and HomeTown cannot complete the merger without prior approval from the Federal Reserve and the Virginia SCC, and cannot complete the subsidiary bank merger without prior approval from the OCC. American National has filed the required applications with the Federal Reserve and the Virginia SCC seeking approval of the merger and with the OCC seeking approval of the subsidiary bank merger. As of the date of this joint proxy statement/prospectus, we have received the approval of the Virginia SCC but have not yet received the other required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.

Appraisal or Dissenters’ Rights in the Merger

Under Virginia law, the shareholders of American National and HomeTown are not entitled to dissenters’ or appraisal rights in connection with the merger.

Certain Differences in Rights of Shareholders

American National and HomeTown are Virginia corporations governed by the Virginia SCA. In addition, the rights of American National and HomeTown shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, HomeTown shareholders will become shareholders of American National, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of American National, each as amended, and by the Virginia SCA. The rights of shareholders of American National differ in certain respects from the rights of shareholders of HomeTown.

A summary of the material differences between the rights of a HomeTown shareholder under the Virginia SCA and HomeTown’s articles of incorporation and bylaws, on the one hand, and the rights of an American National shareholder under the Virginia SCA and the articles of incorporation and bylaws of American National, on the other hand, is provided in this joint proxy statement/prospectus in the section “Comparative Rights of Shareholders” beginning on page 97.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting pursuant to GAAP. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of HomeTown will be recorded, as of completion of the merger, at their respective fair values and added to those of American National. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements and reported results of operations of American National issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of HomeTown. See also “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 19.

THE MERGER AGREEMENT

The following is a summary description of the material provisions of the merger agreement. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.

Terms of the Merger

The American National board of directors and the HomeTown board of directors have each approved the merger agreement, which provides for the merger of HomeTown with and into American National. Pursuant to the terms of the merger agreement, as a result of the merger, each share of HomeTown common stock issued and outstanding before the merger will be converted into the right to receive 0.4150 shares of American National common stock, which we have defined as the “exchange ratio” for the purposes of this joint proxy statement/prospectus. If the number of shares of American National common stock or HomeTown common stock changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

Pursuant to the terms of the merger agreement, American National will be amending its bylaws prior to the effective time of the merger to increase the number of directors eligible to serve, so that the number of directors that will comprise the full American National board after the merger will be fixed at a number not to exceed 16 directors. See “The Merger – Amendment to American National Bylaws” for more information.

At the effective time of the merger or as soon thereafter as reasonably practicable, Hometown Bank, the wholly-owned Virginia chartered bank subsidiary of HomeTown, will merge with and into American National Bank, the wholly-owned national banking association subsidiary of American National. American National Bank will be the surviving bank in the subsidiary bank merger.

Effective Time; Closing

The effective time of the merger will be the date and time set forth in the articles of merger that American National and HomeTown will file with the Virginia SCC. We anticipate that we will complete the merger early in the second quarter of 2019, subject to the receipt of required shareholder approvals and all required regulatory approvals, and the satisfaction or waiver of the closing conditions set forth in the merger agreement. See “– Conditions to Completion of the Merger” on page 81.

There can be no assurances as to if or when the required shareholder and regulatory approvals will be obtained or that the merger will be completed. If we do not complete the merger by September 30, 2019, either party may terminate the merger agreement, provided that such termination right is not available to a party whose action or inaction has been the cause of or resulted in the failure of the merger to occur on or before such date and such action or inaction constitutes a breach of the merger agreement.

Merger Consideration

General. In the proposed merger, holders of HomeTown common stock will receive 0.4150 shares of common stock of American National for each of their shares of HomeTown common stock outstanding at the effective time of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing sale price for American National common stock on the Nasdaq Global Select Market on October 1, 2018 ($39.11), the last trading day before public announcement of the merger, the 0.4150 exchange ratio represented approximately $16.23 in value for each share of HomeTown common stock or $94.3 million in the aggregate. Based on the closing sale price for American National common stock on the Nasdaq Global Select Market on February 6, 2019 ($33.37), the last trading day before the date of this joint proxy statement/prospectus, the 0.4150 exchange ratio represented approximately $13.85 in value for each share of HomeTown common stock or $80.4 million in the aggregate.

American National’s shareholders will continue to own their existing shares of American National common stock. Each share of American National common stock will continue to represent one share of common stock of American National following the merger.

Fractional Shares. American National will not issue any fractional shares of common stock. Instead, a HomeTown shareholder who would otherwise have received a fraction of a share (based on the exchange ratio) will receive an amount of cash equal to the fraction of a share of American National common stock to which such holder would otherwise be entitled multiplied by the average closing price per share of American National common stock on the Nasdaq Global Select Market for the 10 consecutive trading days ending on and including the fifth trading day immediately prior to the effective time of the merger.

Treatment of HomeTown Stock Options and Restricted Stock Awards

Upon completion of the merger, each outstanding option to acquire HomeTown common stock, whether or not exercisable, will be assumed by American National and will be converted into an option to acquire shares of American National common stock, subject to the following adjustments:

•

the number of shares of American National common stock subject to the new option will be equal to the product of the number of shares of HomeTown common stock subject to the original option and the exchange ratio, rounded down to the nearest whole share; and

•	the exercise price per share of the new option will be equal to the exercise price under the original option divided by the exchange ratio, rounded up to the nearest whole cent.

Each converted HomeTown stock option will have the same terms and conditions as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable HomeTown equity compensation plan or agreements thereunder.

Each HomeTown restricted stock award which is unvested and outstanding prior to merger will be converted into a restricted stock award of American National with the same terms and conditions (except as otherwise described herein) as were in effect immediately prior to the completion of the merger, subject to any accelerated vesting as a result of the merger to the extent provided by the terms of the applicable HomeTown equity compensation plan or agreements thereunder. The number of shares of American National common stock subject to the new restricted stock awards will be adjusted based on the number of shares of HomeTown common stock subject to the original stock award multiplied by the exchange ratio, rounded down to the nearest whole share.

Exchange of Stock in the Merger

American National Common Stock. Each share of American National common stock issued and outstanding immediately before the effective time of the merger will remain issued and outstanding immediately after completion of the merger as a share of common stock of American National. As a result, there is no need for American National shareholders to submit their stock certificates to American National, the exchange agent or to any other person in connection with the merger or otherwise take any action as a result of the completion of the merger.

HomeTown Common Stock. On or before the effective time of the merger, American National will cause to be deposited with the exchange agent, at the election of American National, either certificates representing shares of American National common stock or non-certificated shares of American National common stock (or a combination) for the benefit of the holders of certificates representing shares of HomeTown common stock and the holders of non-certificated shares of HomeTown common stock, and cash instead of any fractional shares that would otherwise be issued to HomeTown shareholders in the merger.

As promptly as practicable after the completion of the merger, the exchange agent will send transmittal materials to each holder of HomeTown common stock for use in exchanging HomeTown stock certificates or non-certificated shares for shares of American National common stock, and cash instead of fractional shares, if applicable.

HomeTown stock certificates should NOT be returned with the enclosed proxy card. They also should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger.

HomeTown stock certificates and non-certificated shares may be exchanged for new American National stock certificates and/or American National non-certificated shares with the exchange agent for up to 12 months after the completion of the merger. At the end of that period, any unclaimed shares of American National common stock and cash will be returned to American National. Any holders of HomeTown stock certificates or non-certificated shares who have not exchanged their certificates or non-certificated shares will be entitled to look only to American National for new shares of American National common stock and any cash to be received instead of fractional shares of American National common stock.

Until you surrender your HomeTown stock certificates or non-certificated shares for exchange, you will not receive any dividends or other distributions in respect of shares of American National common stock. Once you surrender your HomeTown stock certificates or non-certificated shares for exchange, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares, as well as any dividends with respect to HomeTown stock declared before the effective time of the merger but unpaid.

If you own HomeTown common stock in book entry form or through a broker, bank or other holder of record, you will not need to obtain your HomeTown stock certificates to surrender to the exchange agent.

If your HomeTown stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. American National may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against American National with respect to the lost, stolen or destroyed HomeTown stock certificate.

Neither American National nor HomeTown, nor any other person, will be liable to any former holder of HomeTown stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Corporate Governance

Articles of Incorporation. At the effective time of the merger, the articles of incorporation of American National in effect immediately prior to the effective time of the merger will be the articles of incorporation of American National after completion of the merger until thereafter amended in accordance with its respective terms and applicable law.

Bylaws. American National has agreed to amend its bylaws prior to the effective time of the merger to increase the number of directors eligible to serve, so that the number of directors that will comprise the full American National board after the merger will be fixed at a number not to exceed 16 directors. At or prior to the effective time, American National shall cause each of Nancy H. Agee and Kenneth S. Bowling, current directors of HomeTown and/or HomeTown Bank, to be appointed as directors of American National as of the effective time of the merger, to serve until the next annual meeting of the shareholders of American National following the effective time. Subject to the good faith consideration by the corporate governance committee of American National’s board of directors, American National will nominate each of Ms. Agee and Mr. Bowling for election to the board of directors of American National at the first annual meeting of the shareholders of American National following the effective time.

As of the effective time of the merger through the first annual meeting of the shareholders of American National after the effective time, Susan K. Still, President and Chief Executive Officer of HomeTown and a current HomeTown director, will be appointed as a non-voting observer entitled to attend meetings of the board of directors of American National, and will be entitled to receive all notices and information provided to the members of the board of directors (within the same time frames provided to such members).

Subject to the good faith consideration by the corporate governance committee of American National’s board of directors, American National will nominate Ms. Still for election to the board of directors of American National at the first annual meeting of the shareholders of American National following the effective time to fill the vacancy created by the retirement of a current director of American National that will be effective at or prior to such meeting pursuant to American National’s retirement policy for directors.

At or prior to the effective time, American National and American National Bank shall cause each of Nancy H. Agee, Kenneth S. Bowling and Susan K. Still to be appointed as directors of American National Bank as of the effective time.

At the effective time of the merger, the bylaws of American National in effect immediately prior to the effective time of the merger (with the amendments described above) will be the bylaws of American National after completion of the merger until thereafter amended in accordance with their respective terms and applicable law.

At the effective time of the merger, American National Bank will establish an advisory board that will operate for a period of two years to assist with retaining HomeTown Bank customers, developing new business, representing the combined bank positively in the communities served by HomeTown and HomeTown Bank and such other activities as may be reasonably requested by American National. The advisory board initially will be composed of all of the members of the HomeTown and HomeTown Bank boards of directors that will not be members of the boards of directors of American National and American National Bank following completion of the merger.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties relating to American National and HomeTown’s respective businesses, including:

•	corporate organization, standing and power, and subsidiaries;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	capital structure;

•	SEC filings, financial statements included in certain of those filings, regulatory reports filed with governmental agencies and accounting controls;

•	absence of certain changes or events and absence of certain undisclosed liabilities;

•	material contracts;

•	legal proceedings and compliance with applicable laws;

•	tax matters and tax treatment of merger;

•	ownership and leasehold interests in properties;

•	employee benefit matters;

•	insurance;

•	loan portfolio, allowance for loan losses and mortgage loan buy-backs;

•	environmental matters;

•	books and records;

•	intellectual property;

•	derivative instruments;

•	brokered deposits;

•	investment securities;

•	takeover laws and provisions;

•	transactions with affiliates and related parties;

•	brokers and finders;

•	engagement of financial advisors;

•	opinions of financial advisors; and

•	information systems and security.

With the exception of specified representations relating to corporate authority, that must be true and correct in all material respects, and representations relating to capitalization, absence of certain changes reasonably likely to have a material adverse effect and financial advisors, which must be true and correct in all respects, no representation will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect on the party making the representation.

The representations described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this joint proxy statement/prospectus, in the documents incorporated by reference into this joint proxy statement/prospectus by American National and HomeTown, and in the periodic and current reports and statements that American National and HomeTown each file with the SEC. See “Where You Can Find More Information” beginning on page 103.

Conditions to Completion of the Merger

The respective obligations of American National and HomeTown to complete the merger are subject to the fulfillment or waiver of certain conditions, including the following:

•	approval of the American National merger proposal and the HomeTown merger proposal by shareholders of American National and HomeTown, respectively;

•	approval of the merger by the necessary federal and state regulatory authorities;

•

American National’s registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, is declared effective by the SEC under the Securities Act and continues to remain effective;

•	approval from the Nasdaq Stock Market for the listing on the Nasdaq Global Select Market of the shares of American National common stock to be issued in the merger;

•	the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

•	the accuracy of the other party’s representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement;

•	the other party’s performance in all material respects of its obligations under the merger agreement; and

•

the receipt by American National from Williams Mullen, American National’s outside legal counsel, and the receipt by HomeTown from Gentry Locke, HomeTown’s outside legal counsel, of written legal opinions to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Where the merger agreement and/or law permits, American National and HomeTown could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Business Pending the Merger

American National and HomeTown have made customary agreements that place restrictions on them until the completion of the merger. In general, American National and HomeTown are required to (i) conduct their respective businesses in the ordinary and usual course consistent with past practice, (ii) take no action that would affect adversely or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis, (iii) take no action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (iv) take no action that would make any of its representations and warranties untrue, taking into account the material adverse effect standard set forth in the merger agreement.

HomeTown has also agreed that, with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of American National:

•	amend any articles of incorporation, bylaws or other similar governing instruments;

•

other than pursuant to stock options and other equity-based awards outstanding as of the date of the merger agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any rights with respect thereto, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights, restricted stock units or similar stock-based rights;

•

enter into, amend or renew any employment, consulting, severance change in control, bonus, salary continuation or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual merit increases in compensation to employees (other than executive officers) in the ordinary course of business consistent with past practice, (ii) incentive or bonus payments payable under HomeTown’s benefit plans existing on the date of the merger agreement based on performance in the ordinary course of business consistent with past practice or (iii) in connection with hiring a new employee to replace a similarly situated employee who has annual compensation of less than $75,000;

•

enter into, establish, adopt, amend, terminate or make any contributions to (except to satisfy contractual obligations as previously disclosed to American National or to comply with the requirements of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder;

•

exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice;

•	incur any material obligation, indebtedness or liability, make any pledge or encumber or dispose of any of its material assets, except in the ordinary course of its business and for adequate value;

•

other than quarterly cash dividends on HomeTown common stock not to exceed $0.04 per share (provided that HomeTown ex-dividend dates shall be coordinated with American National ex-dividend dates so that holders of HomeTown common stock shall receive one (and only one) quarterly dividend per quarter) and dividends from HomeTown’s wholly-owned subsidiaries to it or another of its wholly-owned subsidiaries, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•

make any material investment in or acquisition of any other person other than its wholly-owned subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary and usual course of business;

•

implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law, or as recommended by HomeTown’s outside auditor;

•

make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

•

enter into any new line of business or change its investment, risk and asset liability management and other banking and operating policies that are material to it and its subsidiaries, taken as a whole, except as required by then applicable market conditions;

•

fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

•

make, renew, restructure or otherwise modify any loans or extensions of credit that would result in the aggregate amount of the lending relationship to any one borrower or its affiliates to exceed $4,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of $4,000,000 as of the date of the merger agreement, to make, renew, restructure or otherwise modify any loan or extension of credit for such borrower and its affiliates;

•

make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, or to its hedging practices and policies, in each case except as required by a regulatory agency;

•

(i) enter into, modify, amend, terminate, fail to renew, cancel or extend any material agreement or expressly waive any material benefits thereunder other than in the ordinary course of business consistent with past practice; (ii) purchase or otherwise acquire any investment securities or enter into any derivative contract other than as provided in HomeTown’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or (iii) make any capital expenditures in the aggregate in excess of $100,000 and other than expenditures necessary to maintain existing assets in good repair;

•

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in HomeTown’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice;

•

settle any material claim, suit, action or proceeding, except as previously disclosed to American National or in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $150,000 and that would not impose any material restriction on the business of it or its subsidiaries or American National after the merger; or

•	agree to take any of the actions prohibited by the preceding bullet points.

American National has also agreed that, with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of HomeTown, amend any articles of incorporation, bylaws or other similar governing instruments (except as provided by the merger agreement) or fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

Regulatory Matters

American National and HomeTown have each agreed to cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to consummate the merger.

Shareholder Meetings and Recommendations of Boards of Directors

American National and HomeTown have each agreed to call a special meeting of shareholders as soon as reasonably practicable for the purpose of obtaining the required shareholder votes on the proposals described in this joint proxy statement/prospectus, and have each agreed to use their reasonable best efforts to hold the meetings on the same date. In addition, American National and HomeTown have each agreed to use their reasonable best efforts to obtain from their shareholders the required shareholder votes in favor of the American National merger proposal or HomeTown merger proposal, respectively, and include the appropriate approval recommendations of each of their boards of directors in this joint proxy statement/prospectus, unless, with respect to HomeTown, it has received and its board of directors has recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a “superior proposal” as described and under the circumstances set forth in the next section (“– No Solicitation”).

No Solicitation

HomeTown has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

•	initiate, solicit, endorse or encourage any inquiries, proposals or offers with respect to any “acquisition proposal” (as defined in the merger agreement and described below); or

•	furnish any confidential or nonpublic information relating to, or engage or participate in any negotiations or discussions concerning, an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving HomeTown or HomeTown Bank:

•	a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction;

•

any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of HomeTown or 10% or more of any class of equity or voting securities of HomeTown or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of HomeTown; or

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of equity or voting securities of HomeTown or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of HomeTown.

Under the merger agreement, however, if HomeTown receives an unsolicited bona fide written acquisition proposal, HomeTown may engage in negotiations or discussions with or provide nonpublic information to the person or entity making the acquisition proposal only if:

•	HomeTown’s board of directors receives the proposal prior to the HomeTown special meeting;

•

HomeTown’s board concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to its shareholders under applicable law;

•

HomeTown’s board also concludes in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a “superior proposal” (as defined in the merger agreement and described below); and

•

HomeTown receives from the person or entity making the proposal an executed confidentiality agreement, which confidentiality agreement does not provide such person or entity with any exclusive right to negotiate with HomeTown.

HomeTown has agreed to advise American National within 24 hours following receipt of any acquisition proposal, including a description of the material terms and conditions of the proposal (including the identity of the proposing party), and to keep American National apprised of any related developments, discussions and negotiations on a current basis.

For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a person or entity that the board of directors of HomeTown concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and including the terms and conditions of the merger agreement is:

•	more favorable to the shareholders of HomeTown, from a financial point of view, than the transaction contemplated by the merger agreement;

•	fully financed or reasonably capable of being fully financed;

•	reasonably likely to receive all required approvals of governmental authorities; and

•	reasonably capable of being completed on the terms proposed.

For the purposes of the definition of “superior proposal,” the term “acquisition proposal” has the same meaning as described above, except the reference to “10% or more” is changed to be a reference to “a majority” and an “acquisition proposal” can only refer to a transaction involving HomeTown or HomeTown Bank.

Termination of the Merger Agreement

Termination by American National and HomeTown. The merger agreement may be terminated and the merger abandoned by American National and HomeTown, at any time before the merger is completed, by mutual consent of the parties.

Termination by American National or HomeTown. The merger agreement may be terminated and the merger abandoned, by either party’s board of directors if:

•

the merger has not been completed by September 30, 2019, unless the failure to complete the merger by such time was caused by a failure to perform an obligation under the merger agreement by the terminating party;

•

there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach cannot be or is not cured within 30 days following written notice to the breaching party;

•	any of the conditions precedent to the obligations of such party to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by September 30, 2019; or

•	the HomeTown shareholders do not approve the HomeTown merger proposal or the American National shareholders do not approve the American National merger proposal.

Termination by American National. American National may terminate the merger agreement at any time before the HomeTown special meeting if:

•

HomeTown’s board of directors (i) fails to recommend to the HomeTown shareholders that they approve the HomeTown merger proposal, or (ii) withdraws, modifies or changes its recommendation in any manner adverse to American National; or

•

HomeTown fails to comply in all material respects with its obligations under the merger agreement requiring the calling and holding of a meeting of shareholders to consider the HomeTown merger proposal or its obligations regarding the non-solicitation of other competing offers.

In addition, American National may terminate the merger agreement if (i) HomeTown or HomeTown Bank, without American National’s prior written consent, enters into an agreement with any person to acquire, merge or consolidate with HomeTown or HomeTown Bank, purchase, lease or otherwise acquire all or substantially all of the assets of HomeTown or HomeTown Bank, or purchase or otherwise acquire directly from HomeTown securities representing 10% or more of the voting power of HomeTown, or (ii) a tender offer or exchange offer for 10% or more of the outstanding shares of HomeTown common stock is commenced (other than by American National or any of its subsidiaries), and the HomeTown board recommends that the shareholders of HomeTown tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such offer.

Termination by HomeTown. HomeTown may terminate the merger agreement at any time before the American National special meeting if:

•

American National’s board of directors (i) fails to recommend to the American National shareholders that they approve the American National merger proposal, or (ii) withdraws, modifies or changes its recommendation in any manner adverse to HomeTown; or

•

American National fails to comply in all material respects with its obligations under the merger agreement requiring the calling and holding of a meeting of shareholders to consider the American National merger proposal.

In addition, HomeTown may terminate the merger agreement at any time prior to the HomeTown special meeting to enter into an agreement with respect to a superior proposal, as defined in the merger agreement and described above, which has been received and considered by HomeTown in compliance with the applicable terms of the merger agreement, provided that (i) HomeTown has notified American National, at least five business days in advance, that it intends to accept such superior proposal, (ii) upon American National’s request, HomeTown has discussed with American National the facts and circumstances giving rise to its decision to accept the superior proposal and negotiated in good faith with American National to facilitate American National’s evaluation of whether to improve the terms and conditions of the merger agreement, (iii) if American National has delivered to HomeTown an offer to alter the terms of the merger agreement during such five business day period, the HomeTown board of directors has determined in good faith (after consultation with its outside legal counsel and financial advisor), after considering the terms of American National’s offer, that such superior proposal would continue to constitute a superior proposal under the merger agreement, and (iv) in the event of any material change to the material terms of such superior proposal, HomeTown will provide American National with an additional notice and the five business day notice period shall recommence.

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee

Termination Fee Paid to American National. The merger agreement provides that HomeTown must pay American National a $4.0 million termination fee if the merger agreement is terminated by American National under the following circumstances:

•

HomeTown’s board of directors (i) fails to recommend to the HomeTown shareholders that they approve the HomeTown merger proposal, or (ii) withdraws, modifies or changes its recommendation in any manner adverse to American National;

•

HomeTown fails to comply in all material respects with its obligations in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the HomeTown merger proposal or its obligations regarding the non-solicitation of other competing offers; or

•

HomeTown or HomeTown Bank enters into an agreement with any person other than American National, without the prior written consent of American National, to acquire, merge or consolidate with HomeTown or HomeTown Bank, purchase, lease or otherwise acquire all or substantially all of the assets of HomeTown or HomeTown Bank or purchase or otherwise acquire directly from HomeTown securities representing 10% or more of the voting power of HomeTown, or if a tender offer or exchange offer for 10% or more of the outstanding shares of

HomeTown common stock is commenced (other than by American National or any of its subsidiaries), and the HomeTown board recommends that the shareholders of HomeTown tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such offer.

In addition, HomeTown will be subject to the same termination fee if the merger agreement is terminated by American National or HomeTown under the following circumstances:

•

an acquisition proposal or intent to make an acquisition proposal with respect to HomeTown is communicated to or otherwise made known to the shareholders, senior management or board of directors of HomeTown;

•

the merger agreement is terminated (i) by American National if HomeTown is in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would cause the failure of the closing conditions described above, (ii) by American National or HomeTown because the merger has not been completed by September 30, 2019 or (iii) by American National or HomeTown if the HomeTown shareholders did not approve the HomeTown merger proposal; and

•

before the date that is 12 months after the merger agreement termination date, HomeTown enters into an agreement or completes a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).

Furthermore, HomeTown must pay American National the termination fee in order to enter into an agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

Any termination fee that becomes payable to American National pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by American National. If HomeTown fails to timely pay the termination fee to American National, HomeTown also will be obligated to pay the costs and expenses incurred by American National to collect such payment, together with interest.

Indemnification and Insurance

American National has agreed to indemnify the officers and directors of HomeTown against certain liabilities arising before the effective time of the merger. American National has also agreed to purchase a six year “tail” prepaid policy, on the same terms as HomeTown’s existing directors’ and officers’ liability insurance, for the current officers and directors of HomeTown, subject to a cap on the cost of such policy equal to 250% of HomeTown’s current annual premium.

Expenses

In general, whether or not the merger is completed, American National and HomeTown will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing and mailing this joint proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.

Waiver and Amendment

Any term or provision of the merger agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and the merger agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the HomeTown special meeting or the American National special meeting, except with respect to statutory requirements and requisite approvals of shareholders and regulatory agencies.

Affiliate and Director Noncompetition Agreements

Affiliate Agreements. The directors of HomeTown have entered into agreements with American National and HomeTown pursuant to which they have agreed to vote all of their shares in favor of the HomeTown merger proposal, subject to several conditions and exceptions, including that certain shares they hold in a fiduciary capacity or for which they have joint or no voting or dispositive power are not covered by the agreements.

The affiliate agreements prohibit, subject to limited exceptions, the directors of HomeTown from selling, transferring, pledging, encumbering or otherwise disposing of any shares of HomeTown stock. The affiliate agreements terminate upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

Noncompetition Agreements. Each of the HomeTown directors has entered into a noncompetition agreement with American National. The agreements state that for the longer of 24 months following the effective time or the period that the director is serving as a member of the board of directors of American National, the board of directors of American National Bank, or the advisory board of American National described above, the director will not (i) become a member of the board of directors or an advisory board of, or be an organizer of, or be a 1% or more shareholder of, any entity engaging in a business that is competitive with American National in its market area or (ii) in any individual or representative capacity whatsoever, induce any individual to terminate his or her employment with American National or its affiliates.

Possible Alternative Merger Structure

The merger agreement provides that American National and HomeTown may mutually agree to change the method or structure of the merger. However, no change may be made that:

•	alters or changes the exchange ratio or the amount of cash to be received by HomeTown shareholders in exchange for each share of HomeTown common stock;

•	adversely affects the tax treatment of American National or HomeTown or HomeTown’s shareholders pursuant to the merger agreement; or

•	materially impedes or delays completion of the merger in a timely manner.

Assumption of Subordinated Notes

At the effective time of the merger, American National will assume the due and punctual payment of the principal of and any premium and interest on HomeTown’s 6.75% Fixed to Floating Rate Subordinated Notes due 2025 in accordance with their terms, and the due and punctual performance of all covenants and conditions thereof on the part of HomeTown to be performed or observed. As of September 30, 2018, the aggregate principal balance of outstanding subordinated notes was $7,500,000.

Resales of American National Stock

The shares of American National common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of American National for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, American National and may include the executive officers, directors and significant shareholders of American National.

MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES

Subject to the limitations, assumptions and qualifications described herein, it is the opinion of each of Gentry Locke, HomeTown’s outside legal counsel, and Williams Mullen, American National’s outside legal counsel, that the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of HomeTown common stock that exchange their shares of HomeTown common stock for shares of American National common stock in the merger are as described below. The following discussion is based upon the Code, regulations of the U.S. Department of the Treasury (“Treasury”), judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). The opinions of tax counsel for each of American National and HomeTown are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part. This discussion does not address the tax consequences of the merger under state, local or foreign tax laws or federal laws other than those pertaining to income tax, nor does it address any tax consequences arising from alternative minimum tax or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This discussion is limited to U.S. holders (as defined below) that hold their shares of HomeTown common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular HomeTown shareholder or to HomeTown shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; banks, thrifts or other financial institutions; qualified insurance plans; insurance companies; mutual funds; qualified retirement plans and individual retirement accounts; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers or brokers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S.; persons who purchased or sell their shares of HomeTown common stock as part of a wash sale; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of HomeTown; persons who hold HomeTown common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of HomeTown common stock through the exercise of an employee stock option or otherwise as compensation.

For purposes of this section, the term “U.S. holder” means a beneficial owner of HomeTown common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes. If a partnership or other entity taxed as a partnership holds HomeTown common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Holders of HomeTown common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

The Merger

Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, and as described in greater detail below, no gain or loss will be recognized for U.S. federal income tax purposes in respect of the receipt of shares of American National common stock, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of American National common stock to which HomeTown shareholders would otherwise be entitled.

Consummation of the merger is conditioned upon each of American National and HomeTown receiving a written tax opinion, dated the closing date of the merger, from their respective outside legal counsels to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of American National and HomeTown, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. American National and HomeTown each has the ability to waive the condition to obtain a legal opinion. Neither American National nor HomeTown currently intends to waive this opinion condition to its obligation to consummate the merger. If either American National or HomeTown waives this opinion condition after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the SEC, and if the tax consequences of the merger to HomeTown shareholders have materially changed, American National and HomeTown will recirculate appropriate soliciting materials to resolicit the votes of the American National and HomeTown shareholders. Neither of these opinions of counsel is binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each HomeTown shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Consequences to American National and HomeTown

Each of American National and HomeTown will be a party to the merger within the meaning of Section 368(b) of the Code, and neither American National nor HomeTown will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Exchange of HomeTown Common Stock for American National Common Stock. U.S. holders of HomeTown common stock that exchange all of their HomeTown common stock for American National common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of American National common stock to which HomeTown shareholders would otherwise be entitled.

Cash Received in Lieu of Fractional Shares. A U.S. holder that receives cash in lieu of a fractional share of American National common stock in the merger generally will be treated as if the fractional share of American National common stock had been distributed to them as part of the merger, and then redeemed by American National in exchange for the cash actually distributed in lieu of the fractional share, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Tax Basis in, and Holding Period for, American National Common Stock. A U.S. holder’s aggregate tax basis in the American National common stock received in the merger will be equal to such shareholder’s aggregate tax basis in the HomeTown common stock surrendered in the merger, reduced by any basis allocable to a fractional share of American National common stock for which cash is received. The holding period of American National common stock received by a U.S. holder in the merger will include the holding period of the HomeTown common stock exchanged in the merger if the HomeTown common stock exchanged is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of HomeTown common stock at different times or at different prices, the American National common stock such holder receives will be allocated pro rata to each block of HomeTown common stock, and the basis and holding period of each block of American National common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of HomeTown common stock exchanged for such block of American National common stock.

Backup Withholding and Reporting Requirements

U.S. holders of HomeTown common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 24% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (b) otherwise proves to American National and its exchange agent that the U.S. holder is exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.

In addition, U.S. holders of HomeTown common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of HomeTown stock exchanged, the number of shares of American National stock received, the fair market value and tax basis of HomeTown shares exchanged and the U.S. holder’s tax basis in the American National common stock received. If a U.S. holder of HomeTown common stock that exchanges such stock for American National common stock is a “significant holder” with respect to HomeTown, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of HomeTown common stock will be treated as a significant holder in HomeTown if the U.S. holder’s ownership interest in HomeTown is five percent (5%) or more of HomeTown’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of HomeTown stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of HomeTown and American National, the date of the merger, and the fair market value and tax basis of HomeTown shares exchanged (determined immediately before the merger). The foregoing tax discussion is only a summary. It is not intended to be, and should not be construed as, tax advice. Holders of HomeTown common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

MARKET FOR COMMON STOCK AND DIVIDENDS

American National common stock is traded on the Nasdaq Global Select Market under the symbol “AMNB.” HomeTown common stock is traded on the Nasdaq Capital Market under the symbol “HMTA.”

As of the record date for the American National special meeting, there were 8,739,509 shares of American National common stock outstanding, which were held by approximately 3,058 holders of record. As of the record date for the HomeTown special meeting, there were 5,809,023 shares of HomeTown common stock outstanding, which were held by approximately 1,492 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of American National common stock and HomeTown common stock as reported on the Nasdaq Stock Market, and the dividends declared per share of American National common stock and HomeTown common stock.

	American National Common Stock			HomeTown Common Stock
	Sales Price		Dividends Declared Per Share	Sales Price		Dividends Declared Per Share
	High	Low		High	Low
2019
First Quarter (through February 6)	$34.01	$29.19	$—	$13.98	$11.82	$—

2018
First Quarter	$40.75	$34.95	$0.25	$11.95	$10.95	$—
Second Quarter	42.85	36.00	0.25	15.79	12.10	0.04
Third Quarter	42.45	39.00	0.25	16.50	13.00	0.04
Fourth Quarter	39.42	28.39	0.25	15.38	11.28	0.04

2017
First Quarter	$39.40	$33.80	$0.24	$11.00	$9.10	$—
Second Quarter	42.50	34.60	0.24	10.75	9.52	—
Third Quarter	41.95	35.05	0.24	11.00	10.60	—
Fourth Quarter	43.00	36.05	0.25	11.33	10.82	—

The following table sets forth the closing sale prices per share of American National common stock and HomeTown common stock as reported on the Nadsaq Stock Market on October 1, 2018, the last trading day before we announced the signing of the merger agreement, and on February 6, 2019, the last trading day before the date of this joint proxy statement/prospectus. The following table also includes the equivalent price per share of HomeTown common stock on those dates. The equivalent per share price reflects the value on each date of the American National common stock that would have been received by HomeTown shareholders if the merger had been completed on those dates, based on an assumed exchange ratio of 0.4150 shares of American National common stock for each share of HomeTown common stock and the closing sales prices of American National’s common stock.

	American National Common Stock	HomeTown Common Stock	Equivalent Market Value Per Share of HomeTown
October 1, 2018	$39.11	$13.80	$16.23
February 6, 2019	$33.37	$13.75	$13.85

You are advised to obtain current market quotations for American National common stock and HomeTown common stock. The market price of American National common stock at the effective time of the merger or at the time former shareholders of HomeTown receive shares of American National common stock after the merger is completed may be higher or lower than the market price at the time the merger agreement was executed, at the mailing date of this joint proxy statement/prospectus or at the time of the special meetings.

American National and HomeTown are legal entities separate and distinct from their subsidiaries, and their revenues depend primarily on the payment of dividends from their subsidiary banks. Therefore, American National’s and HomeTown’s principal sources of funds with which to pay dividends on their stock and their other separate expenses are dividends they receive, respectively, from American National Bank and HomeTown Bank. The subsidiary banks of both American National and HomeTown are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay to American National and HomeTown. See “Description of American National Capital Stock – Common Stock – Dividends” on page 95.

American National currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. American National has no current intention to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the merger, the final determination of the timing, amount and payment of dividends on American National common stock will be at the discretion of its board of directors and will depend upon the earnings of American National and its subsidiary bank, the financial condition of American National and other factors, including general economic conditions and applicable governmental regulations and policies.

INFORMATION ABOUT AMERICAN NATIONAL

American National is a multi-state bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Danville, Virginia. American National provides a wide range of financial products and services through its wholly-owned subsidiary, American National Bank and Trust Company, a national banking association chartered in 1909. American National Bank currently operates 24 banking offices and two loan production offices in its market area encompassing southern and central Virginia and north central North Carolina. The common stock of American National is traded on the Nasdaq Global Select Market under the symbol “AMNB.”

As of September 30, 2018, American National had total consolidated assets of approximately $1.8 billion, total consolidated loans, net of unearned income, of approximately $1.3 billion, total consolidated deposits through American National Bank of approximately $1.5 billion and consolidated shareholders’ equity of approximately $216.1 million.

The principal executive offices of American National are located at 628 Main Street, Danville, Virginia 24541, and its telephone number is (434) 792-5111. American National’s website can be accessed at http://www.amnb.com. Information contained in American National’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

For more information about American National, see “Where You Can Find More Information” beginning on page 103.

INFORMATION ABOUT HOMETOWN

HomeTown Bankshares Corporation is a bank holding company headquartered in Roanoke, Virginia. Through its wholly-owned subsidiary, HomeTown Bank, HomeTown provides a broad range of consumer and commercial banking services throughout its primary service area, which includes the City of Roanoke, Roanoke County, and the City of Salem, Virginia, and contiguous counties, including Bedford, Franklin and Montgomery, Virginia. HomeTown places an emphasis on personal service offers its products and services through six full-service branches, seven 24-hour ATMs and one mortgage office. HomeTown’s common stock is traded on the Nasdaq Capital Market under the symbol “HMTA.”

As of September 30, 2018, HomeTown had total consolidated assets of approximately $558.7 million, total net loans of approximately $462.4 million, total deposits through HomeTown Bank of approximately $483.5 million and consolidated shareholders’ equity of approximately $53.0 million.

The principal executive offices of HomeTown are located at 202 South Jefferson Street, Roanoke, Virginia 24011, and its telephone number is (540) 345-6000. HomeTown’s website can be accessed at http://www.hometownbank.com. Information contained in HomeTown’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

For more information about HomeTown, see “Where You Can Find More Information” beginning on page 103.

DESCRIPTION OF AMERICAN NATIONAL CAPITAL STOCK

The following summary description of the material features of the capital stock of American National does not purport to be complete and is subject to, and qualified in its entirety by reference to, American National’s articles of incorporation and bylaws, each as amended.

As a result of the merger, HomeTown shareholders who receive shares of American National common stock in the merger will become shareholders of American National, and their rights as shareholders of American National will be governed by Virginia law and the articles of incorporation and the bylaws of American National, each as amended. We urge you to read the applicable provisions of the Virginia SCA, American National’s articles of incorporation and bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of American National’s and HomeTown’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

The authorized capital stock of American National consists of (i) 20,000,000 shares of common stock, par value $1.00 per share; and (ii) 2,000,000 shares of preferred stock, par value $5.00 per share. As of the record date of the American National special meeting, January 31, 2019, there were 8,739,509 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As of January 31, 2019, there were 51,439 shares of American National common stock subject to unvested restricted stock awards, all granted under American National’s equity compensation plans, and no options to purchase American National common stock were outstanding.

Common Stock

General. Each share of American National common stock has the same relative rights as, and is identical in all respects to, each other share of American National’s common stock. American National’s common stock is traded on the Nasdaq Global Select Market under the symbol “AMNB.” The transfer agent for American National’s common stock is Computershare, 250 Royall Street, Canton, Massachusetts 02021.

Dividends. American National’s shareholders are entitled to receive dividends or distributions that its board of directors may declare out of funds legally available for those payments. The payment of distributions by American National is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock.

As a bank holding company, American National’s ability to pay dividends is affected by the ability of American National Bank, its bank subsidiary, to pay dividends to the holding company. The ability of American National Bank to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of American National, the holders of shares of its common stock will be entitled to receive, after payment of all debts and liabilities of American National and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of American National available for distribution in cash or in kind.

Voting Rights. The holders of American National common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and shareholders do not have the right to accumulate their votes in the election of directors. For that reason, holders of a majority of the shares of American National’s common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Directors and Classes of Directors. American National’s board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the American National board of directors consists of 14 directors. Under American National’s articles of incorporation, the number of directors may be increased by American National’s board of directors, but not by more than two during any twelve-month period, except by the affirmative vote of holders of 80% of the outstanding shares of American National’s voting stock. Subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed, with or without cause, by the affirmative vote of the holders of at least 80% of the outstanding shares of American National’s common stock.

No Preemptive Rights; Redemption and Assessment. Holders of shares of American National common stock will not be entitled to preemptive rights with respect to any shares that may be issued. American National common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.

For more information regarding the rights of holders of American National common stock, see “Comparative Rights of Shareholders.”

Preferred Stock

The board of directors of American National is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The American National board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. The American National board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of American National common stock and, under certain circumstances, discourage an attempt by others to gain control of American National.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of American National, then existing market conditions and other factors that, in the judgment of the American National board, might warrant the issuance of preferred stock.

COMPARATIVE RIGHTS OF SHAREHOLDERS

American National and HomeTown are Virginia corporations subject to the provisions of the Virginia SCA. The rights of shareholders of American National and HomeTown are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, HomeTown shareholders will become shareholders of American National and, as such, their shareholder rights will be governed by the articles of incorporation and bylaws of American National and will continue to be governed by the Virginia SCA.

In connection with the merger, American National has agreed to amend its bylaws prior to the merger to increase the size of the board. See “The Merger – Amendment to American National Bylaws.”

The following is a summary of the material differences in the rights of shareholders of American National and HomeTown, but is not a complete statement of all those differences. Shareholders should read carefully the relevant provisions of the Virginia SCA and the respective articles of incorporation and bylaws of American National and HomeTown. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of American National and HomeTown and to the provisions of the Virginia SCA.

Authorized Capital Stock

American National. American National is authorized to issue 20,000,000 shares of common stock, par value $1.00 per share, of which 8,739,509 shares were issued and outstanding as of the record date for the American National special meeting, and 2,000,000 shares of preferred stock, par value $5.00 per share, of which no shares were issued and outstanding as of the record date for the American National special meeting.

American National’s articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations, and relative rights of its preferred stock and to establish series of such preferred stock and determine the variations between each series. Holders of American National stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of American National, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

HomeTown. HomeTown is authorized to issue 10,000,000 shares of common stock, par value $5.00 per share, of which 5,809,023 shares were issued and outstanding as of the record date for the HomeTown special meeting, and 5,000,000 shares of preferred stock, no par value per share, of which no shares were issued and outstanding as of the record date for the HomeTown special meeting.

HomeTown’s articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations, and relative rights of its preferred stock and to establish series of such preferred stock and determine the variations between each series. Holders of HomeTown stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of HomeTown, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

Dividend Rights

The holders of American National and HomeTown common stock are entitled to share ratably in dividends when and as declared by their respective board of directors out of funds legally available therefor. American National’s and HomeTown’s articles of incorporation permit their boards to issue preferred stock with terms set by their boards, which terms may include the right to receive dividends ahead of the holders of their common stock. Neither American National nor HomeTown currently has any outstanding shares of preferred stock.

Voting Rights

The holders of both American National and HomeTown common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting. Neither the holders of American National nor HomeTown common stock are entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

American National. The American National board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The number of directors specified in American National’s bylaws may be increased or decreased by the board in its discretion. Currently, the American National board consists of 14 directors. Under American National’s articles of incorporation, the number of directors may be increased by American National’s board of directors, but not by more than two during any twelve-month period, except by the affirmative vote of holders of 80% of the outstanding shares of American National’s voting stock. Subject to the rights of the holders of any series of preferred stock then outstanding, any director may be removed, with or without cause, by the affirmative vote of the holders of at least 80% of the outstanding shares of American National’s common stock.

On or prior to the effective time of the merger, the American National board will cause the number of directors that will comprise the full board of American National at the effective time to be fixed at such number, not to exceed 16 directors, and will cause two HomeTown directors to be appointed as directors of American National to serve until the next annual meeting of shareholders of American National following the effective time of the merger.

HomeTown. The HomeTown board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The HomeTown bylaws require the board to have not less than five nor more than 15 directors. Currently, the HomeTown board consists of eight directors. Directors of HomeTown may be removed with or without cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Anti-takeover Provisions

Certain provisions of the Virginia SCA and the articles of incorporation and bylaws of American National and HomeTown may discourage attempts to acquire control of American National or HomeTown, respectively, that the majority of either company’s shareholders may determine was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the American National or HomeTown boards did not approve.

Classified Board of Directors. The provisions of American National’s and HomeTown’s articles of incorporation providing for classification of the board of directors into three separate classes may have certain anti-takeover effects.

Authorized Preferred Stock. The articles of incorporation of both American National and HomeTown authorize the issuance of preferred stock. The American National and HomeTown boards may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as either board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of American National or HomeTown by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include:

•	adoption of plans of merger or share exchange;

•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•	adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

The articles of incorporation of American National provide that the actions set out above must be approved by a vote of 80% of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction when the other party to the transaction owns more than 25% of American National’s voting stock, unless certain conditions are met. If the transaction does not involve a holder of more than 25% of the outstanding voting stock, the Virginia SCA applies and more than two-thirds of the votes entitled to be cast must vote in favor to approve the transaction.

The articles of incorporation of HomeTown state that the actions set out above must be approved by a majority of all the votes entitled to be cast on the transaction by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. With respect to HomeTown, if the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the affirmative vote of more than two-thirds of all of the votes entitled to be cast on such transaction by each voting group entitled to vote.

Anti-takeover Statutes. The Virginia SCA includes two anti-takeover statutes, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.

The Affiliated Transactions Statute of the Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•

subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•

unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•

among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

Corporations may provide in their articles of incorporation or bylaws to opt-out of the Affiliated Transactions or the Control Share Acquisitions Statute. Neither American National nor HomeTown has opted-out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute.

Amendments to Articles of Incorporation and Bylaws

The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors or, if a quorum exists, a majority of the shareholders present and entitled to votes may adopt, amend or repeal the bylaws.

American National. American National’s articles of incorporation state that an amendment or restatement of its articles of incorporation must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote on the matter, except as expressly otherwise required by the articles of incorporation and other than an amendment or restatement that amends or affects the shareholder vote required by the Virginia SCA to approve a merger, statutory share exchange, sale of all or substantially all of its assets or the dissolution of American National. No amendment to American National’s articles of incorporation may change, repeal or make inoperative any of the provisions relating to cumulative voting, directors or certain business combinations, unless such amendment receives the affirmative vote of the holders of 80% of all shares of our voting stock; provided, however, that if such amendment has been unanimously recommended to shareholders by its board of directors (i) at a time when no other entity beneficially owns, or to the knowledge of any director, proposes to acquire 25% or more of American National’s voting stock, or (ii) if all such directors are “continuing directors” as defined in American National’s articles, such amendment need only be approved by a majority of the votes entitled to be cast by each voting group entitled to vote on the matter.

American National’s bylaws may be amended, altered or repealed by the board of directors at any time. American National’s shareholders have the power to rescind, alter, amend or repeal any bylaws and to enact bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended or repealed by American National’s board of directors.

HomeTown. HomeTown’s articles of incorporation state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast by each voting group entitled to vote on the amendment at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the affirmative vote of more than two-thirds of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.

HomeTown’s bylaws generally may be amended or repealed by the board of directors except to the extent that: (i) this power is reserved exclusively to the shareholders by law or the articles of incorporation; or (ii) the shareholders, in adopting or amending particular bylaws, provide expressly that the board of directors may not amend or repeal the same. The bylaws may be amended or repealed by the shareholders even though the same also may be amended or repealed by the board of directors.

Dissenters’ and Appraisal Rights

The Virginia SCA provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the Nasdaq Global Select Market and the Nasdaq Capital Market, or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:

•

the articles of incorporation provide for appraisal rights regardless of an available exception (although neither American National’s nor HomeTown’s articles of incorporation authorize such special appraisal rights);

•

in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or

•	the merger is an “affiliated transaction,” as described under “– Anti-takeover Provisions” above, and it has not been approved by a majority of the disinterested directors.

The common stock of both American National is listed on the Nasdaq Global Select Market, and the common stock of HomeTown is listed on the Nasdaq Capital Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, shareholders of American National and HomeTown are not entitled to appraisal rights. Shareholders of American National and HomeTown are not entitled to appraisal rights in connection with the merger.

Director and Officer Exculpation

The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The articles of incorporation of American National and HomeTown provide that, to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of either corporation is not liable to his or her respective corporation or its shareholders for monetary damages.

Indemnification

The articles of incorporation of American National and HomeTown provide that, to the full extent permitted by the Virginia SCA, each of American National and HomeTown is required to indemnify a director or officer who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of or on behalf of American National or HomeTown as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Each of American National’s and HomeTown’s board of directors is empowered, by a majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer, as set forth above.

LEGAL MATTERS

The validity of the American National common stock to be issued upon completion of the merger will be passed upon for American National by Williams Mullen. Certain U.S. federal income tax consequences relating to the merger will be passed upon for American National by Williams Mullen, and for HomeTown by Gentry Locke.

EXPERTS

The consolidated financial statements and effectiveness of internal control over financial reporting incorporated in this joint proxy statement/prospectus by reference to American National’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm as indicated in their reports thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements incorporated by reference in this joint proxy statement/prospectus by reference to HomeTown’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm as indicated in their report thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

American National

If any American National shareholder intends to present a proposal to be considered for inclusion in American National’s proxy materials in connection with its 2019 annual meeting of shareholders, the proposal must be in proper form and meet the requirements of Rule 14a-8 under the Exchange Act, and must have been received by American National at its principal office in Danville, Virginia, no later than December 7, 2018.

In addition to any other applicable requirements, for business to be properly brought before the next annual meeting by a shareholder, if the proposal is not to be included in American National’s proxy statement, American National’s bylaws provide that the shareholder must have given notice in writing to American National’s Corporate Secretary no later than February 5, 2019. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and number of shares beneficially owned by the shareholder proposing such business, and (iii) any material interest of the shareholder in such business.

HomeTown

HomeTown held its 2018 annual meeting of shareholders on May 15, 2018. HomeTown intends to hold a 2019 annual meeting of shareholders only if the merger is not completed.

If HomeTown holds a 2019 annual meeting of shareholders, shareholders of HomeTown may submit proposals on matters appropriate for shareholder action in accordance with Rule 14a-8 promulgated under the Exchange Act and HomeTown’s bylaws. For such proposals to be included in HomeTown’s proxy materials relating to HomeTown’s 2019 annual meeting of shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must have been received by HomeTown no later than December 6, 2018. HomeTown’s board of directors urges you to send all proposals of this kind by certified mail, return receipt requested, to the attention of the Corporate Secretary, HomeTown Bankshares Corporation, 202 South Jefferson Street, Roanoke, Virginia 24011.

OTHER MATTERS

In accordance with Virginia law, no business may be brought before the American National or HomeTown special meeting unless it is described in the applicable notice of meeting that accompanies this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus, the American National board and the HomeTown board know of no matters that will be presented for consideration at either of the special shareholders’ meetings other than those specifically set forth in the notices for the meetings. If, however, any other matters properly come before the American National special meeting, or any adjournments thereof, or before the HomeTown special meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of American National and HomeTown, as applicable.

WHERE YOU CAN FIND MORE INFORMATION

American National and HomeTown each file reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, statements and other information that American National and HomeTown file electronically at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

American National has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the shares of American National common stock to be issued in the merger. This document is a part of the registration statement and constitutes a prospectus of American National and a proxy statement of each of American National and HomeTown for their respective special meetings of shareholders. As allowed by SEC rules, this document does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows American National and HomeTown to “incorporate by reference” information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that American National and HomeTown have previously filed with the SEC (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated in the Form 8-K). These documents contain important business information about the companies and their financial condition.

American National SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 9, 2018.

•	Definitive Proxy Materials on Schedule 14A for the 2018 Annual Meeting of Shareholders, filed on April 12, 2018.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 4, 2018.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 3, 2018.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed on November 5, 2018.

•	Current Reports on Form 8-K filed on January 19, 2018, February 21, 2018, May 17, 2018, July 19, 2018, October 2, 2018, October 5, 2018 and November 21, 2018.

•

The description of American National common stock contained in American National’s registration statement on Form 8-A, as filed with the SEC on September 14, 1984 pursuant to Section 12 of the Exchange Act, including any subsequently filed amendments and reports updating such description.

HomeTown SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 30, 2018.

•	Definitive Proxy Materials on Schedule 14A for the 2018 Annual Meeting of Shareholders, filed on April 5, 2018.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 14, 2018.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 13, 2018.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed on November 13, 2018.

•	Current Reports on Form 8-K filed on May 17, 2018, October 2, 2018 and October 5, 2018.

•

The description of HomeTown common stock contained in HomeTown’s registration statement on Form 8-A, as filed with the SEC on October 7, 2016 pursuant to Section 12 of the Exchange Act, including any subsequently filed amendments and reports updating such description.

In addition, American National and HomeTown incorporate by reference any future filings each company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the American National special meeting and the HomeTown special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Documents contained in or incorporated by reference in this document by American National and HomeTown are available through the SEC as set forth above or from American National and HomeTown. You may obtain such documents by requesting them in writing or by telephone from American National and HomeTown as follows:

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

Telephone: (434) 792-5111

Attention: William W. Traynham, Executive

    Vice President and Chief Financial Officer

Regan & Associates, Inc.

505 Eighth Avenue – Suite 800

New York, New York 10018

Attention: Artie Regan

Telephone: (800) 737-3426

HomeTown Bankshares Corporation

202 S. Jefferson Street

Roanoke, Virginia 24002

Telephone: (540) 345-6000

Attention: Susan K. Still, President and

    Chief Executive Officer

Regan & Associates, Inc.

505 Eighth Avenue – Suite 800

New York, New York 10018

Attention: Artie Regan

Telephone: (800) 737-3426

These documents are available from American National or HomeTown, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about American National at its Internet website at http://www.amnb.com under “Investor Relations” and HomeTown at its Internet website at http://www.hometownbank.com under “Investor Relations.” Information contained on the websites of American National and HomeTown does not constitute part of this joint proxy statement/prospectus and shall not be incorporated into other filings either company makes with the SEC.

If you would like to request documents from American National, please do so by March 12, 2019 in order to receive timely delivery of the documents before the special meetings.

American National has supplied all information contained or incorporated by reference in this document relating to American National, and HomeTown has supplied all such information relating to HomeTown.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. American National and HomeTown have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. American National is not making an offer to sell or soliciting an offer to buy any securities other than the American National common stock to be issued by American National in the merger, and American National is not making an offer of such securities in any state where the offer is not permitted. This joint proxy statement/prospectus is dated February 7, 2019. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to you nor the issuance of American National common stock in the merger creates any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

between

AMERICAN NATIONAL BANKSHARES INC.

and

HOMETOWN BANKSHARES CORPORATION

October 1, 2018

A-i

LIST OF EXHIBITS

EXHIBIT 1.1             Form of Plan of Merger

EXHIBIT 1.3             Form of Subsidiary Bank Agreement and Plan of Merger

EXHIBIT 5.8             Form of Affiliate Agreement

EXHIBIT 5.9             Form of Director Noncompetition Agreement

A-ii

INDEX OF DEFINED TERMS

ACA	Section 3.3(o)(ii)
Acquisition Proposal	Section 5.5(c)
Affected Agreements	Section 5.13(b)
Agreement	Recitals
American	Recitals
American Benefit Plans	Section 3.3(p)(i)
American Board Recommendation	Section 5.3(b)
American Common Stock	Section 2.1(a)
American Material Contract	Section 3.3(j)(ii)
American National Bank	Section 1.3(a)
American Shareholder Approval	Section 3.3(c)(i)
American Shareholders Meeting	Section 5.3(b)
American Stock Plan	Section 3.3(d)(iii)
Bank Reports	Section 3.3(g)
BHCA	Section 3.3(a)
Closing Date	Section 1.2(b)
Code	Recitals
Computer Systems	Section 3.3(c)(c)(i)
Confidentiality Agreement	Section 5.2(c)
Derivative Contract	Section 3.3(v)(iv)
Disclosure Schedule	Section 3.1(a)
Effective Time	Section 1.2(a)
Environmental Claim	Section 3.3(s)(iv)(A)
Environmental Laws	Section 3.3(s)(iv)(A)
ERISA	Section 3.3(o)(i)
ERISA Affiliate	Section 3.3(o)(i)
Exchange Act	Section 3.3(c)(iv)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
FDIC	Section 3.3(b)
Financial Statements	Section 3.3(f)(ii)
GAAP	Section 3.3(f)(ii)
Governmental Authority	Section 3.3(k)
HomeTown	Recitals
HomeTown Benefit Plans	Section 3.3(o)(i)
HomeTown Board Recommendation	Section 5.3(a)
HomeTown Book-Entry Shares	Section 2.1(c)
HomeTown Common Certificate	Section 2.1(c)
HomeTown Common Stock	Section 2.1(b)
HomeTown Continuing Employees	Section 5.10(a)
HomeTown Directors	Section 1.5(a)
HomeTown Material Contract	Section 3.3(j)(i)
HomeTown SERP	Section 5.10(e)
HomeTown Shareholder Approval	Section 3.3(c)(i)
HomeTown Shareholders Meeting	Section 5.3(a)
HomeTown Stock Award	Section 2.3(b)
HomeTown Stock Option	Section 2.3(a)
HomeTown Stock Plan	Section 2.3(a)
Intellectual Property	Section 3.3(u)
Joint Proxy Statement	Section 3.3(c)(iv)
Knowledge	Section 3.2(c)
Loan	Section 3.3(r)(xi)
Loan Loss Allowance	Section 3.3(r)(iii)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(s)(iv)(A)

A-iii

Merger	Recitals
Merger Consideration	Section 2.1(b)
OREO	Section 3.3(r)(iv)
Organizational Documents	Section 3.3(a)
Plan of Merger	Section 1.1
Registration Statement	Section 3.3(c)(iv)
Regulatory Agencies	Section 3.3(g)
Regulatory Approvals	Section 5.6(a)
Replacement Option	Section 2.3(a)
Replacement Stock Award	Section 2.3(b)
Rights	Section 3.3(d)(iv)
Sarbanes-Oxley Act	Section 3.3(f)(v)
SEC	Section 3.3(c)(iv)
SEC Reports	Section 3.3(f)(i)
Securities Act	Section 3.3(c)(iv)
Subordinated Notes	Section 5.21
Subsidiary	Section 3.3(b)
Subsidiary Bank Merger	Section 1.3(a)
Superior Proposal	Section 5.5(d)
Tax(es)	Section 3.3(l)(i)
Tax Returns	Section 3.3(l)(i)
Technology Systems	Section 3.3(u)
Termination Fee	Section 7.4(b)
Transition Board	Section 1.5(e)
Treasury Regulations	Recitals
VSCA	Section 1.1

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of October 1, 2018, between AMERICAN NATIONAL BANKSHARES INC., a Virginia corporation (“American”), and HOMETOWN BANKSHARES CORPORATION, a Virginia corporation (“HomeTown”).

WHEREAS, the Boards of Directors of American and HomeTown have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transactions provided for herein, including the merger of HomeTown with and into American (the “Merger”);

WHEREAS, the Boards of Directors of American and HomeTown have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated under the Code (and any future amendments to such regulations and any corresponding provisions of succeeding regulations) (the “Treasury Regulations”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1    The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined herein), HomeTown will be merged with and into American pursuant to the Plan of Merger substantially in the form attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of HomeTown thereupon shall cease, and American will be the surviving corporation in the Merger. The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

1.2     Effective Time; Closing.

(a)    The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, effecting the Merger (the “Effective Time”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Time to occur as soon as practicable after all required regulatory and shareholder approvals to consummate the Merger have been received, or on such later date as the parties may mutually agree in writing. On or after the Closing Date (as defined herein), American and HomeTown will execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission.

(b)    Subject to the terms and conditions of this Agreement, the closing of the Merger will take place at 10:00 a.m. Eastern Time at the offices of Williams Mullen, 200 South 10th Street, Suite 1600, Richmond, Virginia, on a date mutually agreed to by the parties and which shall be held at or prior to the Effective Time (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Effective Time will be exchanged by the parties on the Closing Date.

1.3     Subsidiary Bank Merger.

(a)    At the Effective Time or as soon thereafter as reasonably practicable, HomeTown Bank, the wholly-owned Virginia chartered bank subsidiary of HomeTown, shall be merged with and into American National Bank and Trust Company (“American National Bank”), the wholly-owned national banking association subsidiary of American (the

“Subsidiary Bank Merger”), pursuant to the Subsidiary Bank Agreement and Plan of Merger, the form of which is attached hereto as Exhibit 1.3(a). The separate corporate existence of HomeTown Bank thereupon shall cease, and American National Bank will be the surviving bank in the Subsidiary Bank Merger. As soon as practicable after the approval of this Agreement by the Boards of Directors of American and HomeTown, each of American, American National Bank, HomeTown and HomeTown Bank, respectively, shall take all actions necessary to approve and adopt the Subsidiary Bank Agreement and Plan of Merger, including effecting the necessary shareholder and board of director approvals, all of which shall be conditioned on the consummation of the Merger. Prior to the Effective Time, such parties shall take all actions necessary to approve and adopt any and all other agreements and documents to effect the Subsidiary Bank Merger.

(b)    American may at any time change the method or timing of effecting the combination of American National Bank and HomeTown Bank if and to the extent American deems such changes necessary, appropriate or desirable for any reason in its discretion (including, without limitation, to ensure that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as defined herein), (ii) adversely affect the HomeTown shareholders, (iii) adversely affect the ability of the Merger to quality as a “reorganization” within the meaning of Section 368(a) of the Code, (iv) materially impede or delay consummation of the transactions contemplated by this Agreement or (v) result in the Subsidiary Bank Merger occurring prior to the Merger; and provided, further, that (x) American shall provide HomeTown with five (5) days’ prior written notice of such change and the reasons therefor, and (y) American shall not make any change that would materially affect the tax consequences to HomeTown or its shareholders without the prior written consent of HomeTown (such consent not to be unreasonably withheld, conditioned or delayed).

(c)    The Virginia banking headquarters of American National Bank will be located in Roanoke, Virginia after the Subsidiary Bank Merger. The North Carolina banking headquarters of American National Bank will be located in Greensboro, North Carolina after the Subsidiary Bank Merger. The corporate headquarters American will continue to be in Danville, Virginia after the Effective Time and the main office of American National Bank will continue to be in Danville, Virginia after the Subsidiary Bank Merger.

1.4    Articles of Incorporation and Bylaws of American.

The Articles of Incorporation of American as in effect immediately prior to the Effective Time will be the Articles of Incorporation of American as of and after the Effective Time until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of American as in effect immediately prior to the Effective Time will be the Bylaws of American as of and after the Effective Time until thereafter amended in accordance with the provisions thereof and applicable law.

1.5    Corporate Governance.

(a)    Prior to the Effective Time, the Board of Directors of American shall amend American’s Bylaws to cause the number of directors that will comprise the full Board of Directors of American at the Effective Time to be fixed at a number not to exceed sixteen (16) directors. At or prior to the Effective Time, American shall cause each of Nancy H. Agee and Kenneth S. Bowling (the “HomeTown Directors”) to be appointed as directors of American as of the Effective Time to serve until the next annual meeting of the shareholders of American following the Effective Time. Nancy H. Agee shall be appointed to serve in Class II and Kenneth S. Bowling shall be appointed to serve in Class I of the Board of Directors of American. Subject to the good faith consideration by the Corporate Governance Committee of American’s Board of Directors, American shall nominate each HomeTown Director for election to the Board of Directors of American at the first annual meeting of the shareholders of American following the Effective Time, and American’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of American that its shareholders vote to elect each HomeTown Director to the same extent as recommendations are made with respect to other directors of American standing for reelection.

(b)    At the Effective Time through the first annual meeting of the shareholders of American after the Effective Time, Susan K. Still shall be appointed as a non-voting observer entitled to attend meetings of the Board of Directors of American, and shall be entitled to receive all notices and information provided to the members of such Board of Directors (within the same time frames provided to such members).

(c)    Subject to the good faith consideration by the Corporate Governance Committee of American’s Board of Directors, American shall nominate Susan K. Still for election to Class III of the Board of Directors of American at the first annual meeting of the shareholders of American following the Effective Time to fill the vacancy created by the retirement of a current director of American that will be effective at or prior to such meeting pursuant to American’s retirement policy for directors. American’s Board of Directors shall not amend such retirement policy in a manner that would delay the nomination of Susan K. Still for election in accordance with this Section 1.5(c). American’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of American that its shareholders vote to elect Susan K. Still to the same extent as recommendations are made with respect to other directors of American standing for reelection.

(d)    Prior to the Effective Time, American and American National Bank shall cause each of Susan K. Still, Nancy H. Agee and Kenneth S. Bowling to be appointed as directors of American National Bank as of the Effective Time.

(e)    At the Effective Time, American National Bank shall establish an advisory board that will operate for a period of two (2) years after the Effective Time to assist with retaining HomeTown Bank customers, developing new business, representing the combined bank positively in the communities served by HomeTown and such other activities as may be reasonably requested by American (the “Transition Board”). The Transition Board shall initially be composed of all of the members of the HomeTown and HomeTown Bank Boards of Directors that will not be members of the Boards of Directors of American and American National Bank after the Merger. Members of the Transition Board will be compensated for their service at a rate equal to the average rate members of the HomeTown and HomeTown Bank Boards of Directors were compensated for service during the two (2) years immediately preceding the Subsidiary Bank Merger. Membership on the Transition Board shall be conditional upon execution of and continued compliance with the agreements described in Section 5.8 and Section 5.9 hereof.

1.6    Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. American and HomeTown shall prepare and file with each of their respective Tax Returns (as defined herein) all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law.

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1    Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of American or HomeTown or their respective shareholders:

(a)    Each share of common stock, par value $1.00 per share, of American (“American Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)    Each share of common stock, par value $5.00 per share, of HomeTown (“HomeTown Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive 0.4150 shares (the “Exchange Ratio”) of American Common Stock, plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”). All shares of HomeTown Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

(c)    Each certificate previously representing shares of HomeTown Common Stock (a “HomeTown Common Certificate”) and the non-certificated shares of HomeTown Common Stock (the “HomeTown Book-Entry Shares”) shall cease to represent any rights except the right to receive with respect to each underlying share of HomeTown Common Stock (i) the Merger Consideration upon the surrender of such HomeTown Common Certificate or HomeTown Book-Entry Shares in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(d)    Each share of HomeTown Common Stock held by either party hereto and each share of American Common Stock held by HomeTown or any Subsidiary (as defined herein) of HomeTown prior to the Effective Time (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of American Common Stock shall resume the status of authorized and unissued shares of American Common Stock.

2.2    Exchange Procedures.

(a)    On or before the Closing Date, American shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by American (in such capacity, the “Exchange Agent”), for the benefit of the holders of the HomeTown Common Certificates and the holders of HomeTown Book-Entry Shares, at the election of American, either certificates representing the shares of American Common Stock or non-certificated shares of American Common Stock (or a combination) issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for the HomeTown Common Certificates and HomeTown Book-Entry Shares.

(b)    As promptly as practicable after the Effective Time, American shall cause the Exchange Agent to send to each former shareholder of record of HomeTown immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder’s HomeTown Common Certificates or HomeTown Book-Entry Shares for the Merger Consideration, as provided for herein.

(c)    American shall cause the Merger Consideration into which shares of HomeTown Common Stock are converted at the Effective Time, and dividends or distributions that a HomeTown shareholder shall be entitled to receive, to be issued and paid to such HomeTown shareholder upon proper surrender to the Exchange Agent of HomeTown Common Certificates and HomeTown Book-Entry Shares representing such shares of HomeTown Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.4 or Section 2.6.

(d)    Any HomeTown shareholder whose HomeTown Common Certificates or HomeTown Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and dividends or distributions upon compliance with reasonable conditions imposed by American pursuant to applicable law and as required in accordance with American’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of HomeTown for twelve (12) months after the Effective Time shall be returned to American (together with any earnings in respect thereof). Any shareholders of HomeTown who have not complied with this Article 2 shall thereafter be entitled to look only to American, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of HomeTown Common Stock such shareholder held as of the close of business on the Effective Time as determined pursuant to this Agreement, without any interest thereon.

(f)    None of the Exchange Agent, the parties hereto, nor the parties’ respective Subsidiaries shall be liable to any shareholder of HomeTown for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3    HomeTown Stock Options and Other Equity-Based Awards.

(a)    At the Effective Time, each option, whether vested or unvested, to purchase shares of HomeTown Common Stock (a “HomeTown Stock Option”) granted under an equity or equity-based compensation plan of HomeTown (a “HomeTown Stock Plan”) shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such HomeTown Stock Option (except as provided otherwise in this Section 2.3(a) and taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the HomeTown Stock Plan or in the related award document by reason of the Merger), the number of shares of American Common Stock equal to the product of (i) the number of shares of HomeTown Common Stock subject to the HomeTown Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of HomeTown Common Stock that were purchasable pursuant to such HomeTown Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each HomeTown Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code, and all other options shall be adjusted if necessary in a manner that maintains the option’s exemption from Section 409A of the Code.

(b)    At the Effective Time, each restricted stock award granted under a HomeTown Stock Plan (a “HomeTown Stock Award”) that is unvested or contingent and outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent any rights with respect to shares of HomeTown Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of American (a “Replacement Stock Award”), on the same terms and conditions as were applicable under the HomeTown Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the HomeTown Stock Plan or in the related award document by reason of the Merger). The number of shares of American Common Stock subject to each such Replacement Stock Award shall be equal to the number of shares of HomeTown Common Stock subject to the HomeTown Stock Award multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of American Common Stock.

(c)    At the Effective Time, American shall assume the HomeTown Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and Replacement Stock Awards, and American shall have no obligation to make any additional grants or awards under the HomeTown Stock Plans. The provisions of any such HomeTown Stock Plan will be unchanged, except that (i) all references to HomeTown (other than any references relating to a “change in control” (or similar term) of HomeTown) in the HomeTown Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to American, unless American reasonably determines otherwise, and (ii) the number of shares of American Common Stock available for issuance pursuant to the HomeTown Stock Plan following the Effective Time shall be equal to the number of shares of HomeTown Common Stock so available immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of American Common Stock.

(d)    As soon as practicable after the Effective Time, American will deliver to the holders of Replacement Options and Replacement Stock Awards any required notices setting forth such holders’ rights pursuant to the respective HomeTown Stock Plan and award documents and stating that such Replacement Options and Replacement Stock Awards have been issued by American and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the HomeTown Stock Plan).

2.4    No Fractional Shares.

Each holder of shares of HomeTown Common Stock exchanged pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of American Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of American Common Stock multiplied by the average closing price per share of American Common Stock, as reported on the Nasdaq Global Select Market, for the ten (10) consecutive trading days ending on and including the fifth trading day immediately prior to the Effective Time.

2.5    Anti-Dilution.

In the event American changes (or establishes a record date for changing) the number of shares of American Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6    Dividends.

No dividend or other distribution payable to the holders of record of HomeTown Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any HomeTown Common Certificate or HomeTown Book-Entry Share until such holder properly surrenders such shares (or furnishes a surety bond or customary indemnity that the HomeTown Common Certificate or HomeTown Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7    Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8    No Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of HomeTown Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 3

Representations and Warranties

3.1    Disclosure Letters.

(a)    Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3, or to one or more of its covenants or agreements contained in Articles 4 or 5; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b)    Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections.

3.2    Standard.

(a)    No representation or warranty of American or HomeTown contained in Section 3.3 (other than the representations and warranties contained in (i) Section 3.3(d), Section 3.3(e), Section 3.3(h)(ii) and Section 3.3(aa)(i), which shall be true and correct in all respects (other than, in the case of Section 3.3(d) and Section 3.3(e) only, such failures to be true and correct as are de minimis) and (ii) Section 3.3(c)(i), which shall be true and correct in all material respects) will be deemed untrue or incorrect, including for purposes of Section 6.2(a) and Section 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3, has had or is reasonably likely to have a Material Adverse Effect on such party (it being understood that in applying the standard set forth in this Section 3.2(a), all materiality and “Material Adverse Effect” qualifications and exceptions contained in the individual representations and warranties shall be disregarded).

(b)    The term “Material Adverse Effect,” as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting banking and bank holding company businesses and the interpretation of such laws and regulations by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to American, HomeTown, or their respective Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States, and (G) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) through (F); except, with respect to clauses (A), (B), (C) or (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations such party hereto and its Subsidiaries, taken as a whole, as compared to other comparable companies in the commercial banking industry.

(c)    The term “Knowledge” with respect to American, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of American’s Disclosure Letter and, with respect to HomeTown, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of HomeTown’s Disclosure Letter.

3.3    Representations and Warranties.

Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined herein) filed on or after January 1, 2018 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), American represents and warrants to HomeTown, to the extent applicable, and HomeTown represents and warrants to American, to the extent applicable, except where expressly stated otherwise, as follows:

(a)    Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it. Neither it nor any of its Subsidiaries is in violation of any provision of the Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof are attached to its Disclosure Letter.

(b)    Subsidiaries. Each of its Subsidiaries (i) is a duly organized bank, corporation, limited liability company, partnership or statutory trust, validly existing and in good standing under applicable laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except as set forth in Section 13.1-653 of the VSCA and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter that shows each Subsidiary’s jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary. Section 3.3(b) of HomeTown’s Disclosure Schedule also lists any corporation, bank or other business organization of which HomeTown or HomeTown Bank owns, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests, and shows for each such entity its jurisdiction of incorporation, each jurisdiction in which such entity is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of such entity.

The term “Subsidiary” when used with respect to any party means any corporation, bank or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(c)    Authority; No Breach of the Agreement.

(i)    It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the American Shareholder Approval (as defined herein) and the HomeTown Shareholder Approval (as defined herein), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its board of directors) and subject only to the receipt of (A) in the case of HomeTown, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of HomeTown Common Stock (the “HomeTown Shareholder Approval”) and (B) in the case of American, approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of American Common Stock (the “American Shareholder Approval”).

(ii)    This Agreement has been duly executed and delivered by it and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. American represents and warrants that the American Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(iii)    Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iv)    Except for (A) the filing of applications, filings and notices, as applicable, with The Nasdaq Stock Market, LLC and the approval of the listing of the American Common Stock issued pursuant to the Merger on the Nasdaq Global Select Market, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHCA, and approval of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission and the Office of the Comptroller of the Currency in connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, (D) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, and other proxy solicitation materials of American and HomeTown constituting a part thereof, the “Joint Proxy Statement”) relating to the American Shareholders Meeting (as defined herein) and the HomeTown Shareholders Meeting (as defined herein), and of the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by American in connection with the transactions contemplated by this Agreement (including any pre-effective or post-effective amendments or supplements thereto, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (E) the filing of the Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA, and (F) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of American Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.

(d)    American Capital Stock. American represents and warrants that:

(i)    As of September 30, 2018, the authorized capital stock of American consists of: (1) 20,000,000 shares of common stock, par value $1.00 per share, of which 8,714,431 shares are issued and outstanding, and (2) 2,000,000 shares of preferred stock, par value $5.00 per share, of which no shares are issued and outstanding;

(ii)    All outstanding shares of capital stock of American have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii)    As of September 30, 2018, 14,025 shares of American Common Stock are subject to options to purchase American Common Stock and 53,492 shares of American Common Stock are subject to unvested restricted stock awards, in each case granted under an equity or equity-based compensation plan of American (an “American Stock Plan”); and

(iv)    As of the date of this Agreement, no shares of capital stock of American are reserved for issuance, and there are no outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which American is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each American Stock Plan.

(e)    HomeTown Capital Stock. HomeTown represents and warrants that:

(i)    As of September 30, 2018, the authorized capital stock of HomeTown consists of: (1) 10,000,000 shares of common stock, par value $5.00 per share, of which 5,811,483 shares are issued and outstanding; and (2) 5,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;

(ii)    All outstanding shares of capital stock of HomeTown have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii)    As of September 30, 2018, 137,200 shares of HomeTown Common Stock are subject to options to purchase HomeTown Common Stock and 42,495 shares of HomeTown Common Stock are subject to unvested restricted stock awards, in each case granted under a HomeTown Stock Plan; and

(iv)    As of the date of this Agreement, no shares of capital stock of HomeTown are reserved for issuance, and there are no outstanding or authorized Rights with respect to any shares of its capital stock, except as contemplated by each HomeTown Stock Plan.

(f)    SEC Filings; Financial Statements.

(i)    It has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, the “SEC Reports”), with the SEC since December 31, 2014 under the Securities Act and the Exchange Act, and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii)    Each of its financial statements contained in or incorporated by reference into any SEC Reports, including the related notes, where applicable (the “Financial Statements”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented in all material respects the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)    It and each of its Subsidiaries has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party; (B) transactions are recorded as necessary (1) to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as American and HomeTown, as applicable, or other criteria applicable to such financial statements, and (2) to maintain proper accountability for items therein; (C) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with general or specific authorization of its Board of Directors and the duly authorized executive officers of such party; and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv)    Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and on Section 3.3(f)(iv) of its Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. These disclosures, if any, were made in writing by management to its auditors and the audit committee of its Board of Directors and a copy has previously been made available to the other party. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v)    Each of its principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to its SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. It is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vi)    As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to its SEC Reports.

(g)    Bank Reports. It and each of its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2014 with the Board of Governors of the Federal Reserve System, the FDIC, the Office of the Comptroller of the Currency, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or any of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2014, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

(h)    Absence of Certain Changes or Events. Since June 30, 2018, except as disclosed in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement or as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.

(i)    Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2018 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since June 30, 2018 has not incurred (except as permitted by Article 4 of this Agreement), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).

(j)    Material Contracts; Defaults.

(i)    With respect to HomeTown, except as set forth in Section 3.3(j)(i) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its Annual Report on Form 10-K for the year ended December 31, 2017), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement, (B) that prohibits or restricts the conduct of business by it or any of its Subsidiaries or any of its personnel in any geographic area or its or their ability to compete in any line of business, (C) with respect to employment of an officer, director or consultant, including any employment, severance, termination, consulting or retirement agreement, (D) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (E) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein, (F) pursuant to which HomeTown or one of its Subsidiaries leases real property to or from any other person, (G) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $150,000 per year, (H) involves Intellectual Property (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to its business or the business of any of its Subsidiaries, (I) relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreement payables or trade payables), (J) relating to the provision of data processing, network communication or other technical services or (K) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries and not otherwise described in clauses (A) through (J) above (any such contract being referred to as a “HomeTown Material Contract”). With respect to each HomeTown Material Contract: (W) the contract is in full force and effect, (X) neither it nor any of its Subsidiaries is in default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (Y) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2017 to the date hereof, and (Z) no other party to any such contract is, to its Knowledge, in default in any material respect.

(ii)    With respect to American, each agreement, contract, arrangement, commitment or understanding (whether written or oral) to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound as of the date of this Agreement that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K has been filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2017, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent thereto. With respect to American, except as set forth in Section 3.3(j)(ii) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its Annual Report on Form 10-K for the year ended December 31, 2017), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral), (A) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, or (B) that is material to the financial condition, results of operations or business of its or any of its Subsidiaries and not otherwise described in clause (A) above (any such being referred to as a “American Material Contract”). With respect to each American Material Contract: (1) the contract is in full force and effect, (2) neither it nor any of its Subsidiaries is in default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (3) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2017 to the date hereof, and (4) no other party to any such contract is, to its Knowledge, in default in any material respect.

(k)    Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened in writing against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’, or to its Knowledge, any of its officers, directors or employees in their capacities as such. Neither it nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. It and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). It and each of its Subsidiaries hold, and have at all times since December 31, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.

(l)    Tax Matters.

(i)    It and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(l)(i) of its Disclosure Letter, and are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in such section of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority. As used herein, “Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(ii)    It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii)    There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv)    Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v)    Neither it nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(m)    Property.

(i)    Except as set forth in Section 3.3(m)(i) of its Disclosure Letter or reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2017 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2017). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted.

(ii)    In the case of HomeTown, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by HomeTown and each of its Subsidiaries or in which HomeTown or any of its Subsidiaries has any ownership or leasehold interest. HomeTown has made available to American true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which HomeTown or any of its Subsidiaries is a party.

(n)    Labor and Employment Matters.

(i)    Neither it nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a pending or threatened proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(ii)    It and its Subsidiaries have complied with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification and collective bargaining, and, except as otherwise set forth in Section 3.3(n)(ii) of its Disclosure Letter, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to its knowledge, threatened against it or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any governmental entity, relating to any such law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with it or its Subsidiaries. To its Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. It and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be, and have properly withheld and reported related income and employment taxes in accordance with such classification.

(iii)    With respect to HomeTown, except as set forth in Section 3.3(n)(iii) of its Disclosure Letter, employment of each employee and the engagement of each independent contractor by it or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any penalty, liability or severance obligation and (B) prior consent by any Governmental Authority.

(iv)    To its Knowledge, all of its employees are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(o)    HomeTown Employee Benefit Plans. With respect to HomeTown:

(i)    Section 3.3(o)(i) of its Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ employee benefit plans and programs, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, vacation and other similar plans or policies, (D) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other employee and director benefit plans, programs or arrangements; and (E) all other compensation plans, programs or arrangements, in each case of (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries or any trade or business of it or any of its Subsidiaries, whether or not incorporated, all of which together with it are deemed a “single employer” within the meaning of Code Section 414 or Section 4001(b) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended (“ERISA Affiliate”) sponsors, has an obligation to contribute or has any liability (individually, a “HomeTown Benefit Plan” and collectively, the “HomeTown Benefit Plans”).

(ii)    It has and its Subsidiaries have, with respect to each HomeTown Benefit Plan, previously made available to the other party true and complete copies of the following documents, to the extent applicable: (A) all current HomeTown Benefit Plan agreements and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions (including any summaries of material modifications thereto) and material communications to employees and HomeTown Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent two plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation; (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder; (G) if the HomeTown Benefit Plan is intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (H) copies of the most recent nondiscrimination tests for all HomeTown Benefit Plans; (I) copies of all material correspondence with any governmental agency within the last five (5) years, including but not limited to any investigation materials, any “Top Hat” filings, and any filings under amnesty, voluntary compliance, or similar programs; and (J) a written summary of any unwritten HomeTown Benefit Plans that provide for material compensation or benefits.

(iii)    Except as set forth in Section 3.3(o)(iii) of its Disclosure Letter, neither it nor any of its Subsidiaries, nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.

(iv)    All HomeTown Benefit Plans are in compliance in all material respects with applicable laws and regulations, and each HomeTown Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.

(v)    Each HomeTown Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the

Code and the regulations thereunder, to any tax-qualified plan during the preceding five (5) years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi)    All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all HomeTown Benefit Plans have been made or properly accrued. All contributions to any HomeTown Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.

(vii)    To its Knowledge, neither it nor any of its Subsidiaries has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any HomeTown Benefit Plan or its related trust. To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any HomeTown Benefit Plan has any liability (including threatened, anticipated or contingent) for breach of fiduciary duty under ERISA.

(viii)    There are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any HomeTown Benefit Plans (other than routine claims for benefits). No HomeTown Benefit Plan is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental department or entity.

(ix)    Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HomeTown Benefit Plan or related trust. It has previously delivered to the other party its preliminary estimate and analysis as to whether any amount paid or payable to the individuals identified in Section 3.3(o)(ix) of its Disclosure Letter (whether in cash, in property, or in the form of benefits) by it or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, and to its Knowledge and subject to the assumptions and methods described or set forth in those materials, such estimates are true, correct and complete. With respect to individuals who are not identified in Section 3.3(o)(ix) of its Disclosure Letter neither it nor its Subsidiaries are required to make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code. In addition to the foregoing, except as otherwise set forth in Section 3.3(o)(ix) of its Disclosure Letter, no amounts payable in connection with the transactions contemplated hereby (whether in cash, in property, or in the form of benefits) shall be non-deductible pursuant to Section 162(m) of the Code. Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, no HomeTown Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(x)    Each HomeTown Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. Each HomeTown Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and it has filed a “Top Hat” registration letter with the Department of Labor for each such plan.

(xi)    Except as set forth in Section 3.3(o)(xi) of its Disclosure Letter, it and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any HomeTown Benefit Plan for calendar years 2015, 2016 and 2017.

(xii)    Each HomeTown Benefit Plan of it and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA. It and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. Neither it nor any of its Subsidiaries has any liability or obligation to provide postretirement health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. In the case of any such required continuation coverage, except as set forth in Section 3.3(o)(xii) of its Disclosure Letter, the covered individual is required to pay the full cost of coverage. No tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any HomeTown Benefit Plan and to its Knowledge no circumstance exists which could give rise to such tax.

(xiii)    Except as set forth in Section 3.3(o)(xiii) of its Disclosure Letter, no HomeTown Benefit Plan maintained by it or its Subsidiaries (other than a HomeTown Stock Plan, with respect to HomeTown) permits investments in equity of HomeTown or American, as the case may be, or investments in which the value is based on or associated with equity of HomeTown or American, as the case may be.

(p)    American Employee Benefit Plans. With respect to American:

(i)    For purposes of this Agreement, “American Benefit Plans” means all employee benefit plans and programs, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, vacation and other similar plans or policies, (D) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other employee and director benefit plans, programs or arrangements; and (E) all other compensation plans, programs or arrangements, in each case of (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries or any trade or business of it or any of its Subsidiaries, whether or not incorporated, all of which together with it are deemed a “single employer” within the meaning of Section 4001 of ERISA, sponsors, has an obligation to contribute or has any liability (and each such plan individually, a “American Benefit Plan”).

(ii)    Except as set forth in Section 3.3(p)(ii) of its Disclosure Letter, neither it nor any of its Subsidiaries, nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.

(iii)    All American Benefit Plans are in compliance in all material respects with applicable laws and regulations, and each American Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.

(iv)    Each American Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five (5) years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(q)    Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of it and its Subsidiaries, it or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2016, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.3(q) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by HomeTown and its Subsidiaries.

(r)    Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs. Except as set forth in Section 3.3(r) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i)    All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of June 30, 2018 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii)    (A) there is no material modification or amendment, oral or written, of a Loan (as defined herein) that is not reflected on the records of it or its Subsidiaries, (B) all currently outstanding Loans are owned by it free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of $250,000 or more have been asserted in writing against it or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination in any legal proceeding, and to its Knowledge there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any legal proceeding, and (D) no Loans owned by it or its Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.

(iii)    The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of June 30, 2018 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for all known or reasonably anticipated losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iv)    The reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of June 30, 2018 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for all known or reasonably anticipated losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.

(v)    The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Section 3.3(f)(ii) and applicable regulatory requirements and guidelines.

(vi)    With respect to HomeTown, Section 3.3(r)(vi) of its Disclosure Letter sets forth all residential mortgage or commercial Loans originated on or after January 1, 2015 by it or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from it or any of its Subsidiaries, or have notified it or any of its Subsidiaries of an intent to request indemnification, in connection with such loans.

(vii)    With respect to American, as of June 30, 2018, neither it nor any of its Subsidiaries was a party to any Loan with an outstanding balance of $500,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by any source as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; or (C) in material violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by ay Governmental Authority.

(viii)    With respect to HomeTown, neither it nor any of its Subsidiaries was a party to any Loan with an outstanding balance of $100,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by HomeTown as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or any comparable classifications; or (C) in material violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(ix)    As of the date of this Agreement neither it nor its Subsidiaries was a party to any Loan with any of its directors or officers or the directors or officers of any of its Subsidiaries that was not made in compliance with Regulation O, as amended, of the Board of Governors of the Federal Reserve System.

(x)    With respect to HomeTown, each Loan outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, its applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(xi)    For the purposes of this Agreement, “Loan” means any written or oral loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement, loan guarantee or other extension of credit.

(s)    Environmental Matters.

(i)    Except as set forth in Section 3.3(s) of its Disclosure Letter, it and each of its Subsidiaries are in material compliance with all applicable Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)    Neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii)    There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on it.

(iv)    For purposes of this Agreement, the following terms shall have the following meanings:

(A)    ”Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B)    ”Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended that relate to pollution or protection of human health or the environment.

(C)    ”Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(t)    Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(u)    Intellectual Property. It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. It has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any person that requires such officer, director or employee to assign any interest in any Intellectual Property to any person. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(v)    Derivative Instruments.

(i)    Except as set forth in Section 3.3(v)(i) of its Disclosure Letter, all Derivative Contracts (as defined herein) were entered into (A) only in the ordinary course of business consistent with past practice, (B) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (C) with counterparties believed to be financially responsible at the time.

(ii)    Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and is in full force and effect.

(iii)    Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(v)(iii) of its Disclosure Letter.

(iv)    With respect to HomeTown, Section 3.3(v)(iv) of its Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”).

(w)    Deposits. Except as set forth in Section 3.3(w) of its Disclosure Letter, as of the date hereof none of its deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

(x)    Investment Securities.

(i)    It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP in all material respects.

(ii)    It and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this agreement, each party has made available to the other party the material terms of such policies, practices and procedures.

(y)    Takeover Laws and Provisions. It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state, including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(z)    Transactions with Affiliates; Transactions with Related Parties.

(i)    All “covered transactions” between it or any of its Subsidiaries and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(ii)    Except as set forth in Section 3.3(z)(ii) of its Disclosure Letter, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between it or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of it or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of its outstanding common stock (or any of such person’s immediate family members or affiliates) on the other hand, except those of a type available to its employees or its Subsidiaries generally.

(aa)    Financial Advisors.

(i)    None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, American has retained Keefe, Bruyette & Woods, Inc. as its financial advisor, and HomeTown has retained Sandler O’Neill & Partners, L.P. as its financial advisor, in each case pursuant to an engagement letter.

(ii)    It has made available to the other party a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.3(aa)(i) above.

(bb)    Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of American has received the opinion of Keefe, Bruyette & Woods, Inc. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to American. Prior to the execution of this Agreement, the Board of Directors of HomeTown has received the opinion of Sandler O’Neill & Partners, L.P. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of HomeTown Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

(cc)    Information Systems and Security.

(i)    It, each of its Subsidiaries, and to its Knowledge each third-party vendor to it or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(cc)(i) of its Disclosure Letter, to its Knowledge neither it nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred within the past three (3) years.

(ii)    To its Knowledge, all of its and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither it nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. It and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(dd)    No Further Representations. Except for the representations and warranties specifically set forth in this Article 3, neither it nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to the other party, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and it hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person. It acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, neither the other party nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to it, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.

ARTICLE 4

Covenants Relating to Conduct of Business

4.1    Conduct of Business of HomeTown Pending Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation, or as expressly set forth in HomeTown’s Disclosure Letter, without the prior written consent of American (which consent will not be unreasonably conditioned, withheld or delayed), HomeTown agrees that it will not, and will cause each of its Subsidiaries not to:

(a)    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact its business organization, material assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b)    Take any action that would adversely affect or delay the ability of either party hereto (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)    Amend, modify or repeal its Organizational Documents.

(d)    Other than pursuant to stock options and other equity-based awards outstanding as of the date hereof under the HomeTown Stock Plans: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (ii) enter into any agreement with respect to the foregoing; or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights, restricted stock units or similar stock-based rights.

(e)    Enter into, amend or renew any employment, consulting, severance change in control, bonus, salary continuation or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for: (i) normal individual merit increases in compensation to employees (other than executive officers of it or its Subsidiaries) in the ordinary course of business consistent with past practice and consistent with the terms of the HomeTown Benefit Plans and applicable law; (ii) incentive or bonus payments payable under HomeTown Benefit Plans existing on the date hereof based on performance in the ordinary course of business consistent with past practice, or (iii) in connection with hiring a new employee to replace a similarly situated employee who has annual compensation of less than $75,000.

(f)    Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.1(f) of HomeTown’s Disclosure Letter, or (ii) to comply with the requirements of this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder.

(g)    Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice.

(h)    Incur any material obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its material assets, or dispose of any of its material assets in any other manner, except in the ordinary course of its business and for adequate value.

(i)    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock other than (i) quarterly cash dividends on HomeTown Common Stock not to exceed $0.04 per share (provided that HomeTown ex-dividend dates shall be coordinated with American ex-dividend dates so that holders of HomeTown Common Stock shall receive one (and only one) quarterly dividend per quarter) and (ii) dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries.

(j)    Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly-owned Subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business.

(k)    Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law, or as recommended by HomeTown’s outside auditor.

(l)    Make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes.

(m)    Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis.

(n)    Enter into any new line of business or change its investment, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by then applicable market conditions.

(o)    Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(p)    Make, renew, restructure or otherwise modify any loans or extensions of credit that would result in the aggregate amount of the lending relationship to any one borrower or its affiliates to exceed $4,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of $4,000,000 as of the date of this Agreement, to make, renew, restructure or otherwise modify any loan or extension of credit for such borrower and its affiliates; provided that any consent sought from American pursuant to this clause (p) shall be given within three (3) business days after the relevant loan package is provided to American.

(q)    Make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, or to its hedging practices and policies, in each case except as required by a Regulatory Agency.

(r)    (i) Enter into, modify, amend, terminate, fail to renew, cancel or extend any HomeTown Material Contract or expressly waive any material benefits under any HomeTown Material Contract, other than in the ordinary course of business consistent with past practice; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in HomeTown’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or (iii) make any capital expenditures in the aggregate in excess of $100,000 and other than expenditures necessary to maintain existing assets in good repair.

(s)    Materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in HomeTown’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice.

(t)    Settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $150,000 and that would not impose any material restriction on the business of it or its Subsidiaries or American after the Merger; and (ii) as set forth in Section 4.1(t) of its Disclosure Letter.

(u)    Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(v)    Agree to take any of the actions restricted by this Section 4.1.

4.2    Conduct of Business of American Pending Merger.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law or regulation, or as expressly set forth in the American’s Disclosure Letter, without the prior written consent of HomeTown (which consent will not be unreasonably conditioned, withheld or delayed), American agrees that it will not, and will cause each of its Subsidiaries not to:

(a)    Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, material assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b)    Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)    Amend, modify or repeal its Organizational Documents.

(d)    Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law or regulation.

(e)    Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(f)    Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(g)    Agree to take any of the actions prohibited by this Section 4.2.

4.3    Transition.

To facilitate the integration of the operations of American and HomeTown and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of American and HomeTown shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is practical and is not in violation of applicable laws and regulations, including laws and regulations regarding the exchange of information and competition.

4.4    Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give American directly or indirectly, the right to control or direct the operations of HomeTown, and nothing contained in this Agreement (including, without limitation, Section 4.2 and Section 4.3) shall give HomeTown, directly or indirectly, the right to control or direct the operations of American. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

ARTICLE 5

Additional Agreements

5.1    Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2    Access to Information; Notice of Certain Matters; Confidentiality.

(a)    During the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.

(b)    Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c)    Each party shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the Nondisclosure and Confidentiality Agreement, dated as of April 26, 2018 (the “Confidentiality Agreement”), between American and HomeTown, which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

5.3    Shareholder Approvals.

(a)    HomeTown shall call a meeting of its shareholders for the purpose of obtaining the HomeTown Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “HomeTown Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of HomeTown shall (i) recommend to HomeTown’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “HomeTown Board Recommendation”), (ii) include the HomeTown Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the HomeTown Shareholder Approval.

(b)    American shall call a meeting of its shareholders for the purpose of obtaining the American Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “American Shareholders Meeting”). The Board of Directors of American shall (i) recommend to American’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “American Board Recommendation”), (ii) include the American Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the American Shareholder Approval.

(c)    American and HomeTown shall use their reasonable best efforts to hold their respective shareholders meetings on the same day.

5.4    Registration Statement; Joint Proxy Statement; SEC Filings.

(a)    Each party will cooperate with the other party, and their representatives, in the preparation of the Registration Statement to be filed by American with the SEC in connection with the American Shareholders Meeting and the HomeTown

Shareholders Meeting, and the parties will prepare the Joint Proxy Statement included therein. Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed, by American or HomeTown without consultation with the other party and its counsel. American will use its reasonable best efforts, in which HomeTown will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and American and HomeTown shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.

(b)    Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the respective shareholders meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

5.5    No Other Acquisition Proposals.

(a)    HomeTown agrees that it will not, and will cause its Subsidiaries and its and their respective officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by HomeTown or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, endorse or encourage inquiries, proposals or offers with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b)    Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit HomeTown, prior to obtaining the HomeTown Shareholder Approval and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to HomeTown (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the HomeTown Board of Directors concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be more likely than not to result in a violation of its fiduciary duties to shareholders under applicable law, (ii) before taking such actions, HomeTown receives from such person or entity an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with HomeTown, and (iii) the HomeTown Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined herein). HomeTown shall promptly (within twenty-four (24) hours) notify American orally and in writing of HomeTown’s receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep American apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c)    For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving HomeTown or HomeTown Bank: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of HomeTown or ten percent (10%) or more of any class of equity or voting securities of HomeTown or its Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of HomeTown; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of HomeTown or its Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of HomeTown.

(d)    For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of HomeTown concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement is (i) more favorable to the shareholders of HomeTown from a financial point of view, than the transactions contemplated by this Agreement, (ii) fully financed or reasonably capable of being fully financed, (iii) reasonably likely to receive all required approvals of Governmental Authorities, and (iv) otherwise reasonably capable of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “Superior Proposal,” the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to “ten percent (10%) or more” in such definition shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving HomeTown or HomeTown Bank.

(e)    Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit HomeTown to terminate this Agreement or affect any other obligation of HomeTown under this Agreement.

(f)    HomeTown agrees that any violation of the restrictions set forth in this Section 5.5 by any representative of HomeTown shall be deemed a breach of this Section 5.5 by HomeTown.

5.6    Applications and Consents.

(a)    The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable.

(b)    Each party hereto will furnish to the other parties copies of proposed applications in draft form and provide a reasonable opportunity for comment prior to the filing of any such application with any Governmental Authority. Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7    Public Announcements.

Prior to the Effective Time, American and HomeTown will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad-based employee communication that is reasonably likely to become the subject of public disclosure).

5.8    Affiliate Agreements.

HomeTown shall have delivered to American on or prior to the date hereof executed copies of a written affiliate agreement in the form of Exhibit 5.8 hereto from each individual listed in Section  5.8 of HomeTown’s Disclosure Letter.

5.9    Director Noncompetition Agreements.

HomeTown shall have delivered to American on or prior to the date hereof executed copies of a written noncompetition agreement in the form of Exhibit 5.9 hereto from each individual listed in Section 5.9 of HomeTown’s Disclosure Letter (the “Director Noncompetition Agreements”).

5.10    Employee Benefit Plans.

(a)    American at its election shall either: (i) provide generally to officers and employees of HomeTown and its Subsidiaries, who at or after the Effective Time become employees of American or its Subsidiaries (“HomeTown Continuing

Employees”), employee benefits under the American Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of American and its Subsidiaries; or (ii) maintain for the benefit of the HomeTown Continuing Employees, the HomeTown Benefit Plans maintained by HomeTown immediately prior to the Effective Time; provided that American may take action (or direct HomeTown to take action) to amend any HomeTown Benefit Plan immediately prior to the Effective Time to comply with any law or, so long as the benefits provided under those HomeTown Benefit Plans following such amendment are no less favorable to the HomeTown Continuing Employees than benefits provided by American to its officers and employees under any comparable American Benefit Plans, as necessary and appropriate for other business reasons.

(b)    For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the American Benefit Plans, service with or credited by HomeTown or any of its Subsidiaries shall be treated as service with American. To the extent permitted under applicable law, American shall cause welfare American Benefit Plans maintained by American that cover the HomeTown Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the HomeTown Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the HomeTown Continuing Employees under welfare HomeTown Benefit Plans to be credited to such HomeTown Continuing Employees under welfare American Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such HomeTown Continuing Employees under welfare American Benefit Plans for the applicable plan year (if any).

(c)    Each employee of HomeTown or any Subsidiary of HomeTown at the Effective Time whose employment is involuntarily terminated other than for cause by American after the Effective Time, but on or before the date that is six (6) months after the Effective Time, excluding any employee who has a contract providing for severance pay, shall be entitled to receive severance pay equal to two (2) weeks of pay, at his or her rate of pay in effect at the time of termination, for each full year of continuous service with HomeTown and American, subject to a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of pay. Such severance payments will be in lieu of any payment under severance pay plans that may be in effect at HomeTown or any Subsidiary of HomeTown prior to the Effective Time.

(d)    With respect to HomeTown’s 401(k) plan, HomeTown shall cause such plan to be terminated effective immediately prior to the Effective Time, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each HomeTown Continuing Employee who was a participant in the HomeTown 401(k) plan and who continues in the employment of American or any of its Subsidiaries shall be eligible to participate in American’s 401(k) plan on or as soon as administratively practicable after the Effective Time, and account balances under the terminated HomeTown 401(k) plan will be eligible for distribution or rollover, including direct rollover, to American’s 401(k) plan for HomeTown Continuing Employees. Any other former employee of HomeTown or HomeTown’s Subsidiaries who is employed by American or American’s Subsidiaries after the Effective Time shall be eligible to be a participant in the American 401(k) plan upon complying with eligibility requirements. All rights to participate in American’s 401(k) plan are subject to American’s right to amend or terminate the plan. For purposes of administering American’s 401(k) plan, service with HomeTown and HomeTown’s Subsidiaries shall be deemed to be service with American for participation and vesting purposes, but not for purposes of benefit accrual.

(e)    Except as set forth on Section 5.10(e) of HomeTown’s Disclosure Letter, HomeTown and each of HomeTown’s Subsidiaries, as applicable, shall adopt such resolutions and/or amendments to the HomeTown Bank Supplemental Executive Retirement Plan (the “HomeTown SERP”) and related documents and take any other necessary action to freeze the HomeTown SERP on or, as applicable, prior to the Effective Time, as set forth on Section 5.10(e) of HomeTown’s Disclosure Letter. As soon as practicable after entering into this Agreement, HomeTown shall provide American with (i) certified copies of the resolutions and/or amendments adopted by the Board of Directors (or the appropriate committee thereof) of HomeTown or a Subsidiary of HomeTown, as applicable, authorizing the above actions taken with respect to the HomeTown SERP, and (ii) executed amendments to the HomeTown SERP and related documents, including any required written consent of the participants in the HomeTown SERP, in form and substance reasonably satisfactory to American to effectuate such actions.

(f)    Nothing in this Section 5.10 shall be interpreted as preventing American, from and after the Effective Time, from amending, modifying or terminating any American Benefit Plans or HomeTown Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.11    Reservation of Shares; Nasdaq Listing.

(a)    American shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of American Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b)    American shall use commercially reasonable efforts to cause the shares of American Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.

5.12    Indemnification; Insurance.

(a)    Following the Effective Time, American shall indemnify, defend and hold harmless any person who has rights to indemnification from HomeTown, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and HomeTown’s Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, American shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between American and the indemnified party.

(b)    American shall, at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by HomeTown from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed two hundred fifty percent (250%) of the amount of the last annual premium paid by HomeTown for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, American would be required to expend more than two hundred fifty percent (250%) of the amount of the last annual premium paid by HomeTown, American will obtain the maximum amount of that insurance obtainable by payment of two hundred fifty percent (250%) of the amount of the last annual premium paid by HomeTown.

(c)    The provisions of this Section 5.12 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.13    Employment Arrangements.

(a)    American will, as of and after the Effective Time, assume and honor all employment, severance, change in control and deferred compensation agreements or arrangements, including the HomeTown SERP, that HomeTown and its Subsidiaries have with their current and former officers and directors and which are set forth in Section 5.13(a) of HomeTown’s Disclosure Letter, except to the extent any such agreements or arrangements shall have been amended, terminated or superseded prior to, on or after the Effective Time.

(b)    No more than twenty (20) days prior to the Effective Time, HomeTown shall take all steps necessary to terminate the agreements listed in Section 5.13(b) of HomeTown’s Disclosure Letter (collectively, the “Affected Agreements”) immediately preceding the Effective Time. Following the Effective Time, American shall pay to each individual who was a party to an Affected Agreement the applicable amount set forth on Section 5.13(b) of HomeTown’s Disclosure Letter at the time or times specified therein, net of applicable tax withholdings; provided, however, that each such amount shall be reduced as necessary to ensure that the amount so paid (when aggregated with any other benefits or payments payable upon a change in control to the affected individual) will not constitute an “excess parachute payment” within the meaning of Section 280G of the Code, as determined by American’s outside accounting firm or such other accounting firm or third-party mutually acceptable to American and HomeTown and in consultation with counsel to the affected individual. Prior to the Effective Time, American shall offer the agreements to certain executive officers of HomeTown as set forth in Section 5.13(b) of HomeTown’s Disclosure Letter. All documents issued, adopted or executed in connection with the implementation of this Section 5.13(b) shall be subject to American’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(c)    Prior to the Effective Time, HomeTown shall have obtained a general release from each of the individuals listed in Section 5.13(c) of HomeTown’s Disclosure Letter associated with each individual’s respective employment prior to the Effective Date. Such release shall be in a form acceptable to American.

5.14    Notice of Deadlines.

HomeTown has set forth in Section 5.14 of its Disclosure Letter a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which HomeTown or any of its Subsidiaries is a party. For purposes of this Section 5.14, a material agreement shall mean an agreement not terminable on thirty (30) days or less notice and involving the payment or value of more than $25,000 per year and/or has a termination fee.

5.15    Consent to Assign and Use Leased Premises; Extensions.

On Section 5.15 of its Disclosure Letter, HomeTown has provided a list of all leases with respect to real or personal property used by it or any of its Subsidiaries. With respect to the leases disclosed in Section 5.15 of its Disclosure Letter, HomeTown and each of its Subsidiaries will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of HomeTown and each of its Subsidiaries to American or an appropriate Subsidiary of American and to permit the use and operation of the leased premises by American or an appropriate Subsidiary of American.

5.16    Takeover Laws.

If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.17    Change of Method.

American and HomeTown shall be empowered, upon their mutual agreement and at any time prior to the Effective Time (and whether before or after the HomeTown Shareholders Meeting or the American Shareholders Meeting), to change the method or structure of effecting the combination of American and HomeTown (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or amount of cash to be received by HomeTown shareholders in exchange for each share of HomeTown Common Stock, (ii) adversely affect the tax treatment of American or HomeTown pursuant to this Agreement or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.18    Certain Policies.

Prior to the Effective Time, HomeTown shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of American; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section  6.1(b).

5.19    Shareholder Litigation.

Each of American and HomeTown shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by HomeTown shall be agreed to without American’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.20    Section 16 Matters.

American and HomeTown agree that, to most effectively compensate and retain certain directors and officers of HomeTown in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of HomeTown not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of HomeTown Common Stock, HomeTown Stock Awards and HomeTown Stock Options in the Merger, and for that purpose agree to the provisions of this Section 5.20. HomeTown shall deliver to American, in a reasonably timely fashion prior to the Effective Time, accurate information regarding those officers and directors of HomeTown subject to the reporting requirements of Section 16(a) of the Exchange Act, and the Boards of Directors of American and HomeTown, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause (in the case of HomeTown) any dispositions of HomeTown Common Stock, HomeTown Stock Awards or HomeTown Stock Options by the directors and officers of HomeTown, and (in the case of American) any acquisitions of American Common Stock or options to purchase American Common Stock by any director or officer of HomeTown who (if any), immediately following the Merger, will be officers or directors of American subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

5.21    American Assumption of HomeTown Subordinated Notes.

At the Effective Time, American shall assume the due and punctual payment of the principal of and any premium and interest on the Subordinated Notes (as defined herein) in accordance with their terms, and the due and punctual performance of all covenants and conditions thereof on the part of HomeTown to be performed or observed. As used in this Section 5.21, “Subordinated Notes” means that series of notes issued by HomeTown and outstanding as of the Effective Time, designated as the “6.75% Fixed to Floating Rate Subordinated Notes due 2025.”

ARTICLE 6

Conditions to the Merger

6.1    General Conditions.

The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

(a)    Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the American Shareholder Approval and the HomeTown Shareholder Approval.

(b)    Regulatory Approvals. American and HomeTown shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Time, have or be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on American and its Subsidiaries taken as a whole (after giving effect to the Merger) in the reasonable opinion of American, or (ii) any conditions, restrictions or requirements that would, after the Effective Time, be unduly burdensome in the reasonable opinion of American.

(c)    Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d)    Nasdaq Listing. The shares of American Common Stock to be issued to the holders of HomeTown Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

(e)    Legal Proceedings. Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii)  a Governmental Authority that enjoins or prohibits the consummation of the Merger.

6.2     Conditions to Obligations of American.

The obligations of American to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by American pursuant to Section 8.3.

(a)    Representations and Warranties. The representations and warranties of HomeTown set forth in Article 3, after giving effect to Section 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of the Closing Date as though made on and as of the Closing Date, and American shall have received a certificate, dated as of the Closing Date, signed on behalf of HomeTown by the Chief Executive Officer and Chief Financial Officer of HomeTown to such effect.

(b)    Performance of Obligations. HomeTown and each of its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and American shall have received a certificate, dated as of the Closing Date, signed on behalf of HomeTown by the Chief Executive Officer and Chief Financial Officer of HomeTown to such effect.

(c)    Federal Tax Opinion. American shall have received a written opinion, dated the Closing Date, from its counsel, Williams Mullen, in form and substance reasonably satisfactory to American, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of American and HomeTown reasonably satisfactory in form and substance to such counsel.

6.3    Conditions to Obligations of HomeTown.

The obligations of HomeTown to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by HomeTown pursuant to Section 8.3.

(a)    Representations and Warranties. The representations and warranties of American set forth in Article 3, after giving effect to Section 3.1 and Section 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of the Closing Date as though made on and as of the Closing Date, and HomeTown shall have received a certificate, dated as of the Closing Date, signed on behalf of American by the Chief Executive Officer and Chief Financial Officer of American to such effect.

(b)    Performance of Obligations. American and each of its Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and HomeTown shall have received a certificate, dated as of the Closing Date, signed on behalf of American by the Chief Executive Officer and Chief Financial Officer of American to such effect.

(c)    Federal Tax Opinion. HomeTown shall have received a written opinion, dated the Closing Date, from its counsel, Gentry Locke, in form and substance reasonably satisfactory to HomeTown, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of American and HomeTown reasonably satisfactory in form and substance to such counsel.

ARTICLE 7

Termination

7.1    Termination.

This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after receipt of the American Shareholder Approval or the HomeTown Shareholder Approval, as provided below:

(a)    Mutual Consent. By the mutual consent in writing of American and HomeTown;

(b)    Closing Delay. By either American or HomeTown, evidenced by written notice, if the Merger has not been consummated by September 30, 2019 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Merger to occur on or before such date;

(c)    Breach of Representation or Warranty. By either American or HomeTown (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of American and Section 6.3(a) in the case of HomeTown;

(d)    Breach of Covenant or Agreement.    By either American or HomeTown (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(e)    Conditions to Performance Not Met. By either American or HomeTown (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger set forth in Section 6.2(a), Section 6.2(b), Section 6.3(a) or Section 6.3(b), as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

(f)    HomeTown Solicitation and Recommendation Matters; HomeTown Shareholders Meeting Failure. At any time prior to the HomeTown Shareholders Meeting, by American if (i) HomeTown shall have breached Section 5.5, (ii) the HomeTown Board of Directors shall have failed to make the HomeTown Board Recommendation, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of American or (iii) HomeTown shall have materially breached its obligations under Section 5.3(a) by failing to call, give notice of, convene and hold the HomeTown Shareholders Meeting in accordance with (and subject to the exceptions set forth in) Section 5.3(a);

(g)    No HomeTown Shareholder Approval. By either American or HomeTown, if the HomeTown Shareholder Approval shall not have been attained by reason of the failure to obtain the required vote at the HomeTown Shareholders Meeting or any adjournment thereof;

(h)    American Solicitation and Recommendation Matters; American Shareholders Meeting Failure. At any time prior to the American Shareholders Meeting, by HomeTown if (i) the American Board of Directors shall have failed to make the American Board Recommendation, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of HomeTown or (ii) American shall have materially breached its obligations under Section 5.3(b) by failing to call, give notice of, convene and hold the American Shareholders Meeting in accordance with Section 5.3(b);

(i)    No American Shareholder Approval. By either American or HomeTown, if the American Shareholder Approval shall not have been attained by reason of the failure to obtain the required vote at the American Shareholders Meeting or any adjournment thereof;

(j)    Termination Event. By American upon the occurrence of any of the following events after the date hereof:

(i)    (A) HomeTown or HomeTown Bank, without having received American’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with HomeTown or HomeTown Bank, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of HomeTown or HomeTown Bank; or (B) HomeTown or HomeTown Bank, without having received American’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from HomeTown securities representing ten percent (10%) or more of the voting power of HomeTown; or

(ii)    a tender offer or exchange offer for ten percent (10%) or more of the outstanding shares of HomeTown Common Stock is commenced (other than by American or a Subsidiary of American), and the HomeTown Board recommends that the shareholders of HomeTown tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10)-business day period specified in Rule 14e-2(a) under the Exchange Act; or

(k)    Other Agreement. At any time prior to the HomeTown Shareholders Meeting, by HomeTown in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by HomeTown and the HomeTown Board of Directors in compliance with Section 5.5 hereof; provided that this Agreement may be terminated by HomeTown pursuant to this Section 7.1(k) only after taking the following actions: (i) HomeTown shall notify American in writing, at least five (5) business days in advance, that it intends to accept a Superior Proposal; (ii) upon American’s request, HomeTown shall discuss with American the facts and circumstances giving rise to such decision and negotiate in good faith with American to facilitate American’s evaluation of whether to improve the terms and conditions of this Agreement as would permit the Board of Directors of HomeTown not to accept the Superior Proposal; (iii) if American shall have delivered to HomeTown an offer to alter the terms of this Agreement during such five (5) business day notice period, the Board of Directors of HomeTown shall have determined in good faith (after consultation with its outside legal counsel and financial advisor), after considering the terms of such offer by American, that such Superior Proposal would continue to constitute a Superior Proposal; and (iv) in the event of any material change to the material terms of such Superior Proposal, HomeTown shall, in each case, provide American with an additional notice and the five (5)  business day notice period shall recommence.

7.2    Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, none of American, HomeTown, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c), Section 5.7, this Article 7 and Article 8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

7.3    Non-Survival of Representations, Warranties and Covenants.

None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, the Affiliate Agreements and the Director Noncompetition Agreements which shall survive in accordance with their terms) shall survive the Effective Time, except for Section 5.12 and Section 5.13 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

7.4    Fees and Expenses.

(a)    Except as otherwise provided in this Agreement, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by American and HomeTown.

(b)    In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by American while structuring the Merger, HomeTown shall pay American the sum of $4,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)    if this Agreement is terminated by American pursuant to Section 7.1(f) or Section 7.1(j), or by HomeTown pursuant to Section 7.1(k), payment shall be made to American concurrently with the termination of this Agreement; or

(ii)    if this Agreement is terminated (A) by American pursuant to Section 7.1(c), Section 7.1(d) or Section 7.1(e), (B) by either American or HomeTown pursuant to Section 7.1(b), or (C) by either American or HomeTown pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the shareholders, senior management or the Board of Directors of HomeTown (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of HomeTown contemplated by this Agreement at the HomeTown Shareholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination HomeTown enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then HomeTown shall pay to American the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the consummation of such transaction, or (2) if a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) is consummated otherwise than pursuant to an agreement with HomeTown within twelve (12) months after the termination of this Agreement, then HomeTown shall pay to American the Termination Fee on the date when such transaction is consummated.

(c)    The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by HomeTown. If HomeTown fails to pay or cause payment to American the amount(s) due under paragraph (b) above at the time specified therein, HomeTown shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by American in connection with any action in which American prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

(d)    Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by American in the notice of demand for payment delivered pursuant to this Section 7.4. For the avoidance of doubt, in no event shall HomeTown be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under multiple provisions of this Agreement at the same time or at different times or upon the occurrence of different events.

ARTICLE 8

General Provisions

8.1    Entire Agreement.

This Agreement, including the Disclosure Letters and the exhibits hereto, contains the entire agreement between American and HomeTown with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2    Binding Effect; No Third Party Rights.

This Agreement shall bind American and HomeTown and their respective successors and assigns. Other than Section 5.10, Section 5.12, and Section 5.13, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3    Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the date of the HomeTown Shareholders Meeting or the American Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Regulatory Agencies.

8.4    Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5    Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern Time on a business day, personally or by confirmed facsimile, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to American:

Jeffrey V. Haley

President and Chief Executive Officer

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

Phone: (434) 773-2219

Fax:     (434) 773-2207

with a copy to:

Scott H. Richter, Esq.

Williams Mullen

200 S. 10th Street, Suite 1600

Richmond, Virginia 23219

Phone: (804) 420-6221

Fax:     (804) 420-6507

If to HomeTown:

Susan K. Still

President and Chief Executive Officer

HomeTown Bankshares Corporation

202 South Jefferson Street

Roanoke, Virginia 24011

Phone: (540) 278-1705

Fax:     (540) 342-5626

with a copy to:

William R. Rakes, Esq.

Gentry Locke

10 Franklin Road S.E., Suite 900

Roanoke, Virginia 24011

Phone: (540) 983-9374

Fax:     (540) 983-9400

8.6    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

8.7    Waiver of Jury Trial.

Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8    Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

AMERICAN NATIONAL BANKSHARES INC.

By:	/s/ Jeffrey V. Haley
Jeffrey V. Haley President and Chief Executive Officer

HOMETOWN BANKSHARES CORPORATION

By:	/s/ Susan K. Still
Susan K. Still President and Chief Executive Officer

EXHIBIT 1.1

To the Agreement and

Plan of Reorganization

FORM OF PLAN OF MERGER

BETWEEN

AMERICAN NATIONAL BANKSHARES INC.

AND

HOMETOWN BANKSHARES CORPORATION

Pursuant to this Plan of Merger, HomeTown Bankshares Corporation, a Virginia corporation (“HomeTown”), shall merge with and into American National Bankshares Inc., a Virginia corporation (“American”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of October 1, 2018, between American and HomeTown (the “Agreement”), at the Effective Time (as defined herein), HomeTown shall be merged with and into American (the “Merger”) in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). The separate corporate existence of HomeTown thereupon shall cease, and American shall be the surviving corporation in the Merger. The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, effecting the Merger (the “Effective Time”).

ARTICLE 2

Merger Consideration; Exchange Procedures

2.1    Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of HomeTown or American, as the case may be, such shareholders will be entitled to the following:

(a)    Each share of common stock, par value $1.00 per share, of American (“American Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b)    Each share of common stock, par value $5.00 per share, of HomeTown (“HomeTown Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive 0.4150 shares (the “Exchange Ratio”) of American Common Stock, plus cash in lieu of any fractional shares pursuant to Section 2.4 (collectively, the “Merger Consideration”). All shares of HomeTown Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

(c)    Each certificate previously representing shares of HomeTown Common Stock (a “HomeTown Common Certificate”) and the non-certificated shares of HomeTown Common Stock (the “HomeTown Book-Entry Shares”) shall cease to represent any rights except the right to receive with respect to each underlying share of HomeTown Common Stock (i) the Merger Consideration upon the surrender of such HomeTown Common Certificate or HomeTown Book-Entry Shares in accordance with Section 2.2, and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.6.

(d)    Each share of HomeTown Common Stock held by either party hereto and each share of American Common Stock held by HomeTown or any Subsidiary (as defined in the Agreement) of HomeTown prior to the Effective Time (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of American Common Stock shall resume the status of authorized and unissued shares of American Common Stock.

2.2    Exchange Procedures.

(a)    On or before the Closing Date, American shall deposit, or shall cause to be deposited, with its transfer agent or such other transfer agent or depository or trust institution of recognized standing approved by American (in such capacity, the “Exchange Agent”), for the benefit of the holders of the HomeTown Common Certificates and the holders of HomeTown Book-Entry Shares, at the election of American, either certificates representing the shares of American Common Stock or non-certificated shares of American Common Stock (or a combination) issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the “Exchange Fund”), in exchange for the HomeTown Common Certificates and HomeTown Book-Entry Shares.

(b)    As promptly as practicable after the Effective Time, American shall cause the Exchange Agent to send to each former shareholder of record of HomeTown immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder’s HomeTown Common Certificates or HomeTown Book-Entry Shares for the Merger Consideration, as provided for herein.

(c)    American shall cause the Merger Consideration into which shares of HomeTown Common Stock are converted at the Effective Time, and dividends or distributions that a HomeTown shareholder shall be entitled to receive, to be issued and paid to such HomeTown shareholder upon proper surrender to the Exchange Agent of HomeTown Common Certificates and HomeTown Book-Entry Shares representing such shares of HomeTown Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Section 2.4 or Section 2.6.

(d)    Any HomeTown shareholder whose HomeTown Common Certificates or HomeTown Book-Entry Shares have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration and dividends or distributions upon compliance with reasonable conditions imposed by American pursuant to applicable law and as required in accordance with American’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

(e)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of HomeTown for twelve (12) months after the Effective Time shall be returned to American (together with any earnings in respect thereof). Any shareholders of HomeTown who have not complied with this Article 2 shall thereafter be entitled to look only to American, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of HomeTown Common Stock such shareholder held as of the close of business on the Effective Time as determined pursuant to the Agreement, without any interest thereon.

(f)    None of the Exchange Agent, the parties hereto, nor the parties’ respective Subsidiaries shall be liable to any shareholder of HomeTown for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3    HomeTown Stock Options and Other Equity-Based Awards.

(a)    At the Effective Time, each option, whether vested or unvested, to purchase shares of HomeTown Common Stock (a “HomeTown Stock Option”) granted under an equity or equity-based compensation plan of HomeTown (a “HomeTown Stock Plan”) shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such HomeTown Stock Option (except as provided otherwise in this Section 2.3(a) and taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the HomeTown Stock Plan or in the related award document by reason of the Merger), the number of shares of American Common Stock equal to the product of (i) the number of shares of HomeTown Common Stock subject to the HomeTown Stock Option multiplied by (ii) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of HomeTown Common Stock that were purchasable pursuant to such HomeTown Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each HomeTown Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) shall be adjusted if necessary in accordance with the requirements of Section 424 of the Code, and all other options shall be adjusted if necessary in a manner that maintains the option’s exemption from Section 409A of the Code.

(b)    At the Effective Time, each restricted stock award granted under a HomeTown Stock Plan (a “HomeTown Stock Award”) that is unvested or contingent and outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent any rights with respect to shares of HomeTown Common Stock and shall be converted without any action on the part of the holder thereof, into a restricted stock award of American (a “Replacement Stock Award”), on the same terms and conditions as were applicable under the HomeTown Stock Awards (but taking into account any changes thereto, including any acceleration of vesting thereof, provided for in the HomeTown Stock Plan or in the related award document by reason of the Merger). The number of shares of American Common Stock subject to each such Replacement Stock Award shall be equal to the number of shares of HomeTown Common Stock subject to the HomeTown Stock Award multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of American Common Stock.

(c)    At the Effective Time, American shall assume the HomeTown Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and Replacement Stock Awards, and American shall have no obligation to make any additional grants or awards under the HomeTown Stock Plans. The provisions of any such HomeTown Stock Plan will be unchanged, except that (i) all references to HomeTown (other than any references relating to a “change in control” (or similar term) of HomeTown) in the HomeTown Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to American, unless American reasonably determines otherwise, and (ii) the number of shares of American Common Stock available for issuance pursuant to the HomeTown Stock Plan following the Effective Time shall be equal to the number of shares of HomeTown Common Stock so available immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of American Common Stock.

(d)    As soon as practicable after the Effective Time, American will deliver to the holders of Replacement Options and Replacement Stock Awards any required notices setting forth such holders’ rights pursuant to the respective HomeTown Stock Plan and award documents and stating that such Replacement Options and Replacement Stock Awards have been issued by American and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.3 after giving effect to the Merger and the terms of the HomeTown Stock Plan).

2.4    No Fractional Shares.

Each holder of shares of HomeTown Common Stock exchanged pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of American Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of American Common Stock multiplied by the average closing price per share of American Common Stock, as reported on the Nasdaq Global Select Market, for the ten (10) consecutive trading days ending on and including the fifth trading day immediately prior to the Effective Time.

2.5    Anti-Dilution.

In the event American changes (or establishes a record date for changing) the number of shares of American Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6    Dividends.

No dividend or other distribution payable to the holders of record of HomeTown Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any HomeTown Common Certificate or HomeTown Book-Entry Share until such holder properly surrenders such shares (or furnishes a surety bond or customary indemnity that the HomeTown Common Certificate or HomeTown Book-Entry Share is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.7    Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8    No Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of HomeTown Common Stock in connection with the Merger or the other transactions contemplated by the Agreement.

ARTICLE 3

Articles of Incorporation and Bylaws of American

The Articles of Incorporation of American as in effect immediately prior to the Effective Time will be the Articles of Incorporation of American at and after the Effective Time until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of American as in effect immediately prior to the Effective Time will be the Bylaws of American at and after the Effective Time until thereafter amended in accordance with the provisions thereof and applicable law.

ARTICLE 4

Conditions Precedent

The obligations of American and HomeTown to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

EXHIBIT 1.3(a)

To the Agreement and

Plan of Reorganization

FORM OF SUBSIDIARY BANK AGREEMENT AND PLAN OF MERGER

BETWEEN

AMERICAN NATIONAL BANK AND TRUST COMPANY

AND

HOMETOWN BANK

This Subsidiary Bank Agreement and Plan of Merger (the “Subsidiary Bank Agreement”), dated [____________], 2018, is between American National Bank and Trust Company, a national banking association (“American National Bank”), and HomeTown Bank, a Virginia chartered bank.

ARTICLE 1

Terms of the Merger

1.1    The Merger.

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of October 1, 2018 (the “Agreement”), between American National Bankshares Inc. (“American”) and HomeTown Bankshares Corporation (“HomeTown”), at the Effective Time (as defined herein), HomeTown Bank shall be merged with and into American National Bank (the “Merger”) in accordance with the provisions of the National Bank Act and the rules and regulations promulgated thereunder and, with respect to HomeTown Bank, pursuant to the Virginia Stock Corporation Act. American National Bank shall be the surviving national banking association in the Merger (American National Bank as existing on and after the Effective Time is sometimes referred to herein as the “Continuing Bank”). The Merger shall become effective on such date and time as specified in Article 6 hereof (the “Effective Time”).

1.2    Articles of Association; Bylaws.

The Articles of Association and Bylaws of American National Bank in effect immediately prior to the consummation of the Merger shall continue to remain in effect following the Effective Time until otherwise amended.

1.3.    Conversion of Shares.

Each share of common stock of American National Bank issued and outstanding immediately prior to the Effective Time shall continue unchanged as an outstanding share of common stock of the Continuing Bank, and each outstanding share of common stock of HomeTown Bank shall be cancelled and retired with no consideration to be issued or paid in exchange therefor.

1.4    Assets and Liabilities.

All assets of HomeTown Bank as they exist at the Effective Time shall pass to and vest in the Continuing Bank without any conveyance or other transfer. The Continuing Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of the merging banks existing as of the Effective Time.

ARTICLE 2

Board of Directors

Immediately after the Effective Time, the Board of Directors of the Continuing Bank shall consist of all of the following individuals:

Jeffrey V. Haley Charles H. Majors Fred A. Blair Frank C. Crist, Jr. Tammy M. Finley Michael P. Haley	Charles S. Harris F. D. Hornaday, III John H. Love Franklin W. Maddux Claude B. Owen, Jr. Ronda M. Penn	Dan M. Pleasant Joel R. Shepherd Susan K. Still Nancy H. Agee Kenneth S. Bowling

ARTICLE 3

Capital Stock

The amount of capital stock of the Continuing Bank after the Effective Time shall be $3.0 million, divided into 300,000 shares of common stock, each of $10.00 par value. At the Effective Time, the Continuing Bank shall have a surplus of approximately [$             million], undivided profits, including capital reserves, of approximately [$             million] and accumulated other comprehensive income of approximately [$             thousand], adjusted however, for normal and merger-related earnings and expenses between September 30, 2018 and the Effective Time.

ARTICLE 4

Conditions Precedent

The obligations of American National Bank and HomeTown Bank to effect the Merger as herein provided shall be subject to the receipt of all applicable regulatory approvals and to the prior effectiveness of the merger of HomeTown with and into American in accordance with the Agreement.

ARTICLE 5

Termination

This Subsidiary Bank Agreement may be terminated at any time prior to the Effective Time by the parties hereto.

ARTICLE 6

Board and Shareholder Approvals; Effectiveness

This Subsidiary Bank Agreement has been authorized and approved by the respective boards of directors of American National Bank and HomeTown Bank, by American as the sole shareholder of American National Bank and by HomeTown as the sole shareholder of HomeTown Bank, and the merger shall become effective as of [    ]:[    ] p.m. Eastern Time, on [                    ], 2019, and the parties hereto request that such time and date be specified in the merger approval to be issued by the Comptroller of the Currency of the United States.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Subsidiary Bank Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

AMERICAN NATIONAL BANK AND TRUST COMPANY

By:
Jeffrey V. Haley President and Chief Executive Officer

HOMETOWN BANK

By:
Susan K. Still President and Chief Executive Officer

EXHIBIT 5.8

To the Agreement and

Plan of Reorganization

FORM OF AFFILIATE AGREEMENT

This Affiliate Agreement (the “Agreement”), dated as of October 1, 2018, is by and among American National Bankshares Inc., a Virginia corporation (“American”), HomeTown Bankshares Corporation, a Virginia corporation (“HomeTown”), and the undersigned shareholder of HomeTown (the “Shareholder”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of American and HomeTown have approved a business combination of their companies through the merger (the “Merger”) of HomeTown with and into American pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of October 1, 2018, between American and HomeTown, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);

WHEREAS, the Shareholder is the beneficial and registered owner of, and has the right and power to vote or direct the disposition of the number of shares of common stock, no par value, of HomeTown (“HomeTown Common Stock”) set forth opposite the Shareholder’s name on Schedule A hereto (such shares, together with all shares of HomeTown Common Stock subsequently acquired by the Shareholder during the term of this Agreement, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to American and HomeTown entering into the Merger Agreement, the Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Agreement to Vote.

During the term of this Agreement and at such time as HomeTown conducts the HomeTown Shareholders Meeting, the Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the HomeTown Shareholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of HomeTown under the Merger Agreement or of the Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of American’s or HomeTown’s conditions under the Merger Agreement.

2.    Covenants of Shareholder.

The Shareholder covenants and agrees as follows:

(a)    Ownership. The Shareholder is the beneficial and registered owner of the Shares as set forth opposite the Shareholder’s name on Schedule A hereto. Except for the Shareholder’s Shares, the Shareholder is not the beneficial or registered owner of any other shares of HomeTown Common Stock or rights to acquire shares of HomeTown Common Stock and for which Shareholder has the sole right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(b)    Restrictions on Transfer. During the term of this Agreement, the Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c)    Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(d)    No Breach. None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shares are subject.

(e)    No Liens. The Shares and the certificates representing the Shares are now, and at all times during the term of this Agreement, will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.

(f)    Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g)    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h)    No Solicitation. During the term of this Agreement, the Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i)    Statements. The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of HomeTown should not support the Merger.

3.     No Prior Proxies.

The Shareholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.     Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of HomeTown affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of HomeTown issued to or acquired by the Shareholder.

5.    Capacity; Obligation to Vote.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of HomeTown is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, the Shareholder shall be permitted, at the request of the Board of Directors of HomeTown, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of HomeTown. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Shareholder of his or her responsibilities as a director or officer of HomeTown, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities.

(b)    The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, the Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) American is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) HomeTown is otherwise entitled to terminate the Merger Agreement.

6.    Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Shareholder, HomeTown or American, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.    Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, the Shareholder shall hereby authorize and instruct HomeTown to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.    Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

9. Banking Relationships.

Notwithstanding any other terms and provisions of this Agreement, including Section 6, the Shareholder further covenants and agrees that (i) from the date hereof and through the Effective Time of the Subsidiary Bank Merger, he or she will use best efforts to maintain and continue with HomeTown Bank such banking relationships (e.g., lending, deposit or other accounts) that the Shareholder (or affiliates thereof) currently maintains with HomeTown and HomeTown Bank, in form and substance substantially the same as currently maintained; and (ii) after the Subsidiary Bank Merger and until the one (1) year anniversary of the Subsidiary Bank Merger, he or she will use best efforts to maintain and continue with American and American National Bank such banking relationships that the Shareholder (or affiliates thereof) maintained with HomeTown and HomeTown Bank prior to the Subsidiary Bank Merger.

10.    Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

11.    Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

12.    Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to HomeTown or American, the applicable address set forth in Section 8.5 of the Merger Agreement, and (ii) with respect to the Shareholder, at the address for the Shareholder shown on the records of HomeTown.

13.    Benefit of Agreement; Assignment.

(a)    This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b)    The parties hereto agree and designate HomeTown Bank and American National Bank as third-party beneficiaries of this Agreement, with HomeTown Bank and American National Bank each having the right to enforce the terms hereof.

14. Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

15.    Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, American National Bankshares Inc., HomeTown Bankshares Corporation and the Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

AMERICAN NATIONAL BANKSHARES INC.

By:
Jeffrey V. Haley President and Chief Executive Officer

HOMETOWN BANKSHARES CORPORATION

By:
Susan K. Still President and Chief Executive Officer

SHAREHOLDER

Name:

SCHEDULE A

Number of Shares

Name	Common Stock (including restricted stock)	Vested Options	Unvested Options

SCHEDULE B

Liens

EXHIBIT 5.9

To the Agreement and

Plan of Reorganization

FORM OF DIRECTORS NONCOMPETITION AGREEMENT

October 1, 2018

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

Ladies and Gentlemen:

[The undersigned is a director of HomeTown Bank, a Virginia banking corporation and wholly-owned subsidiary of HomeTown Bankshares Corporation, a Virginia corporation (“HomeTown”).] [The undersigned is a director of HomeTown Bankshares Corporation (“HomeTown”), a Virginia corporation and parent bank holding company of HomeTown Bank, a Virginia banking corporation.] American National Bankshares Inc., a Virginia corporation (“American”), has agreed to acquire HomeTown and HomeTown Bank (the “Transaction”), pursuant to an Agreement and Plan of Reorganization, dated as of October 1, 2018, between American and HomeTown (the “Agreement”). The undersigned has been offered the opportunity to become a member of (i) American’s Board of Directors, (ii) the Board of Directors of American National Bank and Trust Company, the wholly-owned national bank subsidiary of American (“American National Bank”), or (iii) the Transition Board (as such term is defined in the Agreement) following the Transaction.

As a condition of acceptance of such offer, and subject to the exceptions below, the undersigned hereby agrees that, for the longer of (i) 24 months following the Effective Time or (ii) the period that the undersigned shall be a member of the American Board of Directors, the American National Bank Board of Directors or the Transition Board, the undersigned will not, directly or indirectly: (A) become a member of the board of directors or an advisory board of, or be an organizer of, or be a 1% or more shareholder of, any entity engaged in or formed for the purpose of engaging in a Competitive Business anywhere in the Market Area (as such terms are defined below); or (B) in any individual or representative capacity whatsoever, induce any individual to terminate his or her employment with American or its Affiliates (as such term is defined below).

As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: consumer and commercial banking, insurance brokerage, asset management, residential and commercial mortgage lending, and any other business in which American or any of its Affiliates are engaged; the term “Market Area” means (i) the cities of Roanoke and Salem and the counties of Franklin, Montgomery and Roanoke in Virginia, and any cities, towns and counties adjacent to such localities, and (ii) any other city, town, county or municipality in Virginia in which American has established and is continuing to operate a banking office or a loan production office (excluding, for purposes of this letter agreement, an office providing solely residential mortgage loans, unless such office is in the areas identified in clause (i) above); the term “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, American; and the term “Person” means any person, partnership, corporation, company, group or other entity.

Notwithstanding the foregoing, in no event shall the undersigned be prevented from continuing to engage in, or being or continuing to engage in any activities as an officer, employee, owner, shareholder, partner or member in or of, or a member of the board of directors or a member of an advisory board of, any entity engaged in, a Competitive Business if the undersigned holds such position (or a corresponding position with the predecessor to such entity) or otherwise engages in that Competitive Business on the date hereof.

This letter agreement is the complete agreement between American and the undersigned concerning the subject matter hereof and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws provisions.

This letter agreement is executed as of the 1st day of October 2018.

Very truly yours,

[Insert Name]

Appendix B

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

October 1, 2018

The Board of Directors

American National Bankshares Inc.

628 Main Street

Danville, VA 24541

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to American National Bankshares Inc. (“American”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of HomeTown Bankshares Corporation (“HomeTown”) with and into American, pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between American and HomeTown. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, by virtue of the Merger and without any action on the part of American or HomeTown or their respective shareholders, each share of common stock, par value $5.00 per share, of HomeTown (“HomeTown Common Stock”) that is issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) shall be converted into and exchanged for the right to receive 0.4150 of a share of common stock, par value $1.00 per share, of American (“American Common Stock”). The ratio of 0.4150 of a share of American Common Stock for one share of HomeTown Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, at the Effective Time or as soon thereafter as reasonably practicable, HomeTown Bank, the wholly-owned bank subsidiary of HomeTown, will merge with and into American National Bank and Trust Company, the wholly-owned bank subsidiary of American (“American Bank”), with American Bank as the surviving bank, pursuant to a separate subsidiary bank agreement and plan of merger (such transaction, the “Bank Merger”).

KBW has acted as financial advisor to American and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, American and HomeTown. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of American or HomeTown for our and their own accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of American (the “Board”) in rendering this opinion and will receive a fee from American for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, American has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, KBW has provided investment banking and financial advisory services to American during the past two years but did not receive any compensation for such services or enter into any engagement agreement in connection therewith. In the past two years, KBW has not provided investment banking or financial advisory services to HomeTown. We may in the future provide investment banking and financial advisory services to American or HomeTown and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of American and HomeTown and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated October 1, 2018 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of American; (iii) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 of American; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of HomeTown; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of HomeTown; (vi) certain regulatory filings of American, HomeTown and their respective subsidiaries, including, as applicable, the quarterly reports on Form FRY-9C and quarterly call reports that were filed with respect to each quarter during the three year period ended December 31, 2017 as

The Board of Directors – American National Bankshares Inc.

October 1, 2018

well as the quarters ended March 31, 2018 and June 30, 2018; (vii) certain other interim reports and other communications of American and HomeTown to their respective shareholders; and (viii) other financial information concerning the respective businesses and operations of American and HomeTown that was furnished to us by American and HomeTown or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of American and HomeTown; (ii) the assets and liabilities of American and HomeTown; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of American and HomeTown with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of HomeTown that were prepared by American management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of American, as well as assumed American long-term growth rates that were provided to us by American management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on American (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by American management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by the managements of American and HomeTown regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon American management as to the reasonableness and achievability of the financial and operating forecasts and projections of HomeTown, the publicly available consensus “street estimates” of American, the assumed American long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on American (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above, and the assumptions and bases for all such information, and we have assumed that all such information was reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of American referred to above that such estimates are consistent with, the best currently available estimates and judgments of American management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of American and HomeTown that was provided to and discussed with us was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of American referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with American management and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either American or HomeTown since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – American National Bankshares Inc.

October 1, 2018

and with your consent, that the aggregate allowances for loan and lease losses for each of American and HomeTown are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of American or HomeTown, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of American or HomeTown under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of HomeTown Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any such related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of American, HomeTown or the pro forma entity, or the contemplated benefits and effects of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of American that American has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to American, HomeTown, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to American. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger to American, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of American to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by American or the Board, (iii) any business, operational or other plans with respect to HomeTown or the pro forma entity that may be currently contemplated by American or the Board or that may be implemented subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of American’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of American Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of American, HomeTown or any other party to any transaction contemplated by the Agreement, (vi) the actual value of American Common Stock to be issued in connection with the Merger, (vii) the prices, trading range or volume at which American Common Stock or HomeTown Common Stock will trade following the public announcement of the Merger or the

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – American National Bankshares Inc.

October 1, 2018

prices, trading range or volume at which American Common Stock will trade following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to American, HomeTown, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction, including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of American Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to American.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

Appendix C

OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

October 1, 2018

Board of Directors

HomeTown Bankshares Corporation

202 South Jefferson Street

Roanoke, VA 24011

Ladies and Gentlemen:

HomeTown Bankshares Corporation (“HomeTown”) and American National Bankshares (“American”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which HomeTown will, subject to the terms and conditions set forth in the Agreement, merge with and into American with American being the surviving entity (the “Merger”). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of HomeTown’s common stock, par value $5.00 per share (“HomeTown Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of HomeTown Common Stock as specified in the Agreement, will be converted into and exchanged for the right to receive 0.4150 shares (the “Exchange Ratio”) of American common stock, par value $1.00 per share (“American Common Stock”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of HomeTown Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 25, 2018; (ii) certain publicly available financial statements and other historical financial information of HomeTown that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of American that we deemed relevant; (iv) certain internal financial projections for HomeTown for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of HomeTown, as well as a long-term earnings per share growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of HomeTown; (v) publicly available median analyst earnings per share estimates for American for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and annual dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of American; (vi) the pro forma financial impact of the Merger on American based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as well as earnings per share estimates for HomeTown for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of American (collectively, the “Pro Forma Assumptions”); (vii) the publicly reported historical price and trading activity for HomeTown Common Stock and American Common Stock, including a comparison of certain stock market information for HomeTown Common Stock and American Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for HomeTown and American with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered

SANDLER O’NEILL + PARTNERS, L.P.
1251 Avenue of the Americas, 6th Floor, New York, NY 10020
T: (212)466-7800 / (800)635-6851
www.sandleroneil.com

relevant. We also discussed with certain members of the senior management of HomeTown and its representatives the business, financial condition, results of operations and prospects of HomeTown and held similar discussions with certain members of the management of American and its representatives regarding the business, financial condition, results of operations and prospects of American.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by HomeTown or American or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of HomeTown and American that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HomeTown or American or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of HomeTown or American. We did not make an independent evaluation of the adequacy of the allowance for loan losses of HomeTown or American, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to HomeTown or American. We have assumed, with your consent, that the respective allowances for loan losses for both HomeTown and American are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for HomeTown for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of HomeTown, as well as a long-term earnings per share growth rate for the years thereafter and estimated dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of HomeTown. In addition, Sandler O’Neill used publicly available median analyst earnings per share estimates for American for the years ending December 31, 2018 and December 31, 2019, as well as a long-term earnings per share growth rate for the years thereafter and annual dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of American. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of American. With respect to the foregoing information, the respective senior managements of HomeTown and American confirmed to us that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of HomeTown and American, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of HomeTown or American since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that HomeTown and American will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on HomeTown, American, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that HomeTown has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of HomeTown Common Stock or American Common Stock at any time or what the value of American Common Stock will be once it is actually received by the holders of HomeTown Common Stock.

We have acted as HomeTown’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. HomeTown has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof we have not provided any other investment banking services to HomeTown, nor has Sandler O’Neill provided any investment banking services to American in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to HomeTown, American and their respective affiliates. We may also actively trade the equity and debt securities of HomeTown, American and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of HomeTown in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of HomeTown as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of HomeTown Common Stock and does not address the underlying business decision of HomeTown to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for HomeTown or the effect of any other transaction in which HomeTown might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of HomeTown or American, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of HomeTown Common Stock from a financial point of view.

Very truly yours,

HOMETOWN BANKSHARES CORP 202 SOUTH JEFFERSON STREET ROANOKE, VA 24011
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1    OF                2 1 1
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 03/18/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 03/18/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME
THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K CONTROL # â†’
SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1    OF                2 x
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR proposals 1, 2 and 3.
1    To approve the Agreement and Plan of Reorganization, dated as of October 1, 2018, between American National    Bankshares Inc. (“American National”) and HomeTown Bankshares Corporation (“HomeTown”), including the related    plan of merger, pursuant to which HomeTown will merge into American National (the “merger proposal”).
2    To approve, in a non-binding advisory vote, certain compensation that may become payable to HomeTown’s named    executive officers in connection with the merger.
3    To adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event    there are not sufficient votes at the time of the meeting to approve the merger proposal.
NOTE: In their discretion, the proxy agents are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #
0000395822_1    R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice & Joint Proxy Statement/Prospectus are available at www.proxyvote.com .
HOMETOWN BANKSHARES CORP Special Meeting of Shareholders March 19, 2019 2:00 PM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Nadia Summo and Sheri Rock, or either of them, as proxies, with full power of substitution to vote all shares of common stock, $5.00 par value per share of HomeTown Bankshares Corporation (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Company’s special meeting of shareholders, to be held in Fitzpatrick Hall of The Jefferson Center, 541 Luck Avenue, S.W., Roanoke, Virginia, on Tuesday, March 19, 2019, at 2:00 p.m., and at any adjournment thereof, as follows:
THE STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF AUTHORITY TO VOTE IS NOT WITHHELD, OR IF NO CHOICE IS SPECIFIED, THE STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS FOR ITEMS (1), (2) AND (3).
Continued and to be signed on reverse side
0000395822_2    R1.0.1.18